As filed with the Securities and Exchange Commission on October 27, 2004

Registration No. 333-115822

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAJESCO HOLDINGS INC.

(Exact Name of registrant as specified in its charter)

Delaware	7372	606-1529524
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jan E. Chason
Chief Financial Officer
Majesco Holdings Inc.
160 Raritan Center Parkway
Edison, New Jersey 08837
(732) 225-8910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Faith L. Charles
Mintz Levin Cohn Ferris
Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, NY 10017
(212) 935-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2004

PROSPECTUS

MAJESCO HOLDINGS INC.
160 RARITAN CENTER PARKWAY
EDISON, NEW JERSEY 08837
(732) 225-8910

61,582,000 SHARES OF COMMON STOCK

Selling stockholders identified in this prospectus may sell up to 61,582,000 shares of common stock of Majesco Holdings Inc. This Prospectus covers the sale of such shares from time to time by the selling stockholders. We will not receive any proceeds from the sale of these shares.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "MJSH." On October 26, 2004, the last reported sale price of the common stock was $2.10.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

i

PROSPECTUS SUMMARY

This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors".

MAJESCO HOLDINGS INC.

Majesco Holdings Inc., through its subsidiary Majesco Sales Inc., or MSI, is a provider of diversified offerings for digital entertainment platforms, including videogame titles, video content titles and digital media peripherals. The Company's 2004 lineup includes BloodRayne 2, the sequel to its popular action/horror series and the launch of its Game Boy® Advance Video product line, which utilizes the Company's proprietary video compression technology to enable consumers to view commercial-grade video on a standard Nintendo Game Boy Advance system. Advent Rising, the first in a trilogy of action/adventure games, will ship to stores in the first half of 2005. Our website address is www.majescogames.com. The information and other content contained on our website is not incorporated by reference into this prospectus.

The Offering

Selling stockholders identified in this prospectus may sell up to 61,582,000 shares of our common stock, par value $0.001 per share. The selling stockholders may sell their shares according to the plan of distribution described on page 41 below. We will not receive any proceeds from the sale of these shares. We will bear the expenses related to the registration of the common stock.

The 61,582,000 shares of common stock being sold by the selling stockholders include:

•	2,000,000 shares of common stock issued upon conversion of an outstanding convertible note dated as of November 25, 2003;

•	25,830,000 shares of common stock issuable upon the conversion of 7% convertible preferred stock that was issued in our private placement completed on February 26, 2004, which shares are subject to restrictions on transfer pursuant to a lock-up agreement;

•	25,830,000 shares of common stock issuable upon the exercise of warrants having an exercise price of $1.00 per share that were issued in our private placement completed on February 26, 2004, which shares are subject to restrictions on transfer pursuant to a lock-up agreement;

•	1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price of $1.00 per share (500,000 shares), that were issued to Jesse Sutton in exchange for previously outstanding indebtedness;

•	1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price of $1.00 per share (500,000 shares), that were issued to Joseph Sutton in exchange for previously outstanding indebtedness;

•	2,520,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (1,260,000 shares) and (ii) warrants having an exercise price of $1.00 per share (1,260,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to JMP Securities;

•	680,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (340,000 shares) and (ii) warrants having an exercise price of $1.00 per share (340,000 shares), as the securities underlying a warrant to purchase units held by Harvest Opportunity Partners II LP (originally issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004);

•	240,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (120,000 shares) and (ii) warrants having an exercise price of $1.00 per share (120,000 shares), as the securities underlying the warrant to purchase units held by Harvest Opportunity Offshore Ltd. (originally issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004);

•	80,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (40,000 shares) and (ii) warrants having an exercise price of $1.00 per share (40,000 shares), as the securities underlying the warrant to purchase units held by Harvest Opportunity Partners II Qualified LP (originally issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement on February 26, 2004);

•	1,840,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (920,000 shares) and (ii) warrants having an exercise price of $1.00 per share (920,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to Atlantis Equities, Inc. as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004, which shares are subject to restrictions on transfer pursuant to a lock-up agreement;

•	302,000 shares of common stock issued to CEOcast, Inc. pursuant to a consulting agreement, dated as of November 8, 2003;

•	160,000 shares of common stock issued to Hayden Communications, Inc. pursuant to a consulting agreement, dated as of November 26, 2003; and

•	100,000 shares of common stock issued to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. pursuant to a settlement agreement, dated as of December 5, 2003.

Our symbol on the Over-the-Counter Bulletin Board is "MJSH." As of October 15, 2004 there were 80,995,930 shares of our common stock issued and outstanding.

RISK FACTORS

Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. You should carefully consider the risks described below as well as other information contained in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

FACTORS AFFECTING OUR BUSINESS CONDITION

The risks described below are those associated with our newly acquired subsidiary, MSI. In addition to the other information and factors included in this prospectus, the following factors should be considered in evaluating our business and future prospects:

We have experienced recent net losses and we may incur future losses which may cause a decrease in our stock price.

In fiscal years 2002 and 2003, we incurred net losses of $751,000 and $10,841,000, respectively. We believe these net losses were principally related to financing costs, litigation and impairment reserves. There can be no assurances that we will not continue to experience net losses.

Non-cash charges to operations resulting from the Private Placement may cause our stock to be less attractive to investors and/or adversely affect our business prospects.

In accordance with Emerging Issues Task Force Issue 00-19, or EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in, a Company's Own Stock", we have initially accounted for the fair value of the warrants issued in the private placement as a liability since the Company will incur a substantial penalty if we cannot comply with the warrantholders' registration rights. As of the closing date of the private placement, the fair value of the warrants was approximately $21 million calculated utilizing the Black-Scholes option pricing model. In addition, changes in the market value of our common stock from the closing date through the effective date of the registration statement will result in non-cash charges or credits to operations to reflect the change in fair value of the warrants during this period. Upon declaration of an effective registration statement, we will have met the registration requirement and will no longer be subject to a penalty. Accordingly, the fair value of the warrants at that date will be reclassified to equity pursuant to paragraph 10 of EITF 00-19. However, in the interim, the effect of the EITF 00-19 will be to record an initial liability and then to record non-cash charges or credits to our operating results to reflect the change in the fair value. Accordingly, the accounting treatment may have a negative impact on the way we are perceived by investors and by potential customers and partners. Further, it may have an adverse effect on our stock price and business prospects.

The National Association of Securities Dealers, or NASD, has conducted a review of certain unusual trading activity in our common stock which coincides with the signing of the letter of intent with respect to the Merger, the outcome of which could have a material adverse effect on our reputation, listing, financial condition, results of operations and liquidity.

On December 17, 2003 we received a letter from the NASD's Market Regulation Department stating that the NASD was conducting a review of unusual trading activity in our common stock between the time of the signing of the letter of intent with respect to the Merger and the date that we announced that a letter of intent was signed. There also appears to be unusual trading activity around the time of the signing of the definitive agreement for the Merger and prior to the announcement of such signing.

By letter dated April 22, 2004, the NASD indicated that it had concluded its review and thanked us for our cooperation in the review. The letter indicated that the NASD referred the matter to the SEC for whatever action, if any, the SEC deems appropriate. The letter concluded that "This referral should not be construed as indicating that any violations of the federal securities laws or the NASD Conduct Rules have occurred, or as a reflection upon the merits of the security involved or upon any person who effected transactions in such security." If we are sanctioned or otherwise held liable for this trading, any such sanctions could have a material adverse effect on our reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.

Our business is seasonal and cyclical which may cause our operating results to fluctuate, and if we do not perform well in peak selling seasons, our earnings could be adversely impacted.

Our business is highly seasonal, and fluctuates greatly on a quarterly basis with the highest levels of consumer demand, and a significant percentage of our revenue, occurring in the October through December calendar quarter. Our net revenues for each fourth quarter of each of our last two fiscal years was approximately one-third of each such year's revenues. The timing of hardware platform introduction is often tied to the year-end holiday season and is not within our control. In addition, if we miss this key selling period, due to product or approval delays, delayed introduction of a new platform for which we have developed products, shipping delays, weather or any other reason, our sales will suffer disproportionately.

Our industry is also cyclical. Videogame platforms have historically had a life cycle of four to six years. As one group of platforms is reaching the end of its cycle and new platforms are emerging, consumers often defer game software purchases until the new platforms are available, causing sales to decline. This decline may not be offset by increased sales of products for the new platform.

Videogame products typically have market life spans of only three to 12 months. Our new products may not achieve and sustain market acceptance during the short life cycle sufficient to generate revenue to recover our investment in developing the products and to cover our other costs. Delays that prevent or otherwise hinder the release of our products, especially during peak selling seasons, will reduce lifetime sales of those products and our reputation in the marketplace which could adversely affect our business and financial results.

Customer accommodations could materially adversely affect our earnings which may cause a decrease in our stock price.

When demand for specific games falls below expectations, we sometimes negotiate accommodations to retailers or distributors in order to maintain our relationships with our customers and access to the distribution channels. These accommodations include our not requiring that all booked orders be filled. We also negotiate price discounts and credits against future orders with our customers. The conditions our customers must meet to be granted price protection or other allowances are, among other things, compliance with applicable payment terms, delivery to us of weekly inventory and sell-through reports, and participation in the launches of our premium title releases. When we offer price protection, we offer it with respect to a particular product to all of our retail customers, however, only those customers who meet the conditions detailed above can avail themselves of such price protection. We also offer a 90-day limited warranty to our end users that our products will be free from manufacturing defects.

At the time of product shipment, we establish reserves, including reserves under our policies for price protection and other allowances. These reserves are established according to our estimates of the potential for markdown allowances based upon historical rates, expected sales, retailer inventories of products and other factors. Although we believe that the reserves that we have established for customer accommodations are adequate, there is the possibility that actual customer accommodations could exceed our reserves. The effect of this would be a further reduction in our earnings. We cannot predict with certainty the amount or nature of accommodations that will be provided to our customers in the future.

Increased competition for limited shelf space and promotional support from retailers could affect the success of our business and require us to incur greater expenses to market our products.

Retailers typically have limited shelf space and promotional resources to support any one product among an increasing number of newly introduced entertainment software products. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures. Competitors with more extensive lines, popular products and financial resources frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve or maintain the levels of support and shelf space that such competitors receive. As a result, sales of our products may be less than expected which would have a materially negative effect on our financial condition, results of operations and future prospects.

Our activities will require additional financing, which may not be obtainable on acceptable terms, if at all the lack of which may have a material adverse effect on our financial condition and liquidity.

As our business expands, we expect to increase our expenditures on sales, marketing, licensing and product development efforts. Although there can be no assurance, our management believes that there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, and from funds received in our recently completed private placement, to finance our operational requirements through October 31, 2004. If we incur operating losses, or if unforeseen events occur that would require additional funding, we may need to raise additional capital or incur debt to fund our operations. We would expect to seek such capital through sales of additional equity or debt securities and/or loans from banks, but there can be no assurance that such funds will be available to us on acceptable terms, if at all, and any such sales of additional securities will be dilutive to investors in this Offering. Failure to obtain such financing or obtaining it on terms not favorable to us could have a material adverse effect on future operating prospects and continued growth.

Our platform licensors are also competitors and frequently control the manufacturing and access to our videogame products. If they do not approve our products, we will be unable to make sales of our products.

Our intellectual property licenses generally require that we submit new products developed under licenses for approval prior to release. In addition, some of our hardware licensors, such as Sony for the PlayStation 2™, Microsoft for the Xbox™ and Nintendo for the GameCube™ and Game Boy Advance™, are also competitors. While we believe our relationships with our hardware licensors are positive, the potential for delay or refusal to approve or support our products exists. Such occurrences would hurt our business and have a material adverse impact on our financial performance and future growth prospects.

If we are unable to maintain or acquire licenses to intellectual property, we will publish fewer titles and our revenue may decline which may cause a decrease in our stock price.

Although we continue to develop our own intellectual property, most of our products are based on or incorporate intellectual property and other character or story rights acquired or licensed from third parties. Revenues from products incorporating such intellectual property and other character or story rights licensed from our most significant licensors accounted for approximately 47% in 2003 (Konami of America, Inc., 20% and Namco Hometek, Inc., 27%), 15% in 2002 (Activision Publishing Inc.) and 13% in 2001 (Namco) of gross revenues in each applicable year. These license and distribution agreements providing for these rights are generally limited in scope (e.g., platform and geographic territory) and generally last for two to three years. We cannot be certain that we will be able to obtain new licenses, renew licenses when they expire or include new products in existing licenses. If we are unable to obtain new licenses or maintain existing licenses which have significant commercial value, or maintain such licenses at reasonable costs, we will be unable to increase our revenue in the future other than through sales or licensing of our independently created material. While we have generally been able to renew expiring licenses on acceptable terms, we cannot be certain that we will be able to do so in the future, and any failure in this regard, may have a negative impact on our operating results.

If we do not develop products for widely accepted new videogame platforms, our business will suffer.

We derive most of our revenue from the sale of products for play on proprietary videogame platforms of third parties, such as Sony's PlayStation 2™, Microsoft's Xbox™ and Nintendo's GameCube™ and Game Boy™. Therefore, the success of our products is driven in large part by the success of new videogame hardware systems and our ability to accurately predict which platforms will be most successful in the marketplace. Technology changes rapidly in our industry, and if we fail to anticipate new technologies, the quality, timeliness and competitiveness of our products will suffer. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which we are developing products may be delayed, may not succeed or may have a shorter life cycle than anticipated. If the platforms for which we are developing products are not released when anticipated or do not attain wide market acceptance, our revenue growth will suffer.

Even if a new platform is successful, we must continue to deliver and market products that are widely accepted in the marketplace, the failure of which could reduce our revenues and negatively impact our earnings.

Even if we are able to accurately predict which videogame platforms will be most successful, we must deliver and market videogames that are accepted in our extremely competitive marketplace. Development and marketing efforts require substantial investment of time, money, personnel and other resources that we cannot be assured to ever recoup from our final products. In the event we are not successful in developing, licensing, marketing or distributing videogames that gain wide acceptance in the marketplace, our financial condition, results of operations and future prospects could be materially negatively affected.

Competition in the interactive entertainment software industry may lead to reduced sales of our products, reduced profits and reduced market share.

Microsoft, Sony and Nintendo, currently the largest companies operating in the entertainment hardware and software industry, have the financial resources to withstand significant price competition and to implement extensive advertising campaigns. Many of our other competitors also have far greater financial, technical, personnel and other resources than we do, and many are able to carry larger inventories and adopt more aggressive pricing policies. Prolonged price competition or reduced operating margins could cause a significant decrease in our profits. In addition, as competition for popular properties increases, our cost of acquiring licenses for such properties may increase, resulting in reduced profit margins. Prolonged price competition, increased licensing costs or reduced profit margins would have a materially negative effect on our financial condition, results of operations and future prospects.

Approximately 55% of our sales for the year ended October 31, 2003 were generated from three (3) customers and, accordingly, the loss of any one such customer could adversely affect our sales.

As of October 31, 2003, three customers, Toys "R" Us Inc. (32%), Best Buy Co., Inc. (9%), and Jack of All Games Inc. (14%), a subsidiary of Take-Two Interactive Software Inc., accounted for approximately 55% of our sales. While this concentration is due in part to a consolidation of the retail industry generally, and though we are seeking to broaden our customer base, no assurance can be made that our efforts will be successful or that these three customers will not continue to account for a large concentration of our sales. The loss of one or more of these three customers, or any other customer that accounts for a significant portion of our sales, could materially adversely affect our business, operating results, and financial condition.

Our intellectual property is vulnerable to misappropriation and the effects of competitive, non-infringing technology, any of which could adversely affect our business prospects.

We own or have rights to use proprietary technology that we believe affords us a current competitive advantage. This technology is not, however, fully protected from infringement by competitors or from the introduction of non-infringing technologies. Our rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, and our proprietary position remains subject to the risk that our competitors or others will independently develop non-infringing technologies substantially equivalent or superior to our technologies.

Intellectual property claims may increase our product costs or require us to cease selling affected products which could adversely affect our earnings and sales.

Development of original content sometimes results in claims of intellectual property infringement. Although we make reasonable efforts to ensure our products do not violate the intellectual property rights of others, it is possible that third parties still may allege such infringement. Such claims, or litigation resulting therefrom, could require us to stop selling the affected product(s), redesign such product(s) to avoid infringement and/or obtain a license for future sales of such product(s). Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and future business prospects.

We may become subject to litigation which could be expensive or disruptive to our business.

Similar to our competitors in the digital entertainment industry, we have been and will likely become subject to litigation. Such litigation may be costly and time consuming and may divert management's attention from our day-to-day operations. In addition, we cannot assure you that such litigation will be ultimately resolved in our favor or that an adverse outcome will not have a material adverse effect on our business results of operations and financial condition.

We are controlled by a small number of stockholders, some of whom are key members of our executive management and such control could prevent the taking of certain actions that may be beneficial to other stockholders.

A significant portion of our voting securities are owned or controlled by various members of the Sutton family. Although each member of the Sutton family may vote their respective shares independently, due to their substantial ownership of our voting securities, together they control the outcome of substantially all matters submitted to a vote of our stockholders, including but not limited to the selection of certain members to our Board of Directors and the adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination we may potentially be involved in. Additionally, Morris Sutton is our Chairman Emeritus, Jesse Sutton, Morris' son, is our President and a member of our Board and Joseph Sutton, Morris' son, is our executive vice president of research and development and a member of our Board, thereby also giving them substantial control over matters considered by the officers and directors of the Company without approval of stockholders. Members of the immediate Sutton family collectively hold 48.3% of our outstanding voting securities, all of which is subject to a lock-up agreement whereby these persons may not sell or otherwise dispose of their securities until one year following the effective date of this registration statement. In addition, Albert Ades, Jesse Sutton's father-in-law, owns 2,000,000 shares of our common stock.

If we are unsuccessful in contesting the claimed warrant repurchase obligation, we may be required to repay such claimed repurchase amount and/or incur significant expenses in doing so, either of which may have a negative impact on our financial condition.

On September 1, 2004, Entertainment Finance International, LLC (EFI) commenced a breach of contract action in the Supreme Court of the State of New York relating to an outstanding warrant held by EFI. EFI alleges that pursuant to the terms of the warrant, we are obligated to pay $1,750,000 for the re-purchase of the shares underlying the warrant. We believe that this alleged repurchase obligation is not a valid claim and intend to vigorously defend against this action.

Anti-takeover provisions in our certificate of incorporation and Delaware law could prevent a potential acquirer from buying your stock at a price you deem beneficial.

Anti-takeover provisions of Delaware law may make a change in control of our company more difficult, even if a change in control would be beneficial to our stockholders. These provisions may allow our board of directors to prevent or make changes in the management and control of our company. Without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of our preferred stock. This preferred stock may have preference over and impair the rights of the holders of our common stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible investment acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. Similarly, our authorized but unissued common stock is available for future issuance without stockholder approval.

Our common stock is subject to penny stock regulation, which may limit the liquidity of our common stock and the ability of our stockholders to sell shares.

Our common stock is subject to regulations of the SEC relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market be delivered to purchasers of penny stocks and imposes various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. Accordingly, there can be no assurance that an active trading market in our shares will be developed or sustained.

Our common stock is thinly traded, and the public market may provide little or no liquidity for holders of our common stock.

There is currently a limited volume of trading in our common stock. Consequently, holders of our common stock may find it difficult to find buyers for their shares at prices quoted in the market, or at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

We will bear the expenses of the registration of the shares of common stock offered herein and estimate that these expenses will be approximately $300,000.

MARKET FOR REGISTRANT'S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "MJSH". The market for the common stock has often been sporadic, volatile and limited.

The following table shows the high and low sale prices for our common stock as reported by the National Association of Securities Dealers Over-The-Counter Bulletin Board during the past two fiscal years and current fiscal year and have been adjusted, as appropriate, for the 1:10 split on March 12, 2002. The prices reflect inter-dealer quotations, without retail markup, markdown or commissions and may not represent actual transactions.

November 1, 2001 to October 31, 2002	High	Low
First Quarter	$1.50	$.30
Second Quarter	$1.10	$.26
Third Quarter	$.45	$.15
Fourth Quarter	$.20	$.12
November 1, 2002 to October 31, 2003
First Quarter	$.60	$.15
Second Quarter	$.40	$.25
Third Quarter	$.50	$.25
Fourth Quarter	$1.30	$.30
November 1, 2003 to October 15, 2004
First Quarter	$2.08	$1.01
Second Quarter	$4.48	$1.39
Third Quarter	$4.90	$2.50
Fourth Quarter (August 1 through October 26, 2004)	$3.38	$1.77

Holders of Record

On October 26, 2004, we had approximately 321 registered holders of record of our common stock.

Dividends

We have never paid dividends on our common stock. Each share of our 7% convertible preferred stock will be entitled to receive a 7% cumulative dividend payable solely in shares of our common stock, on an annual basis. In addition, the holders of the 7% convertible preferred stock shall be entitled to share in any dividends paid on our common stock on an "as converted" basis. We do not anticipate paying any dividends in the foreseeable future.

"Penny Stock" Rules

The bid price of our common stock has been below $5.00 per share, and therefore, Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in a "penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

SELECTED FINANCIAL DATA

The following table summarizes certain selected consolidated financial data, which should be read in conjunction with our consolidated financial statements and the notes thereto and with management's discussion and analysis of financial condition and results of operations included elsewhere in this prospectus. The selected consolidated financial data presented below as of and for each of the fiscal years in the five year period ended October 31, 2003 are derived from our audited consolidated financial statements. Our consolidated financial statements for each of the fiscal years in the three-year period ended October 31, 2003, and the auditors' report thereon, are included elsewhere in this prospectus. The consolidated financial information for the July 31, 2004 and 2003 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. On December 5, 2003, the Company consummated a merger with MSI. As a result of the merger, MSI became a wholly-owned subsidiary and the sole operating business of the Company. All financial information presented reflects the results of MSI as if MSI had acquired Majesco Holdings Inc. on December 5, 2003.

Statements of Operations Data

($ in thousands, except per share data)

	Year Ended October 31,					Nine Months Ended July 31,
	2003	2002	2001	2000	1999	2004	2003
Net revenues	$46,608	$49,688	$60,566	$46,034	$58,153	$75,639	$31,139
Cost of sales	30,803	31,992	40,923	33,372	47,925	55,628	19,663
Operating expenses (1)	24,569	16,153	15,619	11,004	11,988	13,463	12,677
Interest and financing costs	2,077	2,093	2,702	1,483	3,117	1,927	1,423
Other (income)/expense (2)	—	201	1,215	(510)	—	30,788	—
Provision for income taxes						1,248	—
Net income/(loss)	$(10,841)	$(751)	$107	$685	$(4,877)	$(27,415)	$(2,624)
Net income (loss) attributable to common stockholders per share:
— Basic	$(0.71)	$(0.05)	$0.01	$0.04	$(0.32)	$(0.57)	$(0.17)
— Diluted	$(0.71)	$(0.05)	$0.01	$0.04	$(0.32)	$(0.57)	$(0.17)
Weighted average voting rights outstanding:
— Basic	15,325,000	15,325,000	15,325,000	15,325,000	15,325,000	50,919,485	15,325,000
— Diluted	15,325,000	15,325,000	15,325,000	15,325,000	15,325,000	50,919,485	15,325,000

Balance Sheet Data

	October 31,					July 31,
	2003	2002	2001	2000	1999	2004
Working capital/(deficiency)	$(10,927)	$(2,717)	$820	$710	$162	8,527
Total assets	17,611	14,216	13,825	15,290	16,126	26,159
Long-term debt	5,734	3,692	6,434	4,107	3,795	—
Warrant liability	—	—	—	—	—	51,081
Shareholders' equity/(deficiency)	(15,730)	(4,871)	(3,746)	(1,259)	198	(40,500)

(1)	Operating expenses includes provisions for loss on impairment of software development costs of $3.7 million and litigation and settlement costs of $4.9 million (2003); a charge for bad debts of $577,000 related to the Kay-Bee Toys bankruptcy and a $1.2 million credit related to the renegotiation of the litigation settlement (nine months ended July 31, 2004).

(2)	Other (income) expense includes a loss on an abandoned equity offering of $201,000 (2002), a provision for loss on an affiliate indebtedness of $1.2 million (2001), a gain on the disposal of property of $510,000 (2000), and MSI expenses related to the Merger of $342,000, an unrealized loss on foreign exchange of $95,000 and a non-cash charge of $30.4 million related to the change in fair value of warrants — see Note 7 to unaudited consolidated financial statements (nine months ended July 31, 2004).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

We are a provider of diversified offerings for digital entertainment platforms, including videogame titles, video content titles and digital media peripherals. Over our 18-year history we have developed relationships with retailers and distributors who sell our products including, Best Buy, Electronics Boutique, Gamestop, Target, Toys "R" Us and Wal-Mart. Historically, a significant source of our revenue was derived from being a leading distributor of value priced titles. Although these value titles continue to be a significant part of our business, we have focused on expanding our product lines by developing frontline titles and establishing our presence in the video and digital media peripherals market. On December 5, 2003, we consummated a merger with Majesco Sales Inc. As a result of the merger, Majesco Sales Inc. became our wholly-owned subsidiary and sole operating business. All financial information presented reflects the results of Majesco Sales Inc. as if Majesco Sales Inc. had acquired us on December 5, 2003.

The priminary components of our consolidated statement of operations include the following:

Revenues.    In fiscal 2004, our financial results include contributions from sales of our videogame titles, products utilizing our proprietary video compression technology and digital media peripherals. We generate revenues from selling our products directly and indirectly to large retail chains, specialty retail stores and videogame rental outlets.

Most of our revenues are derived from our videogame titles as well our GBA video titles. Our videogame titles consist of premium-priced frontline titles and lower-priced value titles. We currently have a number of frontline titles in development and production and expect to continue to expand on these product offerings through the licensing of third party properties and the development of our own properties. Our value titles are typically sold at retail prices of $19.99 and below. Our GBA Video products use our proprietary compression technology to enable users to view up to 45 minutes of color video with stereo audio on a standard GBA system, using a standard GBA cartridge, with no additional hardware required. To provide video content, we secure valuable licensing agreements from entertainment industry leaders. In addition, we plan to develop, manufacture and market a variety of digital media peripherals, which shall include peripheral products for the GBA platform as well as stand-alone products, such as our "Plug and Play" product line of games.

The growth of our revenues is dependent upon our ability to provide a wide variety of titles at different price points aimed at different demographics. This enables us to meet constantly changing consumer preferences and broaden our addressable target market. During the nine months ended July 31, 2004, our value titles for the GBA and console platforms produced approximately two-thirds of our revenues. In the future, we expect this amount to decrease as a percentage of our revenues as we generate significantly more of our revenues from our frontline and peripheral products.

Revenues are recognized net of reserves for price protection and other allowances. Estimates relating to price protection and other allowances are discussed in the Critical Accounting Policies section. Management cautions that actual results may differ materially from these estimates under different assumptions or conditions.

Cost of Sales.    Cost of sales consists of product costs and amortization of software development costs and license fees. The largest component of our cost of sales is product costs, which are comprised primarily of manufacturing costs of the disc or cartridge media for use on the platforms, including royalties to the platform manufacturer, and CD-ROM discs for use on PC's. Currently, the cartridge media is substantially more costly than other media and represents a substantial portion of our product costs since almost two-thirds of our revenues in the nine months ended July 31, 2004 were derived from products for the GBA platform, which utilizes cartridge media for program storage. Amortization of software development costs and license fees are discussed in the Critical Accounting Policies section as these costs are critical to the portrayal of our results of operations and are base upon estimates about the effect of matters that are inherently uncertain.

Gross Profit.    Our profitability is and will continue to be directly affected by the mix of revenues from our products. Profit margins are substantially higher from publishing our frontline titles, but there is a higher degree of risk associated with these products. In addition, development, third-party licensing costs and marketing expenses are the primary cost drivers and directly impact the overall profitability of any given title. If a title is a highly successful "hit", once these costs are recouped, economies of scale occur as the incremental sales produce greater profitability. Distribution of our value priced titles is generally characterized as a lower profit product as a result of lower risk. We believe we will realize an increase in overall profitability as our product mix changes to incorporate an increasing number of frontline titles and digital media peripherals.

Product Research and Development Costs.    Product research and development costs relate principally to the supervision of the development of new videogames and other digital media products by our external development partners, the costs of play-testing new products and conducting quality evaluations during the development cycle. Costs incurred are employee related, may include equipment and are not allocated to cost of sales. With the expansion of our product offerings, our expenditures for product research and development expenses are expected to increase as needed to perform more evaluations and testing.

Selling and Marketing Expenses.    Selling and marketing expenses consist mainly of fulfillment expenses, including the cost of shipping to customers, advertising and other promotional expenses and related employee costs. The largest component of this expense relates to marketing and promotion expenses. Marketing and promotion expenses associated with frontline titles are significantly higher than with respect to value titles. As our product mix changes to incorporate an increasing number of frontline titles, our expenditures for marketing and promotion expenses will rise accordingly.

General and Administrative Expenses.    General and administrative expenses primarily represent employee related costs, including corporate executive and support staff, general office expenses, professional fees and various other overhead charges. While we do not anticipate significant changes in headcount, we expect that our personnel costs will increase as our business continues to grow. Professional fees, including legal and accounting expenses, typically represent the second largest component of our general and administrative expenses. These fees are partially attributable to our required activities as a publicly traded company, such as SEC filings. In addition, we expect additional costs for personnel and consultants in connection with our required compliance with regulations regarding corporate governance.

Interest and Financing Costs.    Interest and financing cost are directly attributable to our financing arrangements with our factor and through the use of our purchase-order financing arrangements.

Recent Developments

We will incur non-cash charges as a result of the granting of options to purchase 2,085,000 shares of common stock to Carl Yankowski in connection with his employment as our Chief Executive Officer, in August 2004. These options were granted at a 70% discount to the market price of our common stock on the date of grant. As a result of this issuance, we will incur non-cash compensation expense of approximately $312,000 for the fourth quarter of fiscal year 2004 and $465,000 for each of the succeeding six quarters. In addition, in September 2004, we issued warrants to several stockholders in consideration for their agreement not to dispose of our common stock for a certain period of time. An amount equal to the fair value of such warrants, approximately $2.7 million, will be treated as a dividend in the fourth quarter, which will increase the net loss attributable to common stockholders.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions.

We have identified the policies below as critical to our business operations and the understanding of our financial results. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies see Note 1 to consolidated financial statements included elsewhere in this prospectus.

Reserves for Price Protection and Other Allowances.    We principally derive revenue from sales of packaged interactive software games designed for play on videogame platforms (such as the PlayStation 2, Xbox and GameCube) and hand-held game devices (principally Game Boy Advance). We generally sell our products on a no-return basis, although in certain instances, we may provide price protection or other allowances on certain unsold products in accordance with industry practices. Price protection, when granted and applicable, allows customers a credit with respect to merchandise unsold by them. Revenue is recognized net of estimates of these allowances. Sales incentives and other consideration that represent costs incurred by us for assets or services received, such as the appearance of our products in a customer's national circular advertisement, are reflected as selling and marketing expenses. We estimate potential future product price protection and other discounts related to current period product revenue. Our reserves for price protection and other allowances fluctuate over periods as a result of a number of factors including analysis of historical experience, current sell through of retailer inventory of our products, current trends in the videogame market, the overall economy, changes in customer demand and acceptance of our products and other related factors. However, actual allowances granted could materially exceed our estimates as unsold products in the distribution channels are exposed to rapid changes in consumer preferences, market conditions or technological obsolescence due to new platforms, product updates or competing products. For example, the risk of requests for allowances may increase as the PlayStation 2, Xbox and GameCube consoles pass the midpoint of their lifecycle and an increasing number of competitive products heighten pricing and competitive pressures. While management believes it can make reliable estimates regarding these matters, these estimates are inherently subjective. Accordingly, if our estimates change, this will result in a change in our reserves, which would impact the net revenues and/or selling expenses we report. For the years ended October 31, 2003, 2002, and 2001 and for the nine month periods ended July 31, 2004 and 2003, we provided allowances for future price protection and other allowances of $5.2 million, $13.1 million, $6.2 million, $2.2 million and $3.0 million, respectively. The fluctuations in the provisions reflected our estimates of future price protection based on the factors discussed above. We do not have significant exposure to credit risk as the factor generally buys our receivables without recourse. During the nine month period ended July 31, 2004, we were required to recognize bad debt expense of $577,000 as a result of the January 2004 bankruptcy filing of Kay-Bee Toys, because sales to this customer could not be factored.

Software Development Costs and Intellectual Property Licenses.    Software development costs include milestone payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to development costs. Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of our products. Minimum guaranteed royalty payments for intellectual property licenses are initially recorded as an asset (prepaid license fees) and a liability (accrued expenses) at the contractual amount upon execution of the contract when no significant performance remains with the licensor.

Commencing upon the related product's release, capitalized software development and property licenses costs are amortized to cost of sales based upon the higher of (i) the ratio of current revenue to total projected revenue or (ii) the straight-line method. The amortization period is usually no longer than one year from the initial release of the product. The recoverability of capitalized software development costs and intellectual property licenses is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based. As of October 31, 2003, we charged operations $3.2 million to write-off all capitalized costs related to the development of a videogame that we had determined would not be commercially viable and for which development was stopped. We also provided $500,000 to recognize impairments in the carrying value originally capitalized in connection with recording the minimum guaranteed payments for two licensed videogames for which orders received were significantly below expectations.

Recent Accounting Pronouncements.    We do not believe that any recently issued, but not yet effective accounting standards will have a material effect on the our consolidated financial position, results of operations or cash flows.

The following table sets forth our results of operations expressed as a percentage of total revenues:

	Year Ended October 31,			Nine Months Ended July 31,
	2003	2002	2001	2004	2003
Net Revenues:	100%	100%	100%	100%	100%
Cost of sales:
Product costs	54.0	52.7	57.8	58.9	48.3
Software development costs and license fees	12.1	11.7	9.7	14.6	14.8
Total cost of sales	66.1	64.4	67.5	73.5	63.1
Gross profit	33.9	35.6	32.5	26.5	36.9
Operating expenses:
Product research and development	5.5	5.8	5.4	2.6	6.0
Selling and marketing	22.0	16.4	9.5	10.5	24.8
General and administrative	6.1	9.6	8.0	5.1	9.1
Depreciation and amortization	.7	.7	.4	.4	.8
Other charges (credits)	18.4		2.5	(.8)
Total operating expenses	52.7	32.5	25.8	17.8	40.7
Operating (loss) income	(18.8%)	3.1	6.7	8.7	(3.8%)
Interest and financing costs	4.5	4.2	4.5	2.5	4.6
Change in fair value of warrants				40.1
Other non-operating expenses		.4	2.0	.6
Income (loss) before income taxes	(23.3%)	(1.5%)	.2%	(34.6)	(8.4)
Provision for income taxes				1.6
Net income (loss)	(23.3%)	(1.5%)	.2%	(36.2%)	(8.4%)

Results of Operations

Nine Months Ended July 31, 2004 Versus Nine Months Ended July 31, 2003

Net revenues for the nine months ended July 31, 2004 increased to $75.6 million from $31.1 million for the same period in the prior year. This increase is due to the higher unit volumes of GameBoy Advance titles, which accounted for 56% of total units sold, compared to 47% in the nine-month period in 2003 and the successful launch of GameBoy Advance Video, which utilizes our new proprietary compression technology and represented 34% of total units sold in the nine-month period ended July 31, 2004. Of the remaining 10% of net revenues, 7.5% was generated by frontline titles and 2.5% was related to sales of our specially designed headphones for the GameBoy Advance SP handheld device. Frontline sales in the prior year period amounted to 23% of sales in that period. The lower mix of frontline titles in the current period versus the prior year period resulted in lower provisions for sales allowances in the current period. For the nine months ended July 31, 2004 these provisions amounted to $2.2 million versus $4.5 million in the prior period. Our provision for price protection and other allowances will vary in future periods in response to our frontline publishing activity.

Gross profit increased 74% to $20.0 million for the nine months ended July 31, 2004, from $11.5 million for the same period in the prior year. Gross profit as a percentage of net revenues decreased 26.5% for the nine months ended July 31, 2004, from 36.9% for the same period in the prior year. The decrease in gross profit as a percentage of net revenues is largely due to the higher mix of value priced GameBoy Advance videogames and lower profit margins relating to sales of GameBoy Advance Video. Although there can be no assurances, we expect that gross margins will subsequently improve with the release of both other GameBoy Advance Video titles having lower content acquisition costs, and new frontline console games, which are sold at considerably higher price points.

Product research and development costs increased 5% to $1.9 million for the nine months ended July 31, 2004, from $1.8 million for the same period in the prior year. The increase over the prior nine-month period is due to higher employee costs related to quality assurance in association with the launch of GameBoy Advance Video and evaluation of the increased number of videogames and other products currently in development.

Selling and marketing expenses increased 3.6% to $7.9 million for the nine months ended July 31, 2004, from $7.7 million for the same period in the prior year. Selling and marketing expenses consist mainly of fulfillment and shipping expenses, advertising and other promotional expenses and related employee costs. This increase is due to increased freight and fulfillment on the higher sales volumes related to the GameBoy Advance products. Freight and fulfillment expenses increased 71% to $1.1 million for the nine months ended July 31, 2004, from $640,000 for the same period in the prior year. This increase was partially offset by approximately $800,000 in lower promotion expense related to the decrease in the promotion of frontline products in the current period. Much of the direct advertising for our new product line (GameBoy Video) was directly paid for by Nintendo, the manufacturer of the handheld game device. We expect continued direct marketing support by Nintendo in connection with holiday sales in the fourth calendar quarter. Selling and marketing expenses as a percentage of net revenues decreased to 10.6% for the nine months ended July 31, 2004, from 24.8% for the same period in the prior year.

General and administrative expenses increased 35% to $3.8 million for the nine months ended July 31, 2004, from $2.8 million for the same period in the prior year. General and administrative expenses primarily represent employee related costs, including corporate executive and support staff, general office expenses, professional fees and various other overhead charges. This increase is attributable primarily to additional employee related costs, professional fees, insurance and other costs incurred as a result of being a public company.

Depreciation and amortization expenses increased 16% to $311,000 for the nine months ended July 31, 2004, from $267,000 for the same period in the prior year due primarily to office equipment purchases.

A nonrecurring gain of $1.2 million was recorded for the nine months ended July 31, 2004, as a result of the renegotiation of the settlement of the Atari litigation (See Note 4 to unaudited consolidated financial statements). Bad debt expenses of approximately $577,000 were recorded for the nine months ended July 31, 2004, related to the Kay-Bee Toys bankruptcy. No corresponding income or expense was recorded in the prior year period.

Operating income of $6.5 million for the nine months ended July 31, 2004 improved $7.7 million from an operating loss of $1.2 million, in the same period in the prior year. As a percentage of net revenues, operating income increased to 9%, virtually offsetting the erosion at the gross profit level. The increase in operating income is due to increased sales volumes as a result of the increased sales of the GameBoy Advance products and GameBoy Advance Video, which incorporates our new proprietary compression technology.

Interest expense and financing costs increased approximately 35% to $1.9 million for the nine months ended July 31, 2004, from $1.4 million for the same period in the prior year due to increased volumes subject to purchase order financing as well as an increase in factor costs related to the higher level of sales factored.

An unrealized loss of approximately $95,000 relating to a foreign exchange contract (see Note 6 to unaudited consolidated financial statements) was recorded for the nine months ended July 31, 2004. There was no corresponding gain or loss in the same period last year.

Merger costs of approximately $342,000 were incurred by us in the first quarter of 2004 and consist primarily of professional fees and are non-recurring.

In accordance with EITF 00-19, we recorded a non-cash charge of approximately $30.4 million related to the warrants issued in the private placement for the nine months ended July 31, 2004. This non-cash charge to earnings represents the change in the fair value of the warrants from the time of issuance of the warrants to July 31, 2004 and was calculated using the Black-Scholes option-pricing model. Upon the declaration of an effective registration statement, we will have met the registration requirement and will no longer be subject to a penalty. Accordingly, the fair value of the warrants at that date will be reclassified to equity pursuant to paragraph 10 of EITF 00-19 (see Note 7 to unaudited consolidated financial statements).

A provision for income taxes of $1.2 million was recorded for the nine months ended July 31, 2004. There was no provision in the comparable 2003 period as we elected to be treated as an S Corporation under the Internal Revenue Code and as a result, income taxes were the responsibility of the individual shareholders. Effective November 1, 2003, we revoked our S-Corporation election.

We generated a net loss of $27.4 million for the nine months ended July 31, 2004, principally as a result of the $30.4 million charge related to the warrants in the private placement, as compared to a net loss of approximately $2.6 million in the prior year.

The net loss applicable to common stock for the nine months ended July 31, 2004, of $29.0 million includes the net loss after taxes of $27.4 million, a $759,000 non-cash charge related to a deemed dividend to the holders of the 7% convertible preferred stock and a preferred stock dividend requirement of $809,000 which is payable in common stock. The deemed dividend represents the beneficial conversion feature of the 7% preferred stock, after taking into account the value of the warrants issued.

Year Ended October 31, 2003 Versus Year Ended October 31, 2002

Net revenues decreased 6.2% to $46.6 million for the year ended October 31, 2003, from $49.7 million for the prior year. The overall decrease in net revenues in 2003 reflects the fewer number of new titles launched from 19 in the prior year, including our franchise title BloodRayne, to seven in 2003. Next generation videogames (games for the Playstation2, X-Box, GameCube platforms) represented 33.2% of total units sold, down from 34.8% for the year ended October 31, 2002, while Game Boy Advance handheld titles increased to 64.2% of total unit sales, up considerably from 30.4% in the prior year. Older platform games continued to phase out representing only 2.6% of unit sales in the year ended October 31, 2003 compared to 34.8% in 2002. Allowances may be given to retailers in order to promote the sell through of frontline titles. These allowances are estimated and recorded as a reduction of net revenues at the time we record our sales. The lower mix of frontline titles in the current period versus last year resulted in lower provisions for sales allowances in this period. For the year ended October 31, 2003 these provisions amounted to $5.2 million compared to $13.1 million for the year ended October 31, 2002. In 2002, the Company also took on price protection obligations of another publisher that resulted in an increase to the provision of approximately $4.0 million.

Gross profit decreased 10.6% to $15.8 million for the year ended October 31, 2003, from $17.7 million for the prior year. The $1.9 million decrease is due to the lower sales volume coupled with an increase in the percentage of sales related to value priced products to 90% of total units in 2003 from 60% in 2002. Accordingly, gross profit as a percentage of net revenues decreased from 36% in the year ended October 31, 2002 to 34% in the comparable 2003 period.

Product research and development costs decreased approximately 11.5% to $2.5 million for the year ended October 31, 2003, from $2.9 million for the prior year. This savings is the ongoing result of management's decision to become more cost effective by utilizing the services of external development teams and in certain instances product testing. By moving to this type of model, savings are attained by maintaining a smaller staff resulting in lower employee and employee related costs. Benefits of outsourcing the development of projects is that the concentration of risk is somewhat mitigated due to the fact that the developer must meet contractual milestones in order to receive fees. In this manner the feasibility of a project can be evaluated as it progresses and affords management the ability to act accordingly.

Selling and marketing expenses increased 25.5% to $10.2 million for the year ended October 31, 2003, from $8.2 million for the prior year. Selling and marketing expenses primarily include fulfillment and shipping expenses, advertising and other promotional expenses as well as related personnel costs. Factors causing the increase in promotion expenses are related to $1.4 million in media support we provided during the 2002 holiday season (first fiscal quarter 2003) for the retail release of BloodRayne, and, approximately $500,000 of additional costs attributable to our London office, which was in operation for a full year in the 2003 period compared to a partial year in the 2002 period. Selling and marketing expenses increased as a percentage of net revenues to 22.0% for the year ended October 31, 2003 from 16.4% in the comparable 2002 period.

General and administrative expenses decreased 39.7% to $2.8 million for the year ended October 31, 2003, from $4.7 million for the prior year. General and administrative expenses primarily represent personnel, including corporate executive and support staff, facilities and general office costs, professional fees and various other overhead charges. The 2002 period included approximately $1.3 million of professional fees including costs related to the litigation settled in 2003 and $683,000 for salary and associated expenses including severance for a former executive officer. Total general and administrative expenses as a percentage of net revenues decreased to 6.1% for the year ended October 31, 2003 from 9.6% in the comparable 2002 period due to the decrease in expenses partially offset by the impact of lower sales generated in the current year.

Depreciation and amortization for the year ended October 31, 2003 and the year ended October 31, 2002 remained relatively constant at approximately $360,000.

Other operating expenses for the year ended October 31, 2003 includes provisions for losses related to litigation and asset impairments. Litigation and settlement costs of $4.9 million relates to the Atari settlement ($4.3 million) and other litigation. See Note 8 to the audited consolidated financial statements. The loss on impairment of software development costs of $3.7 million represents amounts deemed unrecoverable from current or future sales.

Interest expense and financing costs remained relatively constant in both the years ended October 31, 2003 and October 31, 2002 at approximately $2.1 million.

The net loss for the year ended October 31, 2003 increased by $10.1 million to $10.8 million for prior year as a result of the items discussed above.

Year Ended October 31, 2002 Versus Year Ended October 31, 2001

Net revenues decreased 18% to $49.7 million for the year ended October 31, 2002, from $60.6 million for the prior year. Although we were able to release 19 new titles, including our franchise title

BloodRayne in the 2002 period and an increase of six titles from the prior period, the total quantity shipped declined 9% to 3.1 million units from 3.4 million units in 2001 and the average selling price declined to $18.88 from $19.11 in the 2001 period. These decreases are due in part to the transition from older gaming platforms in 2001 to the next generation platforms in 2002. Increased unit sales of next generation titles (including Game Boy Advance) increased 16% to 2.1 million units in 2002 from 950,000 in 2001 were offset by a 56% decrease in unit sales of older platform titles to 1.1 million units in 2002 from 2.5 million units in 2001. Our entry into frontline product sales also required increased provisions for sales allowances to promote sell-through at the retail level, which is estimated and recorded as a reduction of net revenues at the time we record sales. These provisions amounted to $13.1 million and $6.2 million for the years ended October 31, 2002 and 2001, respectively. In 2002, the Company also took on price protection obligations of another publisher that resulted in an increase to the provision of approximately $4.0 million.

Gross profit decreased 10.0% to $17.7 million for the year ended October 31, 2002, from $19.6 million for prior year due primarily to the aforementioned decrease in sales volume and increase in the provision for sales allowances. Gross profit as a percentage of net revenues increased to 36% in the year ended October 31, 2002 from 32% in the comparable 2001 period as a result of higher margins related to frontline sales of our franchise title BloodRayne.

Product research and development costs decreased 12% to $2.9 million for the year ended October 31, 2002, from $3.3 million for the prior year. This savings is the result of management's decision to become more cost effective by utilizing the services of external development teams. By moving to this type of model, savings are attained by maintaining a smaller infrastructure, resulting in lower employee and employee related costs. Beneficial to the outsourcing of project development is that the concentration of risk is somewhat mitigated due to the fact that the developer must meet contractual milestones in order to receive fees. In this manner the feasibility of a project can be evaluated as it progresses and affords management the ability to act accordingly.

Selling and marketing expenses increased 42.5% to $8.2 million for the year ended October 31, 2002, from $5.7 million for the prior year. Selling and marketing expenses primarily include fulfillment and shipping expenses, advertising and other promotional expenses as well as related personnel costs. The unfavorable variance was principally due to the bolstering of our marketing efforts to support our new lines of proprietary and licensed games, including new hires and other promotional expenditures amounting to approximately $3.4 million. Offsetting was a reduction in shipping and handling expenses of $1.0 million in 2002 from 2001as a result of the lower sales volume. Selling and marketing expenses increased as a percentage of net revenues to 16.4% for the year ended October 31, 2002 from 9.5% in the comparable 2001 period.

General and administrative expenses decreased 2.5% to $4.7 million for the year ended October 31, 2002, from $4.9 million for the prior year. General and administrative expenses primarily represent personnel, including corporate executive and support staff, facilities and general office costs, professional fees and various other overhead charges. The favorable variance is the net effect of approximately $700,000 in savings due to the closure of the California office offset by approximately $325,000 in additional employee costs needed to build-up our infrastructure to enable us to transition into a frontline publisher and approximately $450,000 in related professional fees. Total general and administrative expenses as a percentage of net revenues increased to 9.5% for the year ended October 31, 2002 from 8% in the comparable 2001 period due to the increase in expenses and the impact of lower sales in the current year.

Depreciation and amortization for the year ended October 31, 2002 and the year ended October 31, 2001 was $368,000 and $236,000, respectively, reflecting the increased investment in equipment to support both research and development and the administrative support staffs.

Other expenses in the 2002 period of $201,000 related to an abandoned equity offering and for 2001 include $1.5 million for severance to former key employees and the write-off of an uncollectible affiliate debt of $1.2 million.

Interest expense and financing costs were $2.1 million for the year ended October 31, 2002 and $2.7 million for the year ended October 31, 2001. This decrease reflects a lower level of indebtedness in 2002.

The net loss of $751,000 in the year ended October 31, 2002 versus income of $107,000 for the prior year period is principally attributable to the lower net revenues and the build-up of the infrastructure necessary to transition to a frontline publisher.

Liquidity and Capital Resources

Historically, we have met our capital needs through our factoring and purchase order financing arrangements, vendor financing, loans from stockholders and related persons and advances from customers. In addition, in February 2004, we completed a private placement that provided us $21.4 million in net proceeds.

In the private placement, which we completed on February 26, 2004, we issued units consisting of preferred stock and warrants resulting in approximately $25.8 million in gross proceeds from a group of institutional and accredited investors. The net proceeds were approximately $21.4 million after deducting the related fees and other expenses. The warrants would be callable at $.001 per underlying share of common stock, but for our having entered into an agreement, in September 2004, with the holders of such warrants pursuant to which, among other things, we agreed to not call such warrants until the lock-up relating to the underlying shares of common stock is no longer in effect. If the warrants are called, and exercised, we would receive additional gross proceeds of approximately $26.8 million.

We used substantially all of the proceeds of the private placement for working capital purposes, including payments for capitalized software development costs and prepaid licensing fees, liquidation of liabilities arising from the Merger, the Atari settlement and other vendor amounts. We also repaid $2.5 million of loans previously made to us by two of our executive officers, and in order to satisfy the remaining balance of such loans, we agreed to issue to the two executive officers, in the aggregate, 100 units. At July 31, 2004, our cash and cash equivalents balance was $336,000.

In accordance with Emerging Issues Task Force Issue 00-19 ("EITF 00-19"), Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in, a Company's Own Stock", we have initially accounted for the fair value of the warrants as a liability since we will incur substantial penalties if we cannot timely comply with the warrantholder's registration rights. As of the closing date of the private placement, the fair value of the warrants was approximately $21 million calculated utilizing the Black-Scholes option-pricing model. In addition, changes in the market value of our common stock from the closing date through the effective date of the registration statement will result in non-cash charges or credits to operations to reflect the change in fair value of the warrants during this period. Accordingly, we recorded a charge to operations of $30.4 million during the period subsequent to the private placement ended July 31, 2004 to reflect the change in market value of the warrants. Upon the declaration of an effective registration statement, we will have met the registration requirement and will no longer be subject to a penalty. Accordingly, the fair value of the warrants at that date will be reclassified to equity pursuant to paragraph 10 of EITF 00-19 and would not be expected to have a material impact on our financial position and our business.

We do not have any bank debt. We factor our receivables to enhance our cash flow and utilize purchase order financing to provide funding for the manufacture of our products. In connection with these arrangements, the finance company and the factor have a security interest in substantially all of our assets. In addition, certain of our officers provide personal guarantees in connection with the factoring and purchase order financing arrangements.

Under the terms of our factoring agreement, we assign accounts receivable to the factor. The factor, in its sole discretion, determines whether or not it will accept the assignment based on its assessment of the credit risk. Once a receivable is accepted by the factor, the factor assumes substantially all of the credit risk associated with such receivable. The factor is required to remit payments to us for the assigned accounts receivable, in accordance with the terms of the assigned invoice, subject to the required financial parameters, including invoiced amounts are within approved credit limits and the customer does not dispute the relevant invoice. The amount provided to us by the factor equals the invoiced amount adjusted for allowances and discounts we have provided to the customer. The factor charges .5% of invoiced amounts for these credit and collection services.

In addition, the factor may, in its discretion, provide us with cash advances based on assigned accounts receivable and inventory. Amounts to be paid to us by the factor for any assigned accounts receivable are offset by any amounts previously advanced by the factor. As of July 31, 2004, the factor was advancing approximately 80% of the eligible receivables and 50% of inventory (up to $2 million). The interest rate for advances taken is prime (4.25% at July 31, 2004) plus 1%.

We utilize purchase order financing arrangements in order to enable us to provide letters of credit necessary for the manufacture of our products. The product manufacturers require us to present a letter of credit in order to manufacture the products required under a purchase order. Currently we utilize letters of credit from a finance company which charges 3.3% of the purchase order amount for each transaction for 60 days. Our factor also provides such purchase order financing at a charge of ..5% of the purchase order amount for each transaction for 30 days. Additional charges are incurred if the letter of credit remains outstanding in excess of such time periods.

On September 1, 2004, Entertainment Finance International, LLC (EFI) commenced a breach of contract action against us relating to an outstanding warrant held by EFI, issued by ConnectivCorp prior to the Merger. EFI alleges that pursuant to the terms of the warrant, we are obligated to pay $1,750,000 for the repurchase of the shares underlying the warrant. We believe that this alleged repurchase obligation is not a valid claim and intend to vigorously defend against this action. The liability, if any, will be recorded as an adjustment to "additional paid in capital" since the alleged obligation existed prior to the Merger.

In the opinion of management, upon the advice of counsel, we have made adequate provision for potential liability, if any, arising from litigation and other claims. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters, and developments or assertions by or against us relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the our business, financial condition and operating results.

Cash Flows

Cash and cash equivalents were $336,000 at July 31, 2004 compared to $314,000 at July 3, 2003. The proceeds from the private placement in February 2004 were used to finance the conversion of the working capital deficiency of $10.9 million at October 30, 2003 into positive working capital of $8.5 million at July 31, 2004. Management believes that there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, in order to finance our operational requirements for the next twelve months, including the funding of development, production, marketing and the sale of new products, the purchases of equipment, and the acquisition of intellectual property rights for future products. If we are unable to generate sufficient positive cash flow from operations, we will either require additional equity or debt financing or will need to curtail our development activities, which could impact the expansion of our business. Management believes it can operate under a curtailed operating plan if such financing is not available.

For the nine months ended July 31, 2004 approximately $16.3 million of cash was used by operations. The cash usage was attributable to the increase in due from factor of $7.4 million reflecting higher receivables from customers net of advances from the factor, a decrease in advances from customers for prepayments of $9.7 million due to fulfillment of related orders, increased development and software costs of $7.4 million for game development in process as well as royalty advances to content providers for GameBoy Advance Video, net of amounts expensed during the period, increased prepaid expenses of $300,000 related to the Electronic Entertainment Expo ("E3") trade show for which the total expense of approximately $1 million is being amortized over the remainder of our fiscal year, a decrease in accounts payable and accrued expenses of $1.1 million and the $5.5 million payment related to settlement obligations. This was partially offset by increases in cash attributable to an increase in royalties payable of $5.6 million, due primarily to GameBoy Advance Video sales, increase in taxes payable of approximately $1.0 million and a decrease in inventory of $6.2 million resulting from deliveries for the 2003 holiday season.

During the year ended October 31, 2003, cash of $2.8 million was used by operating activities to fund (i) the net loss of $10.8 million incurred in the period, (ii) an increase in inventory of $8.3 million consisting primarily of new titles to be launched in the first quarter of fiscal 2004, and (iii) an increase in capitalized software development costs of $2.3 million related to first quarter 2004 releases as well as games already in development for future release. This usage of cash was partially offset by the increase in advances from customers of $7.5 million, as the result of the fulfillment of related orders, and other net changes in working capital including a decrease in the amounts due from factor during the period, which generated $2.9 million of cash. This increase in advances was a result of increased sales to certain customers who paid in advance to help finance the manufacturing of videogames delivered to them subsequent to year-end.

During the year ended October 31, 2002, $602,000 was provided by operating activities principally as result of the decrease in inventory ($4.9 million) offset by the net loss of $751,000 incurred in the period, the decrease in due from factor of $1.7 million (reflecting higher advances received from the factor than in the prior year), and increases in software development costs and prepaid license fees of $2.9 million attributable to scheduled 2003 releases and an increase in prepaid expenses of $1.0 million attributable to prepaid media time buys related to the BloodRayne release.

Cash used in investing activities during the nine months ended July 31, 2004 was principally related to purchases of computer equipment of $224,000.

Net cash generated from financing activities for the nine months ended July 31, 2004 was $16.0 million, which included the aforementioned $21.4 million in net proceeds from the private placement and a loan from a related party of $1.0 million. The proceeds from the financings were used for working capital, the repayment of borrowings from the finance company ($3.1 million) and $2.8 million was used to repay loans from shareholders and an officer.

During the year ended October 31, 2003, $2.7 million was provided by financing activities primarily as a result of loan proceeds from a finance company (related to financing of inventory) and from shareholders of $2.6 million and $2.3 million, respectively, partially offset by the repayment of a bank loan of $2.3 million.

During the year ended October 31, 2002, $284,000 was used for financing activities to pay capital lease payments of $38,000 and a distribution to stockholders of $374,000 partially offset from loan proceeds from finance company of $183,000 and a loan from stockholders of $36,000.

We expect continued volatility in the use of cash due to the seasonality of the business, receivable payment cycles and quarterly working capital needs to finance our publishing business and growth objectives. Our aggressive growth plans could be restricted by our current asset-based financing arrangements and the lock-up arrangement with our warrant holders may defer our ability to get access to this source of capital.

At July 31, 2004, we do not currently have any material commitments with respect to leases and capital expenditures.

At July 31, 2004, we are committed under agreements with certain developers for future milestone and license fee payments aggregating $27.9 million and $5.5 million, respectively, which are principally payable ratably over the next two years. Milestone payments represent scheduled installments due to our developers based upon the developers providing to us certain deliverables, as predetermined in our contracts. These payments will be used to reduce future royalties due to the developers from sales of our videogames. Our license agreements typically contain provisions obligating us to make minimum [advance] royalty payments, continue to release new titles in accordance with milestones set forth in such agreements and incur certain minimum marketing expenses.

At July 31, 2004, we had open letters of credit aggregating $5.9 million under our purchase order assignment arrangement for inventory to be delivered during the subsequent quarter.

Although there can be no assurance, management believes that there are sufficient capital resources from operations, including our factoring and purchase order financing arrangements, and as a result of the proceeds received in our private placement, to finance our operational requirements for the next twelve months, including the funding of development, production, marketing and the sale of new products, the purchases of equipment, and the acquisition of intellectual property rights for future products. In addition, although there can be no assurance, we are in the process of renegotiating our factor and purchase order financing arrangements to increase our borrowing availability. Although there can be no assurances, in order to meet our short and longer-term needs, we also may be able to obtain additional funds through the exercise of the warrants sold in the private placement as discussed above. If we incur operating losses, if our seasonal borrowing needs exceed our current borrowing availability, or if unforeseen events occur that would require additional funding, we may need to raise additional capital or incur debt to fund our operations. As we expand our product offerings, including, for example, new frontline videogames, licensed video content and accessories our need to fund our development efforts, licensing fees, marketing costs, as well as our operations, will require that we change our current form of financing from asset based to more traditional forms of commercial borrowings, and or raise additional capital. We would expect to seek such capital through sales of additional equity or debt securities and/or loans from banks, but there can be no assurance that such funds will be available to us on acceptable terms, if at all. Failure to obtain such financing or obtaining it on terms not favorable to us could have a material adverse effect on future operating prospects and continued growth.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, including the changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from changes in market rates and prices. Foreign exchange contracts used to hedge foreign currency exposure are subject to market risk. We do not enter into derivatives or other financial instruments for trading or speculative purposes. As of July 31, 2004, we had an outstanding foreign currency forward exchange contract to exchange 2.4 million euros into $2.8 million which expires March 31, 2005 and, accordingly, recorded as a liability (in accounts payable and accrued expenses) the unrealized loss of $95,000.

DESCRIPTION OF BUSINESS

Our History

The Company was originally organized in the State of Delaware on May 8, 1998 as SMD Group, Inc. In January 1999, the name was changed to CDBeat.com, Inc. As CDBeat.com, Inc., the Company's primary business was providing B2B online marketing services geared toward the entertainment industry. Following the Company's business combination with Cakewalk LLC, an independent record company, in November 1999, the name was again changed to Spinrocket.com, Inc. On September 11, 2000, we changed our name to ConnectivCorp, and prior to the merger with Majesco Sales Inc., had ceased active operations and were exploring various business opportunities. Effective upon the filing of an amendment to our certificate of incorporation, which occurred on April 13, 2004, we changed our name to "Majesco Holdings Inc." to better reflect our current operating business.

The Merger

On December 5, 2003, we consummated a merger with MSI, a New Jersey corporation, whereby CTTV Merger Corp., our wholly-owned subsidiary, merged with and into MSI and we exchanged 15,325,000 shares of common stock and 925,000 shares of Series A convertible preferred stock for all of the issued and outstanding common stock of MSI. The 925,000 shares of Series A convertible preferred stock that were issued in the Merger were convertible into 65,675,000 shares of common stock. As a result of the merger, MSI became our wholly-owned subsidiary and our sole operating business. Subsequently and in connection with the private placement, certain holders of the Series A convertible preferred stock surrendered for cancellation 352,112 shares of Series A convertible preferred stock that were convertible into approximately 25,000,000 million shares of common stock. On April 23, 2004, the holders of all of the outstanding Series A convertible preferred stock converted such shares into 40,675,048 shares of our Common Stock.

Summary Of Our Current Operations

We are, by virtue of our wholly-owned subsidiary, MSI, a provider of diversified offerings for digital entertainment platforms, including videogame titles, video content titles and digital media peripherals. MSI has released titles for all major videogame platforms and handhelds, including Sony's PlayStation and PlayStation® 2, Nintendo's N64, SNES, Game Boy™, Game Boy™ Color, Game Boy™ Advance and GameCube™, Microsoft's Xbox™, Sega's Dreamcast, Genesis and Game Gear, and the personal computer. Additionally, MSI is a manufacturer of a number of accessories licensed by Nintendo.

With over 18 years in the interactive entertainment industry, one of MSI's strengths is its long standing relationships with many U.S. retail chains including Wal-Mart, Target, Toys "R" Us, Electronics Boutique, Gamestop, Best Buy and other national and regional retailers. Additionally, MSI has strong relationships with game rental outlets such as Blockbuster and Hollywood Video. MSI has developed a well-balanced portfolio of software ranging from its new line of Game Boy™ Advance Videos to high profile proprietary and licensed properties to value-priced games. This product strategy broadens our potential target demographic, allows us to profit from different sectors of the market and mitigates our overall risk.

MSI has developed a proprietary compression technology that enables gamers to view color video and stereo audio on a standard Nintendo Game Boy™ Advance System. Nintendo has granted the Company a license to use our technology for the Game Boy Advance in the North American and European markets, which have an installed base of 20 million and 10 million Game Boy Advance owners respectively. The proprietary technology enables consumers to view up to 45 minutes of video on a Game Boy™ Advance using a standard GBA cartridge. We expect to have the capability to release cartridges that can contain up to 90 minutes of video, including feature length content by the middle of 2005. No other hardware peripheral is required and all the user needs to do is insert a regular Game Boy™ Advance cartridge into the Game Boy™ Advance in order to turn it into a personal video player. Licensing agreements have been signed with Nickelodeon (SpongeBob, SquarePants, Fairly OddParents, others), 4Kids Entertainment (Yu-Gi-Oh!, Sonic X, others), Cartoon Network (Code Name: Kids Next Door, PowerPuff Girls, others), DIC Entertainment (Strawberry Shortcake) and we are negotiating for other content. We have implemented a large-scale public relations effort that has resulted in positive editorial coverage in such mass-market publications such as Newsweek, TV Guide and the NY Times. In addition, Nintendo has developed a large marketing campaign to support this new use for the Game Boy™ Advance that will include TV, print, online and in-store tactics. The product was launched at retail in May 2004. Additionally, MSI is the North American manufacturer and distributor of the officially licensed Game Boy Advance SP Neckband Style Headphones that was launched in conjunction with our line-up of Game Boy Advance Video products.

An example of our proprietary videogames includes the BloodRayne title. Launched in October 2002, the title has generated major consumer interest and worldwide retail sales of more than 600,000 units. In addition, we have sold the movie rights associated with the BloodRayne title to Brightlight Pictures (Alone in the Dark, House of the Dead), entered into a strategy guide deal with Prima Publishing, and licensed a comic book series. In addition, a picture of BloodRayne, which is also the name of the main character featured in the game, recently graced the cover of Play magazine's special "Girls of Gaming" issue (November 2003). We are also in discussions to develop an animated series featuring the BloodRayne character, as well as collectible action figures, and logo-bearing merchandise based on the character. BloodRayne 2 is currently in development and expected to be released in October 2004.

A new proprietary videogame, also scheduled for release in the first half of 2005, is Advent Rising, an epic science-fiction action game with dialogue written by Hugo and Nebula award winning novelist, Orson Scott Card. The title has already been selected as one of the Top Games of 2004 by Official Xbox™ Magazine and garnered over 30 pages of print editorial (exposing it to well over three million videogame enthusiasts) and numerous online plaudits.

MSI is one of the leading publishers of software for the Nintendo Game Boy™ Advance and has established itself as one of the primary suppliers of value-priced Game Boy Advance software to mass-market retailers. Additionally, MSI was the first company to publish a Sony PlayStation 2 title at a $9.99 price point.

Although MSI began its business primarily as a seller of overstock or republished "value" videogames, it has shifted its focus and product mix increasingly toward proprietary multi-platform video games and related products.

Another element in our growth strategy is to expand abroad. We believe that many of our competitors generate 30-35% of their revenues from sales abroad. Our overseas sales accounted for approximately 7% of our revenues in fiscal 2003. In 2001, we established Majesco Europe Limited, a wholly owned subsidiary based in England, designed to help grow our overseas revenues.

Business Evolution

Founded in 1986 as a specialty distributor, MSI initially focused on acquiring and placing videogame overstock on behalf of the major worldwide publishing companies. MSI was able to secure slow-moving or surplus inventory from publishers at highly competitive prices, then place the stock with major retailers at price points below normal retail prices.

During the early 1990s, MSI increasingly focused on republishing videogames that had ceased production. MSI was then able to contact the publishers and guarantee a minimum royalty to republish the game. Upon re-issuing a discontinued game title, MSI would reduce the game to a value price, often selling a game for as much as 50% below its original wholesale price. We believe MSI's strength in the value software sector was enhanced by the growing acceptance of entertainment software by the largest retailers in the U.S. as a mass consumer market opportunity. By 1993, MSI was supplying substantial unit volumes to such major retailers as Wal-Mart, K-Mart, Toys "R" Us and Target. In many instances, MSI acted as a consolidator for software companies that did not have sufficient volume or title count to effectively distribute them.

In 1997, MSI became an authorized manufacturer, publisher and distributor of videogame hardware and software. Specifically, MSI acquired exclusive rights to republish software for the SNES, Sega Genesis and the PICO Video Game System. In addition, MSI acquired the exclusive rights from Sega to remanufacture the Genesis game system and the Game Gear handheld system.

As a result of and following these developments, MSI began to evolve into a fully integrated development, publishing and distribution business. Three primary factors drove this business evolution:

1.	Becoming a frontline publisher offered an opportunity for rapid growth, increased profitability, brand recognition and the creation of value.

2.	The changing format of storage medium from cartridge to CD for next generation videogames represented a significantly larger market as well as a decreased risk due to lower cost of goods and faster manufacturing capability.

3.	The availability of overstocked goods principally fluctuates with the cyclical introductions of new hardware and software. By developing our frontline publishing capabilities, we believed we could take advantage of both sides of the business, thereby creating a more balanced product mix.

In 1998, MSI created an in-house development studio. As a first project, the studio focused on acquiring licenses of proven game titles from older console or PC formats and converting them onto a variety of game platforms (a process known as "porting"). MSI's first internally developed title, Tom Clancy's Rainbow Six for the Dreamcast system (originally a PC game), garnered widespread acclaim after its May 2000 launch and sold more than 200,000 copies in its first four months. Another internally developed title based on a PC game, Soldier of Fortune, has sold over 200,000 units.

As part of MSI's evolution from a specialty distributor to a publisher, MSI enhanced its internal capabilities and systems and diversified its business across several fronts:

•	Revenue Mix - In fiscal 2003, new releases and catalog accounted for 84% of net revenues versus 16% in 1999.

•	Product Mix - Since the beginning of our transition in 1999 through October 31, 2003, MSI has published 61 different SKU's ranging from multi-million dollar, multi-platform titles to licensed properties to value priced software.

•	Platforms - MSI produced games across five different platforms in 2003, up from three platforms in 1999. MSI is also planning to produce games for Nintendo's new DS system (DS) expected to be introduced in time for the 2004 holiday season and Sony's new handheld system (PSP) that is expected to be released in 2005.

•	Personnel - In connection with its growth, MSI has added approximately 16 managerial members, with extensive industry backgrounds, to its product development, marketing, sales and executive teams.

•	Proprietary Intellectual Property (IP) - MSI has developed or acquired eight proprietary titles and has exclusive "right of first refusal" publishing rights to four other titles.

•	Customers - Over the last five years, MSI has diversified sales among its top retail accounts. MSI's top two customers comprised 78% of sales in 1999 whereas MSI's top six customers comprise that same percentage of sales in 2003.

Industry Opportunity

We believe the videogame industry is transitioning from a traditionally niche market into a more broad-based form of entertainment. It has been one of the few growing sub-sectors of the technology industry during the past three years. According to the NPD Group, the market for videogame hardware and software in the United States was over $10 billion in 2003. Worldwide hardware and software sales are estimated by industry analysts to have surpassed $25 billion in 2003.

We believe the rapid growth of the videogame industry is explained by the fact that gamers are older and have more disposable income. They have "grown up" with games and identify with and readily accept interactive entertainment and its ever-changing nature. According to the Entertainment Software Association ("ESA"), 54% of all American households have or plan to purchase one or more games in 2004 and approximately 92% of people who purchase videogames are 18 years or older with an average age of 29 for game players. The first generation of gamers that played as children are having children of their own and introducing gaming as a form of family recreation. We believe the potential audience for videogames has not reached the same state of maturity as other forms of entertainment and has more room for growth.

In 2003, according to ESA, U.S. computer and video game software sales grew 8% to $7 billion – a more than doubling of industry software sales since 1996. U.S. publishers typically sell games within the United States and Europe. Domestically, we believe the opportunity for existing companies is large. According to our research, while the top five publishers own 52% of the marketplace (on a revenue basis), the remaining publishers each own less than 6%. Only two companies have more than a 10% share of the market.

Industry Overview

The interactive entertainment industry is comprised of game hardware manufacturers and videogame software publishers. Videogame software is played on game hardware platforms, including home game consoles that connect to a television set, self-contained handheld platforms and personal computers.

Hardware

Historically, a new generation of more powerful game consoles is introduced to the market every four to five years. With each new generation of hardware, or cycle, the customer base for videogame software expands. This is because gaming enthusiasts mature and advances in videogame hardware and software technology engages new participants, generating greater numbers of console units purchased than the prior cycle. The beginning of each cycle is largely dominated by console sales as consumers upgrade to the next-generation technology. As the cycle matures, consumers' focus shifts to software, resulting in a period of rapid growth for the videogame software industry. The end of each cycle sees the "older" hardware systems and respective software move to more value pricing levels.

The industry completed a transition from 32-bit and 64-bit home game consoles to the new, more powerful generation of game consoles, with the release of Sony's PlayStation® 2 in 2000 and the release of the Nintendo GameCube™ and Microsoft Xbox™ in 2001. Similarly, the 32-bit Game Boy™ Advance, introduced in 2001, has succeeded the 8-bit Game Boy™ Color handheld platform.

For consoles, PlayStation® 2's early introduction helped establish it as the leading hardware platform, with an installed base in North America of 22.3 million households in 2003, compared to 6.9 million and 7.8 million households for GameCube™ and Xbox™, respectively, according to International Data Group and the NPD Group. For handhelds, currently Nintendo is the major player with a worldwide installed base of 40.3 million Game Boy™ Advance units and is planning to launch a new handheld system, the DS. In addition, Sony has recently announced their handheld entry, the PSP, that is expected to launch in the first quarter of 2005.

Software

Videogame software is created by the platform manufacturers (first parties) and by many independent publishers/developers (third parties). Platform manufacturers license publishers to publish games for their platforms and retain a significant degree of control over the content, quality and manufacturing of these games. They also receive a royalty for every piece of software manufactured for their console. The publishers/developers, subject to the approval of the platform manufacturers, determine the types of games they will create, and either create them in-house, with their own development teams, or outsource the development to an independent company.

Advances in microprocessors, graphics chips, hard-drive capacity, operating systems and memory capacity have greatly enhanced the ability of the PC to serve as a videogame platform. These technological advances have enabled developers to introduce videogames for PCs with enhanced game play technology and superior graphics. Although this market is not growing as quickly as the console and handheld markets, the fact that publishers are not required to pay hardware royalties and high manufacturing costs makes this an attractive market for videogame publishers.

Software for game platforms is sold generally by mass merchandise retailers such as Wal-Mart, Toys "R" Us, Best Buy and Target, or by regional retailers, discount store chains, video rental retailers, software specialty retailers and entertainment software distributors. Software publishers either distribute their products directly to these retailers and/or sell them through national distributors.

There are many participants in the videogame value chain - hardware manufacturers, licensed content providers, developers, publishers, distributors and retailers - each contributing to the creation and sale of a videogame. The amount of compensation each of these participants receives varies greatly from game to game in determining the cost of goods sold for these games. The gross margin earned on a particular game by a publisher is thus a direct function of which of these players are involved, their degree of involvement and the compensation they require. For instance, producing a blockbuster movie licensed title for multiple platforms is a different business model than producing a value-priced Game Boy Advance title. Although many variables affect the outcome of the profitability of a game, we believe the most important are: (1) game platform, (2) content source, (3) level of marketing and (4) cost of development.

Growth Strategy

Management is focused upon building MSI's position as a leading interactive entertainment software publisher. To achieve this goal, we will seek to execute the following strategies:

•	INCREASE OUR COMMITMENT TO DEVELOPING AND MARKETING ORIGINAL, MULTI-PLATFORM GAME TITLES, BASED ON CONTROLLED OR OWNED INTELLECTUAL PROPERTY.

We will attempt to focus our game developing and publishing activities principally on products that are, or have the potential to become, franchise properties. These products can serve as the basis for sequels, prequels and related new products in different mediums (such as television, movies, books and comic books and related themed merchandise such as toys, clothing and other items), which can be released over an extended period of time. MSI focuses its efforts and resources on creating its own brands (IP's) as well as actively pursuing properties to be licensed that have strong sales potential.

•	PURSUE TECHNOLOGY AND ACCESSORY OPPORTUNITIES WITH HIGH POTENTIAL RETURN.

We endeavor to leverage our experience in, and knowledge of, the console and handheld businesses, to create non-"game" products targeted to the existing installed base of videogame consumers. For example, as a result of our experience with developing products for the Game Boy™ Advance, we have developed a proprietary compression technology that enables gamers to view up to 90 minutes of color video and stereo audio on a standard Game Boy™ Advance handheld device, thereby giving it added functionality as a portable video player. Additionally, we intend to create a line of accessories for the Game Boy™ Advance including headphones, a wireless link and wireless instant messaging and non-traditional accessories that will give the unit functionality. We have filed patent applications with respect to aspects of the compression technology for the Game Boy™ Advance and plan to do so for other accessory devices.

•	FOCUS EFFORTS ON PUBLISHING A DIVERSIFIED MIX OF TITLES FOR THE MOST COMMERCIALLY VIABLE GAME PLATFORMS, GENRES AND PRICE POINTS.

We intend to concentrate our efforts on publishing a diverse mix of product offerings because it broadens our demographic market appeal, allows us to profit from different sectors of the market and mitigates our overall risk. We plan to develop and publish products across the most popular genres of games and platforms and target audiences ranging from game enthusiasts to mass-market consumers and "value priced" buyers. Currently, we develop, publish and distribute products for Sony's PlayStation® 2, Microsoft's Xbox™, and Nintendo's GameCube™ console systems and Nintendo's Game Boy™ Advance hand held device and PCs. We strive to offer our products on multiple platforms in order to leverage our costs of development, increasing potential unit sales and profitability. We take a number of factors into consideration when determining the appropriate platform, genre and price of our products including platform user demographics, the potential growth of the installed base of each platform, consumer trends and the competitive landscape at the time of a product's release.

•	SEEK OPPORTUNITIES TO SUPPORT, WHEN PROFITABLE, MATURE GAMING PLATFORMS, OVERSTOCK AND REPUBLISHED PRODUCTS AT A VALUE PRICE POINT.

We will continue to actively pursue opportunities to acquire or create products that appeal to the value segment of the market, an area of past success for us. We are one of the leading providers of $14.99 Game Boy Advance software and we believe we are well known in the industry for providing large quantities of overstock at appealing prices. To this end, we frequently have discussions with other leading third party publishers regarding republishing and overstock opportunities as we seek to add to our value priced title selections.

•	EXPAND INTERNATIONAL PRESENCE BY MOVING TO A DIRECT PUBLISHING MODEL IN EUROPE AND DEVELOPING LICENSING/DISTRIBUTION AGREEMENTS IN OTHER TERRITORIES.

International markets represent a significant growth opportunity for us. Currently, our products are published in Europe through licensing arrangements with established European publishers. We intend eventually to become a leading interactive software publisher in Europe in order to achieve greater profitability, gain full brand exposure to consumers and more control of the marketing process. To that end, we have established Majesco Europe Limited, a wholly owned subsidiary based in England.

•	GROW THROUGH STRATEGIC ACQUISITIONS AND RELATIONSHIPS.

We believe acquisitions of companies with strong development talent, proprietary technologies or compelling intellectual properties will be a critical component in achieving the necessary scale and resources to be a leader in the industry. We intend to leverage strategic acquisitions and relationships to augment our internal development capacity and technical expertise, as well as to enhance our library of intellectual properties, brands and titles. We are also actively pursuing long-term strategic relationships with entertainment companies to secure license agreements and/or co-publishing opportunities.

Product Development

Videogame Development

We develop videogames for console and handheld gaming platforms and PCs. We seek to develop videogames that are enjoyable, captivating and encourage repeated play. We take a cautious, but opportunistic "quality vs. quantity" approach to building our product line and seek to publish games for genres, price points and hardware platforms that have strong sales potential and nominal risk.

Before publishing a game, the title must pass through our "green light" process, which consists of extensive market research, studio due diligence and a thorough profit and loss analysis. As a final requirement before being accepted for publication, the title must be approved by the "green light" committee (comprised of members from our executive, product development, sales and marketing teams). Once a title is accepted, it is evaluated at regular milestones to make sure it is progressing on time, according to specifications and on budget. All members of the "green light" committee continue to be involved throughout the development process.

Independent third party developers create the majority of our next generation and original titles. However, we usually have broad rights to commercially exploit these products. We select third parties to develop videogames based on their capabilities, suitability, availability and cost. Contracts with developers are structured to give them incentives to provide timely and satisfactory performance of the development by associating payments with performance of substantive development milestones, and by providing for the payment of royalties to them based on sales of the product developed, only after we recoup the prepaid amounts.

We are currently working with some of the industry's leading developers, including Terminal Reality, Inc., HudsonSoft Co., Epic Games Inc. and GlyphX Games LLC. We are often sought out as a publishing partner and are presented with a number of projects and opportunities.

We are generally obligated to submit games to the platform manufacturers (first parties) for approval prior to publishing a game for their platforms. Additionally, prior to release, each product undergoes careful quality assurance testing, which involves technical review of each component of the final product and testing on the applicable platforms. We believe we have developed excellent relationships with the platform manufacturers.

We endeavor to comply with the rules established by a domestic ratings board voluntarily established by the videogame industry and some foreign countries' ratings boards, and we label our products with these ratings.

In 1998, MSI founded an in-house development studio. As a first project, the studio focused on acquiring licenses of proven game titles from older console or PC formats and then converting them onto a variety of game platforms. MSI's first internally developed title, Tom Clancy's Rainbow Six for the Dreamcast system (originally a PC game), garnered widespread acclaim after its May 2000 launch and sold more than 200,000 copies in its first four months at retail. MSI's familiarity and working knowledge of the process and tools involved in game development have allowed it to accurately evaluate the work of its external game developers and provide assistance to such external developers in order to solve issues or expedite their development schedule.

Game Boy Advance Video

MSI is one of the leading publishers of software for the Nintendo Game Boy™ Advance. As a result of MSI's experience with developing games for this platform, MSI has developed a proprietary compression technology that will enable gamers to view color video and stereo audio on a standard Nintendo Game Boy™ Advance System. Nintendo has officially licensed this technology for the North American and European markets, which have an installed base of 20 million and 10 million Game Boy Advance owners respectively. The proprietary technology enables consumers to view up to 45 minutes of video on a Game Boy™ Advance using a standard GBA cartridge. We expect to have the capability to release cartridges that can contain up to 90 minutes of video, including feature length content, by the middle of 2005. No other hardware peripheral is required and all the user needs to do is insert a regular GBA cartridge into the Game Boy™ Advance in order to turn it into a personal video player. Licensing agreements have been signed with both Nickelodeon (SpongeBob SquarePants, Fairly OddParents, and others) and 4Kids Entertainment (Yu-Gi-Oh!, Sonic X, and others) and we are negotiating for other content.

Game Boy Advance Accessories

We also have launched two successful accessory products for the Nintendo Game Boy™ Advance, "Light Boy" and "Arm Light", which have been licensed by Nintendo, and will seek to continue making inroads in this category in the future. For example, we have received approval from Nintendo to create licensed headphones for the Game Boy Advance. Additionally, we intend to create a line of accessories for the Game Boy™ Advance, a wireless link and wireless instant messaging as well as other accessories that are expected to give Game Boy™ Advance non-traditional capabilities.

Intellectual Property

Platform Licenses

The major platform manufacturers require that publishers obtain a license from them to publish games for play on their platforms. The Company currently has non-exclusive licenses from Nintendo (GBA, GBC and GameCube™), Sony (PlayStation® and PlayStation® 2), Microsoft (Xbox™) and Nokia (N-Gage™). Each platform manufacturer requires that the software and a prototype of each title, together with all related artwork and documentation, be submitted for its pre-publication approval. This approval is generally discretionary.

Intellectual Property Licenses

While we develop original titles, the majority of our games are licensed from third party developers or based on trademarks and other rights and properties owned by third parties. Typically, we are obligated to make minimum guaranteed royalty payments over the term of these licenses and advance payment against these guarantees. License agreements generally extend for a term of two to three years and are terminable under a variety of events. Some licenses are limited to specific territories or platforms.

We have secured the rights to exploit many major intellectual properties and proven game franchises from leading publishers and licensors. Our titles have included such recognizable names as Cartoon Network, Star Trek Voyager, Tom Clancy's Rainbow Six, Pitfall, Monopoly, Frogger, Castlevania, Pac-Man, Q-Bert, Disney's Hercules, Battlebots, King of the Cage and Tonka. Our management believes it has strong relationships with major licensors including Disney, Paramount, Time Warner, DC Comics, MTV and others.

Revenues from products incorporating such intellectual property and other character or story rights licensed from our most significant licensors accounted for approximately 47% in 2003 (Konami of America, Inc., 20% and Namco Hometek, Inc., 27%), 15% in 2002 (Activision Publishing Inc.) and 13% in 2001 (Namco) of gross revenues in each applicable year.

Original Titles and Proprietary Intellectual Properties (IPs)

We own the intellectual property rights to Advent Rising, an epic science-fiction action game with dialogue written by Hugo and Nebula award winning novelist, Orson Scott Card, scheduled for release in 2005. The title has been selected as one of the Top Games of 2004 by Official Xbox™ Magazine and garnered over 30 pages of print editorial (exposing it to well over 3 million videogame enthusiasts) and numerous online plaudits. Advent Rising also has been placed on Microsoft's "watch list" of highly anticipated new releases.

Launched in October 2002, BloodRayne has generated major consumer interest and worldwide retail sell-in of more than 600,000 units. As a testament to the popularity of the franchise, we have sold the movie rights associated with the BloodRayne title to Brightlight Pictures (Alone in the Dark, House of the Dead), entered into a strategy guide deal with Prima Publishing, and licensed a comic book series. In addition, a picture of BloodRayne, which is also the name of the main character featured in the game, recently graced the cover of Play magazine's special "Girls of Gaming" issue (November 2003). We are also in negotiations to develop BloodRayne into an animated series, collectible action figures, and logo bearing merchandise based on the character. BloodRayne 2 is currently in development and expected to be released in October 2004.

Additional original titles Majesco owns intellectual property rights to are BlowOut, Iridion, Boy and his Blob, Fortress and Picassio.

We have filed patent applications with respect to aspects of the compression technology for the Game Boy Advance. There is no assurance that such applications will be approved or, if approved, provide significant protection.

Manufacturing

We prepare a set of master disks, documentation and packaging materials for our products for each respective hardware platform on which the product will be released. Disk duplication, packaging,

printing, manufacturing, warehousing, assembly and shipping are performed by third parties. However, in order to maintain protection over their hardware technologies, Sony and Nintendo generally specify or control the manufacturing and assembly of finished products. We deliver the master materials to the licensor or its approved replicator, which then manufactures finished goods and delivers them to us for distribution under our label. At the time our product unit orders are filled by the manufacturer, we become responsible for the costs of manufacturing, including their applicable per unit royalty on such units, even if the units do not ultimately sell.

Initial orders generally require seven to 40 days to manufacture depending on the platform. Reorders of disc-based products generally require only seven to 14 days for manufacturing, while reorders of cartridge-based products require approximately 30 to 40 days to manufacture. Shipping of orders requires an additional three to ten days, depending on the mode of transport and location of the manufacturer. Only the Nintendo Game Boy Advance uses cartridges, while the next generation home consoles are all disc-based.

We participate in the electronic data interchange (EDI) program maintained by most of our large customers. We generally fill re-orders from inventory within two days. As a result, our videogames traditionally have no backlog of orders.

To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our products or material returns due to product defects.

Domestic Sales And Distribution

We believe we have effective distribution channels. We distribute our products domestically through both direct and indirect channels.

•	Direct - We believe our sales team has strong relationships with major retailers and communicates with them frequently. The sales team is led by Morris Sutton, our founder and Chairman Emeritus, who manages our sales representatives and personally handles a number of key accounts.

•	Indirect - We currently utilize seven sales representative organizations located throughout the United States. The firms were chosen based on their performance and retailer relationships. On average, two sales representatives per organization are assigned to our account. It is customary for the sales representatives and distributors of our games who are assigned specific customers to also distribute games produced by other manufacturers. Distribution channels are dominated by a select group of companies, and a publisher's access to retail shelf space is a significant competitive factor.

Our principal customers are:

•	National and regional retailers

•	Video rental retailers

•	Entertainment software distributors and re-sellers

We believe we have enjoyed close relationships with key executives and buyers of a number of retailers including Wal-Mart, Target,Toys "R" Us, Best Buy, Electronics Boutique and Game Stop. Over the last five years, MSI has diversified sales among our top retail accounts. MSI's top two customers comprised 78% of sales in 1999 whereas MSI's top six customers comprised that same percentage of sales in 2003. As of October 31, 2003, three customers, Toys "R" Us (32%), Best Buy (9%), and Jack of All Games Inc. (14%) accounted for approximately 55% of our sales.

Marketing

Marketing programs principally support our premium priced publishing efforts. Our marketing objectives are to create strong brands and franchise properties, support sell-in to retail and drive sell-through to consumers. As each of our games has different features, benefits and target markets, we develop marketing programs for each title on an individual basis. The amount of support a title receives is directly related to its perceived "hit," or sales, potential. While all titles will be supported in some way, those with the most potential will have long lead (12 months or longer), multi-faceted, tactical marketing programs designed to generate enthusiasm and support long before being shipped to retail.

Specific consumer marketing strategies we may employ include TV, radio and/or print advertising, web site, online marketing, demo distribution, promotions (and cross-promotions with third parties) and point-of-purchase advertising. Additionally, central to a marketing campaign are customized public relations programs designed to create awareness with all relevant audiences, including core gamers and mass entertainment consumers.

To date, public relations efforts have resulted in continuing coverage for the company and individual titles in the all-important computer and video gaming publications, as well as major consumer newspapers, magazines and broadcast outlets, such as The New York Times, USA Today, Entertainment Weekly, Maxim, Playboy, Newsweek and CNN, among others. We also host media events throughout the year at which print, broadcast and online journalists can preview, review and demonstrate our products prior to their release.

In addition to regular face-to-face meetings and communication with our sales force, we employ extensive trade marketing efforts including direct marketing to buyers and store managers, trade shows (Electronic Entertainment Exposition, CES, Interactive Entertainment Merchant Association Show, the Licensing Show, etc.), premium distribution and sales incentive programs.

International Opportunity

We have historically focused our efforts and resources on established domestic markets. Over the last two years, we have expanded our international presence by establishing licensing and/or distribution agreements with leading international publishers. These established pan-European organizations fulfill all sales, marketing and distribution needs for our multi-format product line-up in the European marketplace. We believe this strategy has enabled us to take a conservative approach to the international market, allowing us to develop our brands and build knowledge and relationships, while enjoying revenue-generating capabilities with limited risk. Similar licensing/distribution deals are being considered for other continents.

As part of this initiative, we have opened an office in the UK. Since its inception in 2001, Majesco Europe has been responsible for securing and managing commercial deals with THQ Inc., The Codemasters Software Company Limited and Vivendi Universal Games International and has to date generated retail revenue in excess of $55 million.

•	Vivendi published BloodRayne, and eight other titles throughout Europe and Asia.

•	THQ distributed 10 Game Boy Advance titles.

•	Codemasters published Star Trek Voyager and Soldier of Fortune.

The current European management infrastructure is responsible for converting all US products from the NTSC format to the European PAL format, localizing documentation, managing all European strategic and tactical marketing with our publishing partners and sourcing and acquiring new titles.

We seek to become a leading stand-alone interactive software publisher in Europe. Benefits of the direct publishing model include greater revenue opportunities, full brand exposure to consumers and greater control of the marketing process. To illustrate what we believe to be our international growth potential, we derived 7% of our revenue from international markets in 2003. On average, however, we believe most interactive entertainment publishers realize significantly more of their revenue from international distribution.

Competition

Our ability to compete is based on our ability to:

•	Select and develop popular titles

•	Identify and obtain rights to commercially marketable intellectual properties

•	Adapt products for use with new technologies

Successful competition in our market is also based on:

•	Price

•	Access to retail shelf space

•	Product quality

•	Product enhancements

•	Brand recognition

•	Marketing support

•	Access to distribution channels

Our competitors vary in size from small companies to large corporations, including the manufacturers of the hardware platforms. We must obtain a license from and compete with the hardware platform manufacturers in order to develop and sell titles for their respective hardware platforms, with each such manufacturer typically being the largest publisher and seller of software products for its own hardware platforms. As a result of their commanding positions in the interactive entertainment industry as the manufacturers of hardware platforms and publishers of titles for their own hardware platforms, these manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchasing than do any of their licensees.

In addition to the hardware platform manufacturers, we compete with other interactive entertainment software companies. Significant competitors include Activision, Inc., Capcom USA, Inc., Eidos PLC, Electronic Arts Inc., Infogrames Entertainment SA., Konami Corporation of America, Inc., Midway Games Inc., Namco Ltd., Sega Enterprises, Inc. (USA), Take-Two Interactive Software, Inc., THQ, Inc., Ubi Soft Entertainment and Vivendi Universal S.A. Many of these competitors are large corporations that have significantly greater financial, marketing, personnel and product development resources than us. Due to these greater resources, certain of these competitors are able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors of desirable motion picture, television, sports and character properties and pay more to third-party software developers than we can. Accordingly, we may not be able to achieve the levels of support and shelf space that such competitors receive. Similarly, as competition for popular properties increases, our cost of acquiring licenses for such properties is likely to increase, possibly resulting in reduced margins.

Furthermore, we face additional competition from the entry of new companies into the market, including large diversified entertainment companies, toy companies, large software companies, movie studios, and others.

Legal Proceedings

We are currently party to certain material, threatened and pending legal proceedings as briefly described below:

1. Rage Games Limited v. Majesco Sales Inc.    On September 20, 2002, Rage Games Limited ("Rage") filed a complaint against MSI in the United States District Court for the District of New Jersey. MSI filed and served its Answer on or about November 6, 2002 (Rage Games Limited is currently in bankruptcy proceedings and is no longer doing business in the ordinary course).

All five counts in the complaint arise out of two License and Distribution Agreements between Rage and MSI. Count One alleges breach by MSI of the first of the two agreements; Count Two alleges breach of the second agreement. Count Three alleges claims based on an unjust enrichment theory. Count Four asserts a right to relief on the basis of promissory estoppel. Count Five asserts a claim on an anticipatory repudiation theory. Rage seeks approximately $6 million in damages.

MSI asserts substantial defenses that the product was not fit for use. MSI's Answer included three counterclaims. The First and Second Counterclaim assert claims for damages arising out of Rage's breach of the first agreement, and the Third Counterclaim seeks damages for unjust enrichment in connection with the second agreement.

By order dated July 15, 2004, Chief Judge Bissel granted MSI a partial summary judgment as to the advances of $77,500 paid for three titles that never received platform approval. The Court denied the plaintiff's motion for partial summary judgment as well as the MSI's motion for partial summary judgment as to its remaining claims. A trial date has not been set.

2. National Association of Securities Dealers Review.    On December 17, 2003, we received a letter from the NASD's Market Regulation Department stating that the NASD was conducting a review of unusual trading activity in our common stock between the time of the signing of the letter of intent with respect to the Merger and the date that we announced that a letter of intent was signed. There also appears to be unusual trading activity around the time of the signing of the definitive agreement for the Merger and prior to the announcement of such signing.

By letter dated April 22, 2004, the NASD indicated that it had concluded its review and thanked us for our cooperation in the review. The letter indicated that the NASD referred the matter to the SEC for whatever action, if any, the SEC deems appropriate. The letter concluded that "This referral should not be construed as indicating that any violations of the federal securities laws or the NASD Conduct Rules have occurred, or as a reflection upon the merits of the security involved or upon any person who effected transactions in such security." If the Company is sanctioned or otherwise held liable for this trading, any such sanctions could have a material adverse effect on the Company's reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.

3. Entertainment Finance International, LLC.    On September 1, 2004, Entertainment Finance International, LLC (EFI) commenced a breach of contract action in the Supreme Court of the State of New York relating to an outstanding warrant held by EFI. EFI alleges that pursuant to the terms of the warrant, we are obligated to pay $1,750,000 for the repurchase of the shares underlying the warrant. We believe that this alleged repurchase obligation is not a valid claim and intend to vigorously defend against this action.

In the opinion of management and on the advice of counsel, the Company has made adequate provision for potential liabilities, if any, arising from the above matters. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.

4. JAKKS Pacific, Inc.    On October 18, 2004, the Company and MSI were served by JAKKS Pacific, Inc. with an Order to Show Cause for preliminary injunction and temporary restraining order and a summons and complaint in action in the United States District Court, Southern District of New York, alleging trade dress infringement and unfair competition under the Lanham Act by the Company's TV gaming products. The Company is investigating the facts alleged and intends to oppose the relief being sought.

Properties

We lease 21,250 square feet of office, development and storage space located at 160 Raritan Center Parkway, Edison, NJ 08837. The lease, which costs approximately $28,500 per month (plus taxes, insurance and operating costs), expires in July 2009.

Employees

We have 71 full time employees. We have not experienced any work stoppages and consider our relations with our employees to be good.

RECENT DEVELOPMENTS

On August 24, 2004, we appointed Carl Yankowski as our Chairman and Chief Executive Officer. In addition on September 9, 2004, we appointed James Halpin to our Board of Directors. Biographical information for Messrs. Yankowski and Halpin is included in the Management section below.

We have received written consents from the holders of a majority of our outstanding stock entitled to vote for (1) an amendment to our 2004 Employee, Director and Consultant Stock Plan to increase the amount of shares that may be awarded under the plan from 10,000,000 to 15,000,000 and the amount that a participant in the plan may receive in a given fiscal year from 2,000,000 to 8,000,000, and (2) the Company to amend its certificate of incorporation to effectuate, at the discretion of the Board, a reverse stock split of up to one for five. The Company has not yet determined if and when it will effectuate such a stock split. We plan to file as soon as practicable an information statement on Schedule 14(c) to effectuate these actions.

The purchasers of our units consisting of 7% convertible preferred stock and warrants sold in our February 2004 private placement have entered into agreements with us pursuant to which such purchasers, in exchange for warrants to purchase an aggregate of 2,583,000 shares of common stock, exercisable at $3.00 per share and expiring on September 15, 2007, have agreed to waive any penalties associated with the resale registration statement, of which this prospectus is part of, not having been declared effective by September 24, 2004. We have agreed with the purchasers that if such registration statement is not effective by October 30, 2004, we will pay to the purchasers a penalty equal to 1.5% of their original investment (approximately $375,000) and will pay an additional 1.5% for each additional 30-day period thereafter until the registration statement becomes effective. The penalties are payable in common stock or cash, at the option of the Company.

The purchasers also agreed not to dispose of the securities comprising the units or the underlying common stock until December 15, 2004, subject to extension under certain circumstances. The purchasers have also consented to an increase in the size of our Board of Directors from seven to nine members.

We have also entered into similar lock-up agreements with the holders of an aggregate of approximately 9,578,441 shares of our common stock, and a holder of 1,840,000 shares underlying warrants and convertible securities. Warrants issued to these holders are exercisable for an aggregate of 1,141,844 shares of common stock at an exercise price of $3.00 per share and expiring on September 17, 2007.

MANAGEMENT

Our Board of Directors

Name	Age	Position
Carl Yankowski	56	Chairman of the Board and Chief Executive Officer
Morris Sutton	65	Chairman Emeritus
Jesse Sutton	34	Director, President
Joseph Sutton	32	Director, Executive Vice President of Research and Development
Louis Lipschitz	59	Director
Marc Weisman	51	Director
James Halpin	53	Director
F. Peter Cuneo	59	Director

Carl Yankowski / Chairman of the Board and Chief Executive Officer.    Carl Yankowski has been Chairman and Chief Executive Officer since August 24, 2004. From November 2001 to August 2004, Mr. Yankowski was an active Principal of the Westerham Group LLC, a management and consulting firm. From March 2002 to the present, he has served as the Chairman of CRF, Inc., an electronic patient diaries company. From November 1999 to November 2001, he served as Chief Executive Officer of Palm, Inc., a handheld devices and solutions company. Prior to that, he was Chief Executive Officer of Reebok Brand at Reebok International Ltd., a sports footwear and apparel company. He was also President of Sony Electronics. Mr. Yankowski also served on the board of directors of Novell Inc. from June 2001 to February 2003, and currently serves on the board of directors of Chase Corporation, Informatica, TNX Television Holdings, Inc. and a number of privately-held companies. Mr. Yankowski holds a Bachelor of Science in Electrical Engineering and a Bachelor of Science in Management from the Massachusetts Institute of Technology, where he is on the board of the Sloan School of Management.

Morris Sutton / Chairman Emeritus    Morris Sutton has served as one of our directors since December 5, 2003 and since August 24, 2004 as our Chairman Emeritus. Mr. Sutton has more than 40 years of business experience and most recently, was the founder of MSI, our sole operating company and wholly-owned subsidiary, and, prior to the merger, was MSI's Chief Executive Officer from 1986 to December 2003. Morris Sutton is the father of Jesse Sutton and Joseph Sutton. From 1998 to 2001, Mr. Sutton was the Chairman of Majesco Biologicals, Inc., a biotechnology development company, which ceased all operations in 2001 pursuant to an assignment for the benefit of creditors.

Jesse Sutton / President / Member of the Board.    Jesse Sutton has served as one of our directors since December 5, 2003. Mr. Sutton is currently our President and has served in such capacity since December 2003 and, until August 24, 2004, served as our Chief Executive Officer. Since 1997, Mr. Sutton has served as the President of MSI, and from December 2003 to August 24, 2004, as its Chief Executive Officer. Jesse Sutton is Morris Sutton's son and Joseph Sutton's brother. From 1998 to 2001, Mr. Sutton was the President of Majesco Biologicals, Inc., a biotechnology development company, which ceased all operations in 2001 pursuant to an assignment for the benefit of creditors.

Joseph Sutton / Executive Vice President of Research and Development / Member of the Board.    Joseph Sutton has served as one of our directors since December 5, 2003. Mr. Sutton is currently our Executive Vice President of Research and Development and has served in such capacity since December 2003. From 1997 to October 2000 Mr. Sutton was a Vice-President of MSI; from October 2000 through September 2003 he was Vice President-Game Development of MSI and in December 2003 he became MSI's Executive Vice President of Research and Development. Joseph Sutton is Morris Sutton's son and Jesse Sutton's brother.

Louis Lipschitz / Member of the Board.    Louis Lipschitz has served as one of our directors since April 20, 2004. He also serves on the audit and compensation committees of our Board of Directors. From February 1, 1996 to March 2004, Mr. Lipschitz served as Executive Vice President and Chief Financial Officer of Toys "R" Us, Inc.

Marc Weisman / Member of the Board.    Marc Weisman has served as one of our directors since June 8, 2004. He is also a member of our audit and compensation committees of our Board of

Directors. From 1988 to January 1995, Mr. Weisman served as Chief Financial Officer of The Adco Group, a privately held real estate and financial services company. In January 1995, he joined Credit Suisse First Boston as a Director in the Principal Transactions Group. In October 1996, he formed Sagaponack Partners, L.P., a private equity concern.

James Halpin / Member of the Board.    James F. Halpin, 53, has been a director of the Company since September 9, 2004. Mr. Halpin retired in March 2000 as President and Chief Executive Officer and a director of CompUSA Inc., a retailer of computer hardware, software, accessories and related products, which he had been with since May 1993.

F. Peter Cuneo / Member of the Board.    F. Peter Cuneo, 59, has been a director of the Company since October 18, 2004. Mr. Cuneo served as the President and Chief Executive Officer of Marvel Enterprises, Inc. from July 1999 through January 2003. From September 1998 to July 1999, Mr. Cuneo served as Managing Director of Cortec Group Inc., a private equity fund. From February 1997 to September 1998, he was Chairman of Cuneo & Co., L.L.C., a private investment firm. From May 1996 to February 1997, Mr. Cuneo was President, Chief Executive Officer and a Director of Remington Products Company, L.L.C., a manufacturer and marketer of personal care appliances. From May 1993 to May 1996, he was President and Chief Operating Officer at Remington. He is also a Director of Waterpik Technologies, Inc. and Marvel Enterprises.

Pursuant to the terms of the 7% preferred stock, the Company agreed within 120 days of closing of the private placement to expand the size of the Board of Directors to seven members. Four of the seven members are to be "independent," and two of those independent members are to be nominated by the holders of the 7% preferred stock, so long as 51% of the currently outstanding 7% preferred stock remains outstanding.

Subject to applicable federal securities laws and the rules of the Nasdaq Stock Market with respect to board composition and corporate governance, the Board members elected by the holders of the 7% convertible preferred stock, shall serve on the Audit Committee and Compensation Committee of our Board of Directors and either director shall serve as the chairman of either or both committees.

Committees of the Board of Directors

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee whose members include Louis Lipschitz and Marc Weisman, both of whom are "independent" directors. Our Board of Directors is currently seeking to appoint additional members that will be deemed "independent" and may also serve on the Company's various committees. It is anticipated that the composition of these committees will change with the recent appointment of Mr. Halpin and Mr. Cuneo.

Director Compensation

In connection with their appointment to our Board, Louis Lipschitz, Marc Weisman and James Halpin were each granted options to purchase 100,000 shares of our Common Stock at an exercise price of $3.63, $3.00 and $3.07 per share, respectively, which options expire ten years from the grant date. In addition, we pay each of our non-employee directors $15,000 annually for serving on our Board and a fee of $1,000 for in-person attendance ($1,500 for the Chairman), and a fee of $500 for telephone attendance ($1,000 for the Chairman), at Board or committee meetings. Other than Messrs. Lipschitz, Weisman and Halpin we do not pay directors any cash compensation for serving as a director.

Compensation Committee Interlocks and Insider Participation

We currently have a Compensation Committee of our Board of Directors consisting of Louis Lipschitz and Marc Weisman. The Board of Directors as a whole made decisions relating to the compensation of our executive officers prior to the establishment of the Compensation Committee on July 15, 2004. Our committee has no interlocks with other companies.

Employment Agreements

We currently have employment agreements with Carl Yankowski, our CEO, and Patrick Flaherty, our Executive Vice President Sales and Marketing. Mr. Yankowski's employment agreement provides for an annual base salary of $375,000. He is also eligible to receive a discretionary bonus of up to $62,500 for the period from the effective date of the agreement through the close of our fiscal year and a discretionary bonus for each annual period thereafter of up to 100% of his base salary or more, based on the determination by the compensation committee that Mr. Yankowski achieved some or all of the performance goals and objectives established for the applicable bonus period. In addition, Mr. Yankowski was granted, pursuant to our 2004 Employee, Director and Consultant Stock Plan, options to purchase a total of 6,950,000 shares of our common stock, which options have various exercise prices and vesting schedules, and expire ten (10) years from the grant date. He is also eligible to receive a bonus of $1,000,000, on a post-tax basis, and additional "gross-up" payments to the extent he is subject to any tax liability as a result of his receipt of an "excess parachute payment", upon a change in control, subject to certain conditions. If we terminate Mr. Yankowski's employment without cause (as defined in the agreement) or the agreement is terminated by Mr. Yankowski for good reason (as defined in the agreement), Mr. Yankowski will receive the following severance benefits: (i) continued payment of his then base salary for a period of 12 months; (ii) a percentage of the annual bonus (provided an annual bonus would have otherwise been awarded); (iii) immediate vesting and exercisability of his unvested stock options (or other unvested compensatory equity awards) as if he remained in our employ for 18 months following such termination; (iv) a cash lump sum payment of the change in control bonus (as defined in the agreement) if such termination occurs within three months prior to a change in control (as defined in the agreement) or if earned at the time of termination, but not otherwise paid pursuant to Section 3(e); (v) reimbursement for any applicable premiums he pays to continue coverage under our Benefit Plans for a period of 12 months, or until he is eligible for similar benefits from another employer; provided, however, that if such termination occurs during the period commencing three months prior to a change in control and ending on the date that is 12 months after a change in control, his stock options (or other unvested compensatory equity) shall all be immediately and fully vested and exercisable. The agreement contains customary confidentiality, non-competition/non-solicitation, and indemnification terms and is terminable at-will by either party.

Mr. Flaherty's employment agreement provides for an annual base salary of $200,000. He is also eligible to receive a discretionary bonus of up to 50% of his base salary for the period of our fiscal year commencing on November 1, 2004 and each annual period thereafter, based on the determination by the Chief Executive Officer that Mr. Flaherty achieved some or all of the performance goals and objectives that are established for the applicable bonus period. In addition, Mr. Flaherty was granted, pursuant to our 2004 Employee, Director and Consultant Stock Plan, options to purchase a total of 500,000 shares of our common stock, which options have various vesting schedules, and expire ten (10) years from the grant date. If we terminate Mr. Flaherty's employment without cause (as defined in the agreement) or the agreement is terminated by Mr. Flaherty for good reason (as defined in the agreement), Mr. Flaherty will be eligible to receive severance benefits including, among other benefits and severance payments, continued payment of his then base salary for a period of 12 months, and an annual bonus (provided an annual bonus would otherwise have been awarded). The agreement contains customary confidentiality, non-competition/non-solicitation, and indemnification terms and is terminable at-will by either party.

Our Executive Officers

Our executive officers who are not directors are Jan E. Chason, our Chief Financial Officer, Joseph Tuchinsky, our Secretary, General Counsel and Senior Vice President of Business and Legal Affairs and Patrick Flaherty, our Executive Vice President Sales and Marketing. Other than our Chief Executive Officer and Executive Vice President Sales and Marketing, none of our executive officers have written employment agreements with us and all serve at the pleasure of the Board of Directors. Certain biographical information with respect to the executive officers is set forth below.

Jan E. Chason / Chief Financial Officer.    Jan E. Chason has served as our Chief Financial Officer since December 2003 and prior to the merger, as Chief Financial Officer of MSI, our sole operating business and wholly-owned subsidiary, since January 2, 2003. Prior to joining MSI, Mr. Chason provided interim Chief Financial Officer services through JEC Consulting Associates from June 2001 through December 2002. From June 1996 through June 2001, he served on the executive team of SFX Broadcasting and SFX Entertainment as the Chief Financial Officer of the following entities: Triathlon Broadcasting Company, The Marquee Group, Inc., and Artist Group International. He later served as Corporate Vice President Finance of SFX Entertainment. After the acquisition of SFX Entertainment by Clear Channel Communications Inc., he served as the Chief Financial Officer of Clear Channel Entertainment's Marketing and Media Divisions. Mr. Chason was a partner at Ernst & Young LLP from October 1982 through September 1994. Mr. Chason is a Certified Public Accountant and has a Bachelor of Business Administration from City College of New York.

Patrick Flaherty / Executive Vice President Sales and Marketing.    Patrick Flaherty joined Majesco on October 5, 2004. From January 2001 to August 2004, Mr. Flaherty was an active Principal of the Westerham Group LLC, a management and consulting firm. From 1999 to 2001, Mr. Flaherty was employed by Reebok International Ltd., a sports footwear and apparel company. Prior to that, he was Senior Vice President — U.S. Marketing of Sony Electronics. Prior to his employment with Sony Electronics, Mr. Flaherty served as Vice President — Asia Pacific Region for Polaroid Corporation. Mr. Flaherty spent the first five years of his career in a variety of sales and marketing positions at Gillette and Johnson&Johnson. Mr. Flaherty holds a B.S. from Northeastern University and an MBA from Babson College.

Joseph Tuchinsky / General Counsel / Senior Vice President Business and Legal Affairs and Secretary.    Joseph Tuchinsky joined Majesco on October 1, 2003. In his role, he is responsible for managing all of our business and legal affairs including development contracts, licensing relationships, litigation, intellectual property rights and corporate governance. Prior to joining the Company, Mr. Tuchinsky served as the Director of Legal and Business Affairs for Atari, Inc. and its predecessor company from October 2001 through August 2003 and Legal Counsel to Atari predecessor companies from September 1998 through September 2001. His prior positions included General Counsel for Future Vision Holding, Inc. and Senior Attorney for Long Island Lighting Corporation. Mr. Tuchinsky has a Bachelor of Arts from Queens College and Juris Doctor from Syracuse University College of Law.

Executive Compensation

The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of the four most highly compensated executive officers who were employed by us at the end of the fiscal year ended October 31, 2003, the most recent fiscal period for which information is available, for services rendered to us in all capacities during the three prior fiscal years ended October 31, 2003 and who earned in excess of $100,000 for services rendered to us during the fiscal year ended October 31, 2003. Pursuant to the Merger, MSI became our wholly-owned subsidiary and our sole operating business. Therefore, any information set forth in the table relating to the time period prior to December 5, 2003, the closing date of the Merger, relates to the operations of MSI for the periods indicated prior to MSI becoming a wholly-owned subsidiary of a public company.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation
		Salary	All Other Compensation (1)
Jesse Sutton, President and Chief	2003	350,000	17,000
Executive Officer (2)	2002	340,000	17,000
	2001	260,000	16,000
Joseph Sutton, Executive Vice President	2003	350,000	17,000
of Research and Development	2002	328,000	15,600
	2001	156,000	16,900
Morris Sutton, Chairman and former Chief	2003	450,000	17,000
Executive Officer (2)	2002	418,000	16,860
	2001	450,000	16,000
Jan E. Chason, Chief Financial Officer (3)	2003	159,000	—
	2002	—	—
	2001	—	—

(1)	Other Annual Compensation represents contributions to the Majesco Sales Inc. Profit Sharing Plan on behalf of Jesse, Morris and Joseph Sutton.

(2)	Jesse Sutton was named Chief Executive Officer on December 5, 2003, the closing date of the Merger and served in such capacity until August 24, 2004. Unless otherwise noted, prior to December 5, 2003, Morris Sutton served as Chief Executive Officer of MSI. Jesse Sutton currently serves as our President.

(3)	Mr. Chason began his employment with Majesco on January 2, 2003.

With respect to the current annual compensation of Joseph Sutton and Jesse Sutton, each of them has agreed to lower such compensation from $350,000 to $225,000.

There were no option grants to the executive officers named in the summary compensation table above during our fiscal year ended October 31, 2003. Of the named individuals, only Jan E. Chason holds options to purchase shares of our common stock, pursuant to a grant on March 25, 2004, to purchase 300,000 shares, with an exercise price of $1.90 per share, which expire on March 25, 2014.

Employee Benefit Plans

2004 Employee, Director and Consultant Stock Option Plan

Our 2004 Employee, Director and Consultant Stock Option Plan was approved by our Board of Directors in February 2004 and adopted by our stockholders on February 13, 2004, which approval by our stockholders became effective on April 13, 2004. Under this plan, we may grant incentive stock options, nonqualified stock options and stock. A total of 15,000,000 shares of common stock, once the amendment to the plan is effectuated, have been reserved for issuance under this plan, 3,852,000 of which are currently available for future grant.

The Stock Option Plan is to be administered by our Board of Directors, except to the extent that it delegates its authority to a committee of the Board. The Plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified options to our employees and directors (approximately 75 people), and consultants; provided, however, that any member of the Sutton family (as specified in the Plan), who is also one of our directors, executive officers, or greater than 5% beneficial owner of any of our issued and outstanding securities shall not be eligible to participate in and receive a grant or grants under the Plan.

For non-qualified options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equals the par value per share of our common stock

(i.e. $0.001 per share). For incentive stock options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equals 100% of the fair market value per share of our common stock on the date of grant of the incentive stock option. If the participant in the Plan owns more than 10% of the total combined voting power of the company, the exercise price per share must at least equal 110% of the fair market value per share of our common stock on the date of grant of the incentive stock option.

The maximum term of options granted under this plan is ten years. The exercise price of non-qualified stock options shall not be less than the par value of our common stock. The exercise price of incentive stock options shall not be less than 100% of the fair market value per share of common stock on the date of the option grant, with respect to plan participants who own 10% or less of the total combined voting power of all classes of our stock, and not less than 110% of the fair market value on the date of grant, with respect to plan participants who own more than 10% of the total combined voting power of all classes of our stock.

With respect to stock grants, the date prior to which an offer of a stock grant must be accepted by a grantee and the stock grant purchase price, if any, shall be determined by the Board. A stock grant may be subject to repurchase by us upon termination of employment of the grantee with the company, under certain circumstances

Limitation of Directors' Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act of 1933 (the "Securities Act"). Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the Delaware General Corporation Law, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

Prior to our merger with MSI on December 5, 2003, Jesse Sutton and Joseph Sutton each previously loaned MSI approximately $1.8 million, for an aggregate amount of approximately $3.5 million, in order to enable the Company to repay amounts due under a line of credit from a bank with the remainder used for working capital purposes. Jesse and Joseph Sutton were repaid, in the aggregate, approximately $2.5 million from the proceeds of our recently completed private placement. On February 26, 2004, in conjunction with the closing of the private placement and pursuant to negotiations with the placement agent, the remaining $1.0 million owed to them was exchanged for units having a value of $1.0 million which units consisted of (i) 100 shares ($1.0 million) of 7% Convertible Preferred Stock, which will be convertible at the option of the holder into 1,000,000 shares of our Common Stock and (ii) a three year warrant to purchase 1,000,000 shares of our Common Stock at an exercise price of $1.00 per share. Immediately prior to the initial closing of the private placement the market price of the common stock was $1.70.

On November 25, 2003, Albert Ades, the father-in-law of Jesse Sutton, loaned MSI $1.0 million. In exchange for the loan, Mr. Ades received a non-interest bearing convertible promissory note that would automatically convert into shares of our common stock upon (i) the consummation of our merger with MSI and (ii) an increase in our authorized shares of common stock sufficient to allow for the conversion of the note. MSI used the funds to satisfy a portion of its obligations pursuant to the Atari Settlement. The loan was satisfied in exchange for 2,000,000 shares of our Common Stock on April 23, 2004. The market price of our common stock on such date was $3.88.

We currently use the services of a printing and packaging company in which Morris Sutton's brother is a co-owner. In 2003, we received services from this company for which we were billed approximately $1.9 million. Such charges are to our knowledge, on terms no less favorable to what we could receive from providers of similar services.

During 2003, approximately 9,500,000 unregistered shares of our Common Stock were sold at a price of $0.10 per share. The proceeds of these sales were used to pay off debts to service providers and our other creditors, including a consulting fee payment in connection with the merger equal to $450,000 to Atlantis Equities, Inc. ("Atlantis"), an entity of which Robert S. Ellin, our former Chairman, is a principal. Atlantis also received consulting fees of approximately $130,000 for consulting services rendered to the Company in 2002 and 2003. In addition, Atlantis received an additional $300,000 upon completion of our recently completed private placement. The placement agent we used in connection with the recently completed private placement paid a referral fee to Atlantis which included 92 units (92 shares of 7% Convertible Preferred Stock and a warrant to purchase 920,000 shares of Common Stock) as a portion of the placement agent warrant that was issued to the placement agent.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our voting stock as of October 15, 2004, and as adjusted to reflect the sale of our common stock offered by this prospectus by:

•	the executive officers named in the summary compensation table;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is based upon 80,995,930 shares of common stock outstanding as of October 25, 2004 and determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of September 14, 2004, pursuant to the exercise of options, warrants or other derivative securities, are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of voting power is based on the number of shares beneficially owned by the person or entity identified and the following shares outstanding: (i) 80,995,930 shares of common stock; and (ii) 2,683 shares of 7% convertible preferred stock (equivalent of 26,830,000 shares of common stock).

Except as indicated in footnotes to this table, we believe that the stockholders named in this table (i) have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, and (ii) are not a broker-dealer or an affiliate of a broker-dealer, based on information provided to us by such stockholders.

Common Stock	Number of Shares Beneficially Owned		Percent of Class	Percent of Voting Power
Directors and Executive Officers
Carl Yankowski	3,040,625	(1)	3.6%	2.8%
Jesse Sutton	15,620,002	(2)(3)(4)	19.1%	14.4%
Jesse M. Sutton Foundation (4)	1,520,000		1.9%	1.4%
Joseph Sutton	15,620,002	(2)(3)(4)	19.1%	14.4%
Morris Sutton (5)	5,620,042	(3)(4)	7.0%	5.2%
Louis Lipschitz	0	(6)	*	*
Marc Weisman	0	(7)	*	*
James Halpin	0	(8)	*	*
F. Peter Cuneo	0	(8a)	*	*
Jan E. Chason	0	(9)	*	*
Patrick Flaherty	133,333	(10)	*	*
Joseph Tuchinsky	0	(9)	*	*
Executive officers and directors as a group	41,554,004		49.4%	37.4%
Five Percent Stockholders
Adam Sutton (11)	14,620,002	(3)	18.1%	13.6%
7% Convertible Preferred Stock (12)
Directors and Executive Officers
Jesse Sutton	50		1.9%	14.4%
Joseph Sutton	50		1.9%	14.4%
Executive officers and directors as a group	100		3.7%
Five Percent Stockholders
033 Growth Partners I LP (13)	172		6.4%	3.1%
Corsair Capital (14)	244		9.1%	4.4%
Harvest Opportunity Partners II LP (15)	377		13.9%	6.4%
Scoggin Capital Management	250		9.3%	4.5%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)	Represents shares of common stock underlying outstanding options but does not include outstanding options which have not vested and are not vesting within 60 days.

(2)	Includes 500,000 shares of common stock which may be acquired upon conversion of 50 shares of 7% convertible preferred stock and 500,000 shares of common stock which may be acquired upon exercise of warrants to purchase 500,000 shares of common stock.

(3)	Of the amounts identified, 250,000 shares of common stock are subject to an Escrow Agreement dated February 19, 2004, as further described in Note 14 to the Consolidated Financial Statements.

(4)	Morris Sutton, Jesse Sutton and Joseph Sutton act as officers of the Jesse M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the Foundation. Since the power to vote and dispose of the shares is shared among the three individuals, the number of shares disclosed under each of Jesse, Joseph and Morris Sutton does not include the number of shares held by the Foundation.

(5)	Pursuant to a voting agreement, Morris Sutton has the power to vote the shares held in the name of his daughter, Sarah Sutton. The voting agreement does not restrict Sarah from exercising all other rights of beneficial ownership, including disposition and the right to receive payments of dividends or other distributions from the Company with respect to the shares.

(6)	Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on April 20, 2005.

(7)	Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on June 8, 2005.

(8)	Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on September 9, 2005.

(8a)	Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on October 18, 2005.

(9)	Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on March 25, 2005.

(10)	Represents shares of common stock underlying outstanding options but does not include outstanding options which have not vested and are not vesting within 60 days.

(11)	Adam Sutton is the adult son of Morris Sutton and brother of Jesse and Joseph Sutton. Adam is not an executive officer or director of the company.

(12)	All shares of 7% convertible preferred stock are immediately convertible into shares of common stock at a current conversion ratio of $1.00 per share for each share of 7% convertible preferred stock with each share having a value of $10,000. Each share of 7% convertible preferred stock has voting rights on an as-converted basis and votes together with the common stock as one class, except as otherwise regulated by law.

(13)	Does not include shares held by 033 Growth Int'l Fund Ltd., 033 Growth Partners II LP, and Oyster Pond Partners over which Michael T. Vigor has investment power and Lawrence C. Long Jr. has voting power, along with the shares held by 033 Growth Partners I LP.

(14)	Does not include shares held by Caspian Capital Partners L.P., Mariner Opportunities, Corsair Capital Investors, Ltd., Corsair Long/Short International, Corsair Capital Partners 100, and Corsair Select over which Jay Petschek and Steven Major share voting and investment power, along with the shares held by Corsair Capital.

(15)	Does not include shares held by Harvest Opportunity Offshore Ltd. and Harvest Opportunity Partners II Qualified L.P., beneficial ownership of which is held by Joseph A. Jolson, along with the shares held by Harvest Opportunity Partners II LP. The percentage of voting power reflects 680,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (340,000 shares) and (ii) warrants having an exercise price of $1.00 per share (340,000 shares), as the securities underlying a warrant to purchase units (originally issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with the private placement).

SELLING STOCKHOLDERS

This prospectus covers offers and sales of the following shares of common stock:

•	2,000,000 shares of common stock issued upon conversion of an outstanding Convertible Note dated as of November 25, 2003;

•	25,830,000 shares of common stock issuable upon the conversion of outstanding 7% convertible preferred stock issued in connection with a private placement completed on February 26, 2004, which shares are subject to restrictions on transfer pursuant to a lock-up agreement;

•	25,830,000 shares of common stock issuable upon the exercise of warrants having an exercise price of $1.00 per share that were issued in connection with a private placement completed on February 26, 2004, which shares are subject to restrictions on transfer pursuant to a lock-up agreement;

•	1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price $1.00 per share (500,000 shares) that were issued to Jesse Sutton in exchange for previously outstanding indebtedness;

•	1,000,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (500,000 shares) and (ii) warrants having an exercise price $1.00 per share (500,000 shares) that were issued to Joseph Sutton in exchange for previously outstanding indebtedness;

•	2,520,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (1,260,000 shares) and (ii) warrants having an exercise price of $1.00 per share (1,260,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to JMP Securities LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004;

•	680,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (340,000 shares) and (ii) warrants having an exercise price of $1.00 per share (340,000 shares), as the securities underlying a warrant to purchase units held by Harvest Opportunity Partners II LP (originally issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004);

•	240,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (120,000 shares) and (ii) warrants having an exercise price of $1.00 per share (120,000 shares), as the securities underlying the warrant to purchase units held by Harvest Opportunity Offshore Ltd. (originally issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004);

•	80,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (40,000 shares) and (ii) warrants having an exercise price of $1.00 per share (40,000 shares), as the securities underlying the warrant to purchase units held by Harvest Opportunity Partners II Qualified LP (originally issued to JMP Asset Management LLC as a portion of the placement agent fee issued in connection with a private placement on February 26, 2004);

•	1,840,000 shares of common stock issuable upon (i) the conversion of 7% convertible preferred stock (920,000 shares) and (ii) warrants having an exercise price of $1.00 per share (920,000 shares), as the securities underlying the placement agent warrant to purchase units that was issued to Atlantis Equities, Inc. as a portion of the placement agent fee issued in connection with a private placement completed on February 26, 2004, which shares are subject to restrictions on transfer pursuant to a lock-up agreement;

•	302,000 shares of common stock issued to CEOcast, Inc. pursuant to a consultation agreement, dated as of November 8, 2003;

•	160,000 shares of common stock issued to Hayden Communications, Inc. pursuant to a consultation agreement, dated as of November 26, 2003; and

•	100,000 shares of common stock issued to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. pursuant to a settlement agreement, dated as of December 5, 2003.

The shares of common stock identified above that are subject to lock-up agreements are restricted from being disposed of until December 15, 2004, subject to extension under certain circumstances.

The following table provides information on the selling stockholders, their current beneficial ownership of our securities, the number of shares offered for each stockholder's account, and the amount and percentage of their beneficial ownership after this offering, assuming they sell all of the offered shares. "Beneficial ownership" here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after the date of this prospectus. The table also includes stock issuable on exercise of the warrants described above.

The information in the table was provided by the selling stockholders. Except as noted in the footnotes, (i) no selling stockholder has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates and (ii) the shares included in this offering under the column entitled "Shares Offered" consist of common stock, half of which is to be acquired upon conversion of our 7% preferred stock and the other half of which is to be acquired upon exercise of warrants to purchase common stock. The calculation of the percentage of common stock beneficially owned after the offering is based on 80,995,930 shares outstanding as of October 25, 2004.

Name of Selling Stockholder	Shares Beneficially Owned Before The Offering	Shares Offered	Shares Beneficially Owned After The Offering	% of Common Stock Beneficially Owned After The Offering
033 Growth Partners I LP (1)	3,440,000	3,440,000	0	*
033 Growth Int'l Fund Ltd. (1)	1,700,000	1,700,000	0	*
033 Growth Partners II LP (1)	1,080,214	1,080,000	0	*
Oyster Pond Partners (1)	781,786	780,000	0	*
Asher Roshanzamir	500,000	500,000	0	*
EBR Holdings II L.P. (2)	1,600,000	1,600,000	0	*
Brian Potiker Trustee of the Brain Potiker Revocable Trust UAD 8/7/96	400,000	400,000	0	*
Corsair Capital (3)	4,880,000	4,880,000	0	*
Caspian Capital Partners LP (3)	900,000	900,000	0	*
Mariner Opportunities (3)	900,000	900,000	0	*
Corsair Capital Investors, Ltd (3)	600,000	600,000	0	*
Corsair Long / Short / International (3)	230,000	230,000	0	*
Corsair Capital Partners 100 (3)	170,000	170,000	0	*
Corsair Select (3)	2,120,000	2,120,000	0	*
Sandor Capital Master Fund (4)(**)	800,000	800,000	0	*
Edward & Heide Stiel	100,000	100,000	0	*
Gigi Mechlowitz	390,000	390,000	0	*
Howard Moher	180,000	180,000	0	*
Charles Spieler	30,000	30,000	0	*
Gotham Holdings, L.P. (5)	2,269,500	2,000,000	269,500	*
Jacob Wizman	515,000	500,000	15,000	*
Jay Rubin	200,000	200,000	0	*
Harvest Opportunity Partners II LP (6)	7,546,000	7,546,000	0	*
Harvest Opportunity Offshore Ltd (6)	2,706,000	2,706,000	0	*
Harvest Opportunity Partners II Qualified LP (6)	748,000	748,000	0	*
Leonard H. Sherman	500,000	500,000	0	*
Logos Partners, LP (7)	800,000	800,000	0	*
Michael Goldstein Pension Plan	100,000	100,000	0	*
Rachel Landau Family Trust	200,000	200,000	0	*
Michael P. Sheison	288,000	260,000	28,000	*
Richard Molinsky	350,000	100,000	250,000	*
Schottenfeld Qualified Associates (8)(**)	1,600,000	1,600,000	0	*
CSL Associates LP (9)(**)	300,000	300,000	0	*
Scoggin Capital Management	5,000,000	5,000,000	0	*
Stephen S. Taylor	100,000	100,000	0	*

Name of Selling Stockholder	Shares Beneficially Owned Before The Offering		Shares Offered		Shares Beneficially Owned After The Offering		% of Common Stock Beneficially Owned After The Offering
RBC Dain Rauscher Fbo Trevor Colby IRA	160,000		160,000		0		*
Trevor Colby (**)	140,000		140,000		0		*
Dylan Colby (**)	100,000		100,000		0		*
R.H. Realty Money Purchase Plan (11)	200,000		200,000		0		*
Michael G. Balog	1,000,000		1,000,000		0		*
Broadlawn Capital LLC (12)	100,000		100,000		0		*
Nob Hill Capital Partners	0		500,000		0
West End Capital Partners (13)	800,000		800,000		0		*
Jon D. Gruber Ttee FBO Jonathan Wyatt
Gruber Trust (14)	50,000		50,000		0		*
Jon D. Gruber And Linda W. Gruber	600,000		600,000		0		*
Lindsay Gruber Dunham (14)	50,000		50,000		0		*
Lagunitas Partners LP (15)	600,000		600,000		0		*
Gruber McBaine International (15)	2,400,000		2,400,000		0		*
J. Patterson McBaine	300,000		300,000		0		*
Wendy Jo Lewis	100,000		100,000		0		*
Harvey Bibicoff	1,550,000	(16)	200,000		1,350,000		1.9%
Dynacap Global (17)	0		1,000,000		0		*
Scott Christie	100,000		100,000		0		*
Michael Solomon	0		100,000		0		*
Fennmore Holdings LLC (18)	300,000		300,000		0		*
Morris Cabasso	200,000		200,000		0		*
Joseph B. Rubin	200,000		200,000		0		*
Albert Ades	2,000,000		2,000,000		0		*
Jesse Sutton	15,620,002		1,000,000		14,620,002	(19)	18%
Joseph Sutton	15,620,002		1,000,000		14,620,002	(19)	18%
JMP Securities LLC	2,520,000		2,520,000		0		*
Atlantis Equities, Inc. (20)	2,078,191	(21)	1,840,000		2,078,191		2.3%
CEOcast, Inc	302,000		302,000	(22)	0		*
Hayden Communications, Inc.	160,000		160,000	(22)	0		*
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	175,000	(23)	100,000	(22)	75,000		*

*	Less than one percent.

**	The selling stockholder is an affiliate of a broker-dealer. It purchased the shares in the ordinary course of business and at the time of the purchase of the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	Michael T. Vigor has investment power over the securities and Lawrence C. Long Jr. has voting power over the securities.

(2)	Beneficial ownership of the securities is held by EBR, Inc. Brian Potiker, Lowell Potiker, Hughes Potiker and Sheila Potiker share voting and investment power over the securities.

(3)	Jay Petschek and Steven Major share voting and investment power over the securities.

(4)	Beneficial ownership of the securities may be deemed to be held by John S. Lemak.

(5)	Beneficial ownership of the securities may be deemed to be held by Russell L. Anmuth.

(6)	Beneficial ownership of the securities may be deemed to be held by Joseph A. Jolson.

(7)	Beneficial ownership of the securities may be deemed to be held by Clark Lehman.

(8)	Beneficial ownership of the securities may be deemed to be held by Richard Schottenfeld.

(9)	Beneficial ownership of the securities may be deemed to be held by Charles S. Lipson.

(10)	Holds the securities as nominee for its affiliate, Game Boy Partners, L.L.C. Beneficial ownership of the securities may be deemed to be held by Craig W. Effran and Curtis J. Schenker.

(11)	Beneficial ownership of the securities may be deemed to be held by Ralph Herzka.

(12)	Beneficial ownership of the securities may be deemed to be held by Jon Bloom.

(13)	Beneficial ownership of the securities may be deemed to be held by Charles S. G. Bolton.

(14)	John D. Gruber has voting and investment power over the securities.

(15)	Gruber & McBaine Capital Management, LLC is the general partner. John D. Gruber and J. Patterson McBaine share investment power over the securities.

(16)	Includes 200,000 shares held by his wife.

(17)	Beneficial ownership of the securities may be deemed to be held by DynaCapital SA, an investment advisor, of which S. Aeschbecher and T. Veillet are the principals.

(18)	Beneficial ownership of the securities may be deemed to be held by Mark Nordlicht.

(19)	All of the securities are subject to restrictions on transfer that expire one year from the date of this prospectus.

(20)	Robert Ellin is a principal and Nancy Ellin, his wife, is the sole director and sole stockholder.

(21)	This amount does not include 1,840,000 shares being offered hereunder with respect to which Atlantis Equities, Inc. does not have the right to acquire now or within 60 days after the date of this prospectus unless it chooses to waive a restriction on conversion or exercise upon 61 days prior notice which restricts such conversion or exercise to the extent such holder thereafter would beneficially own more than 4.99% of our issued and outstanding common stock.

(22)	Represents shares of common stock held directly by the selling stockholder.

(23)	Does not include shares which may be held by the individual members of the law firm.

PLAN OF DISTRIBUTION

We have registered the shares on behalf of the selling stockholders. For the purposes herein, the term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, corporate dividend, partnership or limited liability company distribution or other transfer. We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts, or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders. The selling stockholders may offer their shares at various times in one or more of the following transactions, or in other kinds of transactions:

•	transactions on the Over-The-Counter Bulletin Board;

•	in private transactions other than through the Over-The-Counter Bulletin Board;

•	in connection with short sales of our shares;

•	by pledge to secure debts and other obligations;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions;

•	in standardized or over-the-counter options; or

•	in a combination of any of the above transactions.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of that rule.

The selling stockholders may sell their shares at quoted market prices, at prices based on quoted market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers may either receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be "underwriters" within the meaning of the Securities Act. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the rules and regulations of the SEC, any person engaged in the distribution or the resale of our shares may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the commencement of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our Certificate of Incorporation, we are authorized to issue 250,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share, of which 3,000 shares have been designated 7% convertible preferred stock.

Common Stock

Voting Rights.    Holders of Common Stock are entitled to one vote per share held of record on all matters to be voted on by the stockholders.

Dividends.    Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the rights of the holders of preferred stock, if any.

Liquidation Preference.    In the event we liquidate, dissolve or wind up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any then outstanding shares of Preferred Stock.

Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of Common Stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of Preferred Stock which are currently outstanding or which the Board of Directors may designate and issue in the future. We currently have 250,000,000 shares of Common Stock authorized.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights that could materially adversely affect the voting power of the holders of Common Stock or other series of Preferred Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing our change in control.

Series A Convertible Preferred Stock

We previously authorized 1,000,000 shares of Preferred Stock, designated as Series A convertible preferred stock, $0.001 par value per share, of which 572,888 shares were issued and outstanding immediately prior to their conversion into 40,675,048 shares of our Common Stock which occurred on April 23, 2004. All of the previously outstanding shares of Series A convertible preferred stock were distributed to the stockholders of MSI as part of the consideration for the merger which occurred in December 2003. All shares were convertible at the option of the holder into shares of Common Stock at a ratio of 71 shares of Common Stock for each share of Series A convertible preferred stock.

7% Convertible Preferred Stock

We have currently authorized 3,000 shares of 7% Convertible Preferred Stock, $0.001 par value per share, of which 2,683 shares are currently outstanding. The 7% convertible preferred stock is convertible at the option of the holder into 10,000 shares of Common Stock of the Company per share of 7% convertible preferred stock at a conversion price of $1.00. Each share of 7% convertible preferred stock is entitled to receive a 7% cumulative dividend payable solely in shares of Common Stock, on an annual basis. In addition, the holders of the 7% convertible preferred stock shall be entitled to share in any dividends paid on the Common Stock on an "as converted" basis. The holders of the 7% convertible preferred stock will be entitled to a liquidation preference equal to the amount invested per share, plus any accrued and unpaid dividends. The 7% convertible preferred stock has voting rights on an as-converted basis and votes together with the Common Stock as one class, except that it votes as a separate class on certain directors as described below and except as otherwise required by law.

The 7% convertible preferred stock shall rank senior to any other class or series of our capital stock. In the event of a liquidation, the holders of the 7% convertible preferred stock, after provision for payment of our debts and liabilities, before any distribution is made with respect to any other class or series of our capital stock will be entitled to receive a liquidation preference equal to the original purchase price of the 7% convertible preferred stock plus all accrued and unpaid dividends thereon.

Each share of 7% convertible preferred stock shall automatically convert into Common Stock of the Company at a conversion price of $1.00 per share at such time as the closing price of the Common Stock is equal to or greater than $2.50 per share for a 60 consecutive calendar day period, provided that during such 60 consecutive calendar day period, the average daily trading volume for each day is equal to or greater than 75,000 shares.

The certificate of designation for the 7% convertible preferred stock shall provide that, within 120 days after the final Closing of the Offering, there shall be a maximum of seven (7) directors on the Board of Directors. At each election of directors after the final Closing, for so long as 51% of the 7% convertible preferred stock remains outstanding, based on the number of shares outstanding as of the final Closing, a majority of the holders of the 7% convertible preferred stock will have the right to nominate two members to the Company's Board of Directors, on behalf of the holders of the 7% Preferred Stock, who are "independent" within the meaning of the regulations promulgated by Nasdaq for companies quoted on the Nasdaq National Market and by the American Stock Exchange for companies traded on such exchange. In addition, the consent, which shall not be unreasonably withheld, of a majority of the holders of the 7% convertible preferred stock will be required with respect to the appointment by the Company of two "independent" members of the Company's Board of Directors.

Subject to applicable federal securities laws and the rules of the Nasdaq Stock Market with respect to board composition and corporate governance, the Board members elected by the holders of the 7% convertible preferred stock, shall serve on the Audit Committee and Compensation Committee of the Company's Board of Directors and either director shall serve as the chairman of either or both committees.

Warrants Issued in Recent Private Placement

Exercise Price and Terms.    Each warrant issued in our recently completed private placement (the "Warrants"), entitles the holder thereof to purchase at any time until three years after the issue date, up to ten thousand (10,000) shares of Common Stock at an exercise price equal to $1.00 per share. The holder of any Warrant may exercise such Warrant by surrendering the Warrant to us, with the notice of exercise properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

The Company, at its option, may call, at a price of $.001 per share of Common Stock underlying the Warrant, up to one hundred percent (100%) of the Warrants in the event the closing price of the Common Stock is equal to or greater than $2.50 for a 60 consecutive calendar day period, provided that during such 60 consecutive calendar day period, the average daily trading volume for each day is equal to or greater than 75,000 shares. Upon a call, the holder may exercise such Warrant and in the event the holder elects not to exercise the Warrant, then the Company may repurchase at such price.

Placement Agent Warrant

Exercise Price and Terms.    Each Warrant entitles the holder thereof to purchase at any time until five years after the issue date, one Unit, consisting of one share of 7% convertible preferred stock and a Warrant, at a price per Unit equal to $10,000.00. The Placement Agent may exercise the Placement Agent Warrant by surrendering it to us, with the notice of exercise properly completed and executed, together with payment of the exercise price. The Placement Agent Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

Warrants Issued pursuant to Lock-Up Agreement

Exercise Price and Terms.    In connection with a waiver of penalties and a lock-up of certain securities issued to purchasers of the units sold in the February 2004 private placement, we issued warrants to purchase an aggregate of 2,583,000 shares of common stock, exercisable at $3.00 per share and expiring on September 17, 2007. In addition, in return for a similar lock-up from holders of an aggregate of 9,578,441 shares of common stock, and a holder of 1,840,000 shares underlying warrants and convertible securities, we issued to such holders warrants to purchase an aggregate of 1,141,844 shares of common stock, exercisable at $3.00 per share and expiring on September 17, 2007. The warrants are callable if (i) the price of our common stock is at least $5.00 per share for 60 consecutive days, (ii) the average daily trading volume for such 60-day period is at least 75,000 shares, and (iii) the sale of the underlying common stock is registered for resale. We agreed to file a registration statement as to such shares by January 31, 2005, subject to extension under certain circumstances. The purchasers also received certain piggyback registration rights. We also agreed that we would not call the warrants included in the units issued in February 2004 at least until the lock-up expires.

Registration Obligation

We have agreed to file on or before May 26, 2004, a registration statement on Form S-1 or other appropriate registration document with the SEC covering the resale of the shares of Common Stock issuable upon conversion of the 7% convertible preferred stock and issuable upon exercise of the Warrants, as well as the shares of Common Stock issuable upon conversion and exercise, as applicable, of the securities underlying the Placement Agent Warrants. In the event we do not file the registration statement by such date, we shall be obligated to pay an amount, as liquidated damages to each holder of the 7% Preferred Stock, equal to 1.5% of such holder's initial investment in the Units for each thirty day period we fail to file subsequent to such date. In addition, in the event the registration statement is not declared effective by the SEC by August 24, 2004, we shall be obligated to pay an amount, as liquidated damages to each holder of the 7% convertible preferred stock, equal to 3.0% of such holder's initial investment in the Units for each thirty day period the registration statement is not declared effective by such date (September 24, 2004).

Restrictions on Transfer of Securities Prior to Registration

The 7% convertible preferred stock, the Warrants and the Placement Agent Warrant, including, prior to their registration for resale as described above, the shares of Common Stock issuable upon conversion of the 7% convertible preferred stock and issuable upon exercise of the Warrants, may not be transferred except as provided below. Prior to any proposed transfer of any of the identified securities, including such Common Stock, the holder thereof shall give written notice to us of such holder's intention to affect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by either (i) if required, a written opinion of legal counsel to the holder which shall be reasonably satisfactory to us to the effect that the proposed transfer of the securities may be effected without registration under the Securities Act or (ii) a "no-action" letter from the SEC to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by such holder to us. We will not require such a legal opinion or "no action" letter (x) in any transaction in compliance with Rule 144 promulgated under the Securities Act, (y) in any transaction in which the holder distributes securities solely to its stockholders on a pro rata basis for no consideration, or (z) in any transaction in which a holder which is a partnership distributes securities solely to partners thereof on a pro rata basis for no consideration. These restrictions will terminate with respect to any such securities following their registration for resale pursuant to our registration obligation described above.

Option Plan

We authorized adopting a 2004 Employee, Director and Consultant Stock Plan, pursuant to which we had reserved 10,000,000 shares of Common Stock for issuances under the plan to eligible participants. Our stockholders approved this stock option plan pursuant to a majority written consent dated February 13, 2004, which approval by our stockholders was effective on April 13, 2004.

Pursuant to a majority written consent, the holders of a majority of our outstanding stock entitled to vote, approved an increase in the amount of shares that may be awarded under the plan from 10,000,000 to 15,000,000. We plan to file an information statement on Schedule 14(c) in order to effectuate these actions.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Florida Atlantic Stock Transfer Inc.

Listing

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "MJSH."

LEGAL MATTERS

The legality of the shares of common stock offered in this prospectus has been passed upon by our counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., New York, New York. Members of the Mintz firm hold in the aggregate 11,971 shares of common stock. In addition, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. holds approximately 175,000 shares of common stock, of which 100,000 shares are being offered in this prospectus.

EXPERTS

The consolidated financial statements of Majesco Sales Inc and subsidiary as of October 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' deficiency and cash flows for each of the years in the three-year period ended October 31, 2003, have been included herein in reliance upon the report of Goldstein Golub Kessler LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

On January 5, 2004, we dismissed our independent auditors, Israeloff, Trattner & Co. P.C. ("Israeloff"). The decision to change independent auditors was made in connection with our merger and change of control of the Company, as reported in our Current Report on Form 8-K, dated December 5, 2003, and filed on December 22, 2003. In lieu of an audit or similar committee of the Board of Directors, the decision to dismiss Israeloff was recommended and approved by our Board of Directors. The report of Israeloff on our financial statements as of and for the fiscal year ended December 31, 2002 contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for the fiscal year ended December 31, 2002 and during the subsequent period that began on January 1, 2003 and ended on January 4, 2004, there were no disagreements with Israeloff on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if they had occurred and not been resolved to the satisfaction of Israeloff, would have caused Israeloff to make reference to such disagreements in their report on the financial statements for such year. Israeloff was engaged by us on April 4, 2003 and had no involvement with us relating to the fiscal year ended December 31, 2001. On February 11, 2004, we engaged Goldstein Golub Kessler LLP, our current independent accountants

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
Independent Auditor's Report	F-2
Majesco Sales Inc. and subsidiary
Consolidated balance sheet — October 31, 2003 and 2002	F-3
Consolidated statement of operations — Years ended October 31, 2003, 2002 and 2001	F-4
Consolidated statement of shareholders' deficiency — Years ended October 31, 2001, 2002 and 2003	F-5
Consolidated statement of cash flows — Years ended October 31, 2003, 2002 and 2001	F-6
Notes to consolidated financial statements	F-7 – F-15
Majesco Holdings Inc. and subsidiaries
Consolidated Balance Sheet as of July 31, 2004 (unaudited)	F-16
Consolidated statement of operations and comprehensive loss for the nine months ended July 31, 2004 and 2003 (unaudited)	F-17
Consolidated statement of stockholders' deficiency for the nine months ended July 31, 2004 (unaudited)	F-18
Consolidated statement of cash flows for the nine months ended July 31, 2004 and 2003 (unaudited)	F-19
Notes to consolidated financial statements (unaudited)	F-20 – F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Majesco Sales Inc.

We have audited the accompanying consolidated balance sheets of Majesco Sales Inc. and subsidiary as of October 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' deficiency and cash flows for each of the three years in the period ended October 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Majesco Sales Inc. and subsidiary as of October 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York
January 7, 2004, except for the last two paragraphs of Note 14, as to which the date is
February 17, 2004.

MAJESCO SALES INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
(DOLLARS IN THOUSANDS)

	October 31,
	2003	2002
ASSETS
Current Assets
Cash and cash equivalents	$314	$692
Due from factor	596	3,510
Inventory	10,995	2,709
Capitalized software development costs and prepaid license fees	3,794	4,666
Prepaid expenses	981	1,101
TOTAL CURRENT ASSETS	16,680	12,678
Property and equipment – net	855	1,059
Other assets	76	479
TOTAL ASSETS	$17,611	$14,216
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities
Accounts payable and accrued expenses	$8,155	$7,509
Due to financing company	3,066	465
Advances from customers	11,624	4,121
Settlement obligation – current portion	4,000	3,300
Loan payable – shareholders – current portion	562
Advance from officer	200
TOTAL CURRENT LIABILITIES	27,607	15,395
Settlement obligation – net of current portion	2,710
Capital lease obligations, net of current obligations	24	65
Loan payable – bank	2,360
Loans payable – shareholders	3,000	1,267
Commitments and contingencies
Shareholders' deficiency
Common stock – $.001 par value; 40,000,000 shares authorized; 15,325,000 shares issued and outstanding	15	15
Series A Convertible Preferred stock – $.001 par value; 1,000,000 shares authorized; 925,000 shares issued and outstanding	1	1
Additional paid in capital	284	284
Accumulated deficit	(16,012)	(5,171)
Accumulated other comprehensive loss	(18)
TOTAL SHAREHOLDERS' DEFICIENCY	(15,730)	(4,871)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$17,611	$14,216

See notes to consolidated financial statements

MAJESCO SALES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

		Year Ended October 31,
		2003	2002	2001
	Net revenues	$46,608	$49,688	$60,566
	Cost of sales:
	Product costs	25,172	26,198	35,022
	Software development costs and license fees	5,631	5,794	5,901
		30,803	31,992	40,923
	Gross profit	15,805	17,696	19,643
	Operating expenses:
	Product research and development	2,554	2,887	3,284
	Selling and marketing	10,234	8,156	5,729
	General and administrative	2,861	4,742	4,870
	Depreciation and amortization	356	368	236
	Litigation and settlement expenses	4,908
	Loss on impairment of software development costs	3,656
	Severance to former key employees			1,500
	Total operating expenses	24,569	16,153	15,619
	Operating (loss) income	(8,764)	1,543	4,022
	Other expenses:
	Interest and financing costs	2,077	2,093	2,702
	Abandoned equity offering expenses		201
	Uncollectible affiliate debt			1,215
	Net income (loss)	$(10,841)	$(751)	$107
Net income (loss) per share:	Basic	$(.71)	$(.05)	$.01
	Diluted	$(.71)	$(.05)	$—
	Weighted average number of common shares outstanding:
	Basic	15,325,000	15,325,000	15,325,000
	Diluted	15,325,000	15,325,000	81,000,000

See notes to consolidated financial statements

MAJESCO SALES INC. AND SUSIDIARY
CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
(IN THOUSANDS)

	Common Stock	Series A Preferred Stock ($.001 par)	Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders' Deficiency
Balance at October 31, 2000	$15	$1	$284	$(1,558)	$0	$(1,258)
Net income	—			107	—	107
Total comprehensive income						107
Distributions to shareholders	—			(2,595)	—	(2,595)
Balance at October 31, 2001	15	1	284	(4,046)	—	(3,476)
Net loss	—			(751)	—	(751)
Total comprehensive loss						(751)
Distributions to shareholders	—			(374)	—	(374)
Balance at October 31, 2002	15	1	284	(5,171)	—	(4,871)
Net loss	—			(10,841)	—	(10,841)
Foreign currency translation adjustment					(18)	(18)
Total comprehensive loss						(10,859)
Balance at October 31, 2003	$15	$1	$284	$(16,012)	$18	$(15,730)

See notes to consolidated financial statements

MAJESCO SALES INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
(IN THOUSANDS)

	Year Ended October 31,
	2003	2002	2001
Cash flows from operating activities
Net income (loss)	$(10,841)	$(751)	$107
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	356	368	236
Settlement obligations	4,908
Loss on impairment of software development costs	3,656
Write off of receivable from affiliate			1,215
Changes in assets and liabilities
Decrease (increase) in due to and from factor, net	2,914	(1,662)	4,543
(Increase) decrease in inventory	(8,286)	4,856	(2,777)
Increase in capitalized software development costs and prepaid license fees	(2,307)	(2,881)	(933)
Decrease (increase) in prepaid expenses	120	(1,013)	243
(Increase) decrease in other assets	(76)	259	(389)
(Decrease) increase in accounts payable and accrued expenses	(821)	702	4,144
Increase (decrease) in advances from customers	7,503	724	(2,603)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(2,874)	602	3,786
Cash flows from investing activities
Purchases of property and equipment	(152)	(297)	(596)
Collection of affiliate receivable			269
NET CASH USED IN INVESTING ACTIVITIES	(152)	(297)	(327)
Cash flows from financing activities
Principal payments on loan payable – bank	(2,360)	(91)	(44)
Net proceeds (repayments) – finance company	2,601	183	(233)
Net proceeds (repayments) – loan from shareholders	2,295	36	(380)
Principal payments on capital lease obligations	(44)	(38)	(24)
Advances from officer	200
Distributions to shareholders		(374)	(2,595)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,692	(284)	(3,276)
Effect of exchange rate changes on cash and cash equivalents	(44)
Net (decrease) increase in cash and cash equivalents	(378)	21	183
Cash and cash equivalents at beginning of year	692	671	488
Cash and cash equivalents at end of year	$314	$692	$671
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$1,892	$1,747	$2,182
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY:
Capital lease obligations incurred			$163

See notes to consolidated financial statements

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Business Activity

Majesco Sales Inc. and subsidiary ("Majesco" or "Company") is a developer, publisher, and marketer of interactive entertainment software. The Company has released titles for all major videogame platforms and handhelds, including Sony's PlayStation and PlayStation® 2, Nintendo's N64, SNES, Game Boy™, Game Boy Color™, Game Boy™ Advance and GameCube™, Microsoft's Xbox™, Sega's Dreamcast, Genesis and Game Gear, and the personal computer ("PC"). Additionally, the Company is a manufacturer of a number of accessories licensed by Nintendo. The Company's target audiences range from game enthusiasts and children to mass-market consumers and "value-priced" buyers. The Company's customers include Wal-Mart, Target, Toys "R" Us, Best Buy, Electronics Boutique, Gamestop and other national and regional retailers, discount store chains and specialty retailers. Internationally, the Company's products are published through licensing arrangements with other publishers.

During the years ended October 31, 2003, 2002 and 2001, sales of videogames approximated 93%, 95% and 95%, respectively, of net revenues.

2.	Summary of Significant Accounting Policies

Principles of Consolidation.    The accompanying consolidated financial statements include the accounts of Majesco Sales Inc. and its wholly owned subsidiary, Majesco Europe Limited (a company incorporated in the United Kingdom, which commenced operations in February 2002). Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition.    The Company recognizes revenue upon shipment of its product when title and risk of loss are transferred. In order to recognize revenue, the Company must not have any continuing obligations and it must also be probable that the Company will collect the accounts receivable. Revenues, including sales to resellers and distributors, are recognized when these conditions are met.

For those agreements, which provide customers with the right to multiple copies in exchange for guaranteed minimum royalty amounts (such as under the Company's international distribution agreements) (see Note 7), revenue is recognized at delivery of the product master or the first copy, since the Company has no continuing obligations including requirements for duplication. Royalties on sales that exceed the guaranteed minimum are recognized as earned.

The Company generally sells its products on a no-return basis, although in certain instances, the Company may provide price protection or other allowances on certain unsold products. Price protection, when granted and applicable, allows customers a credit against amounts they owe the Company with respect to merchandise unsold by them. Revenue is recognized net of estimates of these allowances.

The Company estimates potential future product price protection and other allowances related to current period product revenue. The Company analyzes historical experience, current sell through of retailer inventory of the Company's products, current trends in the videogame market, the overall economy, changes in customer demand and acceptance of the Company's products and other related factors when evaluating the adequacy of price protection and other allowances.

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as rebates and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company's products in a customer's national circular ad, are reflected as selling and marketing expenses.

Shipping and Handling Shipping and handling, which consist principally of packaging and transportation charges incurred to move finished goods to customers, amounted to $811,000, $775,000 and $1.7 million, and are included in selling expenses for the years ended October 31, 2003, 2002 and 2001, respectively.

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Advertising Expenses.    The Company generally expenses advertising costs as incurred except for production costs associated with media campaigns which are deferred and charged to expense at the first run of the ad. Advertising costs charged to operations were approximately $2,926,000, $2,105,000, and $311,000 for the years ended October 31, 2003, 2002, and 2001, respectively.

Income Taxes.    Prior to November 1, 2003, the Company elected to be treated as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, there is no provision for federal income taxes because such liability is the responsibility of the individual shareholders. Additionally, the Company has elected to be treated as an S Corporation under provisions of the New Jersey State income tax laws. The Company is subject to New Jersey State income taxes at reduced rates.

Effective November 1, 2003, the Company revoked its S Corporation election. On that date the Company became subject to federal and state income taxes. No pro forma provision for income taxes has been provided in the accompanying consolidated statement of operations due to the history of operating losses.

Cash and cash equivalents.    Cash equivalents consist of highly liquid investments with insignificant rate risk and with maturities of three months or less at the date of purchase.

At various times, the Company had deposits in excess of the Federal Deposit Insurance Corporation limit. The Company has not experienced any losses on these accounts.

The Company utilizes forward contracts in order to reduce financial market risks. These instruments are used to hedge foreign currency exposures of underlying assets, liabilities, or certain forecasted foreign currency denominated transactions. The Company does not use forward exchange contracts for speculative or trading purposes. The Company's accounting policies for these instruments are based on whether they meet the criteria for designation as hedging transactions. The fair value of foreign currency contracts is estimated based on the spot rate of the various hedged currencies as of the end of the period. As of October 31, 2003, the fair value of the contract outstanding was approximately $4,500,000. The Company had no outstanding foreign exchange forward contracts at October 31, 2002. The risk of counterparty nonperformance associated with this contract was not considered to be material. Notwithstanding the Company's efforts to manage foreign exchange risk, there can be no assurance that the Company's hedging activities will adequately protect against the risks associated with foreign currency fluctuations.

Software Development Costs and Intellectual Property Licenses.    Software development costs include milestone payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to development costs. Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of the Company's products. Minimum guaranteed royalty payments for intellectual property licenses are initially recorded as an asset (prepaid license fees) and a liability, (accrued expenses) at the contractual amount upon execution of the contract when no significant performance remains with the licensor.

Commencing upon the related product's release, capitalized software development and property licenses costs are amortized to cost of sales based upon the higher of (i) the ratio of current revenue to total projected revenue or (ii) the straight-line method. The amortization period is usually no longer than one year from the initial release of the product. The recoverability of capitalized software development costs and intellectual property licenses is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

product performance: historical performance of comparable products using comparable technology; orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based. During the year ended October 31, 2003, as the result of the Company's assessment of the recoverability of capitalized development costs, the Company recognized an impairment charge of approximately $3,656,000 measured by the amount by which the carrying amount of the asset exceeded its fair value. Of this amount, approximately $3,200,000 related to the write-off of all costs capitalized in the development of a videogame that the Company determined would not be commercially viable and for which development was stopped.

Inventory.    Inventory, which consists of finished goods, is stated at the lower of cost as determined by the first-in, first-out method, or market. The Company estimates the net realizable value of slow-moving inventory on a title-by-title basis and charges the excess of cost over net realizable value to cost of sales.

Property and equipment.    Property and equipment is stated at cost. Depreciation and amortization is being provided for by the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for over the term of the lease.

Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities or the disclosure of gain or loss contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated customer allowances, the valuation of inventory and the recoverability of advance payments for development costs and intellectual property licenses. Actual results could differ from those estimates.

Foreign Currency Translation.    The functional currency of the Company's foreign subsidiary is its local currency. All assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at the exchange rate in effect at the end of the year, and revenue and operating expenses are translated at weighted average exchange rates during the year. The resulting translation adjustments are reflected as a component of shareholders' deficiency and included in other comprehensive loss in the statement of shareholders' deficiency.

Earnings per share.    Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share for the year ended October 31, 2001 reflect the dilutive effect of the Series A preferred stock that may be converted into common shares. Diluted earnings per share for other periods has not been presented because the effect of the adjustment for the conversion of the Series A preferred stock would be antidilutive.

Restatement and reclassifications.    All shareholders' deficiency accounts, per share data, and earnings (loss) share data included in the consolidated financial statements and related notes have been retroactively restated to reflect the capital structure in effect at the time of the reverse acquisition transaction with ConnectivCorp (see Note 14.) Certain October 31, 2002 and 2001 amounts have been reclassified to conform to the financial statement presentation used at October 31, 2003.

Recent accounting pronouncements.    The Company does not believe that any recently issued, but not yet effective accounting standards will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

3.	Due from Factor

The Company uses a factor to approve credit and to collect the proceeds from a substantial portion of its sales. Under the terms of the agreement, the Company assigns to the factor and the factor purchases from the Company eligible accounts receivable. Substantially all of the credit risk is

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

then assumed by the factor for these eligible accounts receivable. The factor remits payments to the Company for the assigned accounts receivable that are within the financial parameters set forth in the factoring agreement. Those financial parameters include requirements that invoice amounts meet approved credit limits and that the customer does not dispute the invoices. The purchase price of the accounts receivable that the Company assigns to the factor equals the invoiced amount, which is adjusted for allowances for discounts and other customer credits.

After the factor purchases the Company's accounts receivable, the factor may, in its discretion, provide the Company with cash advances taking into account the assigned accounts receivable due from the Company's customers and inventory. As of October 31, 2003, the factor was advancing approximately 70% of the eligible receivables due from eligible customers and 50% of inventory (up to $2 million). The factor charges the Company a factor charge, as defined, and also charges for advances taken. Interest is charged on these advances at the prime rate (4% at October 31, 2003) plus 1%. The factor charges and interest expense on the advances are included in "interest and financing costs" in the accompanying consolidated statement of operations.

The due from factor consists of the following:

	October 31, (000's omitted)
	2003	2002
Outstanding accounts receivable sold to factor, net of allowances of $2,173 and $4,666, respectively	$5,132	$11,483
Advances from factor	4,536	7,973
	$596	$3,510

The following table sets forth the adjustments to the price protection and other customer sales incentive allowances included as a reduction of the amounts due from factor:

	Year Ended October 31, (000's omitted)
	2003	2002	2001
Balance — beginning of year	$(4,666)	$(2,750)	$(2,333)
Add: provision	(5,175)	(13,134)	(6,229)
Less: amounts charged against allowance	7,668	11,218	5,812
Balance — end of year	$(2,173)	$(4,666)	$(2,750)

An officer of the Company and two officer/shareholders have guaranteed repayment of the advances from the factor.

4.	Prepaid Expenses

Prepaid expenses consist of the following:

	October 31, (000's omitted)
	2003	2002
Prepaid advertising	$783	$1,025
Prepaid taxes	149
Prepaid insurance	49	76
	$981	$1,101

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	Property and Equipment

Property and equipment, net, consists of the following:

	October 31, (000's omitted)		Estimated Useful Life
	2003	2002
Software	$35	$22	3 years
Furniture	177	170	5 years
Computer equipment	1,753	1,621	5 years
Leasehold improvements	126	126	Term of lease
	2,091	1,939
Less accumulated depreciation and amortization:
Software	7	3
Furniture	114	80
Computer equipment	1,061	756
Leasehold improvements	54	41
Total accumulated depreciation and amortization	1,236	880
	$855	$1,059

Computer equipment includes amounts acquired under capital leases of approximately $163 with related accumulated depreciation of approximately $85 and $54 at October 31, 2003 and 2002, respectively.

6.	Due to Finance Company

The Company has a purchase order assignment arrangement with a finance company to provide funding for the manufacture of video games to fulfill customer purchase orders. The Company is obligated for a minimum volume of $25,000,000, as defined, and to pay a minimum commitment fee subject to waiver, as described in the agreement, among other matters. The Company is charged 3.3% of the purchase order amount for each transaction to open a letter of credit. Letters of credit and advances outstanding beyond the initial 60 days bear interest at the prime rate (4% at October 31, 2003) plus 1% per annum.

7.	Advances from Customers

The Company has entered into a license and distribution agreement, as amended, with an interactive game publisher to distribute the Company's videogames in Europe that expires March 31, 2005. Under the agreement, the Company provides localized masters to be used in the manufacture of versions of the games customized to operate in the geographic locality. Once the Company has delivered masters, in accordance with the contract, the Company has no further obligations under the contract and accordingly recognizes the minimum guaranteed fees under the contract as its revenue for each product. During the years ended October 31, 2003 and 2002, the Company recorded in net revenues approximately $2,763,000 and $354,000, respectively, for royalties earned under the agreement. At October 31, 2003, under the amended agreement, the Company is guaranteed a minimum royalty of approximately $5,200,000 over the term of the agreement against which the Company has already received an advance of $608,000.

In December 2003, the Company was notified by the interactive game publisher that it was terminating the license and distribution agreement as a result of the Company's merger with ConnectivCorp (see Note 14). The Company is in discussion with the publisher who has indicated an interest in entering into a new contract under revised terms, however, there can be no assurance that the Company will be successful in negotiating a new contract on acceptable terms, or at all.

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has sales agreements with two customers, which require the Company to sell certain products to the customer. The sales agreements provide, among other matters, for the customers to advance to the Company, as of October 31, 2003, approximately $11,000,000 in the aggregate, to be applied against future sales. In connection with sales agreements with one of the customers, the Company provided the customer with a performance bond through letters of credit aggregating $4,573,000 to guarantee performance under the agreement. The advances are recognized as revenues after shipment of the related products in accordance with our standard revenue recognition policies.

As of January 7, 2004, the outstanding advance from the customers was approximately $2,300,000, and the obligations under the performance bond were satisfied.

At October 31, 2002, one of the above customers had advanced the Company approximately $4,121,000 against future sales.

8.	Settlement Obligation

In August 2003, the US District Court of Massachusetts in Infogrames Interactive, Inc. v. Majesco Sales Inc. entered judgment against the Company in the amount of $6.7 million pursuant to an action for breach of a licensing and distribution agreement. In December 2003, the Company settled the matter by agreeing to pay Atari Interactive, Inc. (formerly Infogrames Interactive, Inc.) ("Atari") $6,700,000 as follows: (a) $1,000,000 within two weeks after signing (the "Effective Date"), which amount was borrowed (see Note 14) and paid; (b) $2,500,000 upon the first to occur of (1) Majesco receiving a total of $15,000,000 or more in third-party financing (subject to various terms and conditions) (the "Financing Date") or (2) June 30, 2004; (c) $1,000,000 on the earlier of one year from the Financing Date or June 30, 2005, with interest at 5% per annum; and (d) $2,200,000 on a date which is 42 months from the Effective Date, such payment accruing interest at the rate of 5% per annum from the earlier of the Financing Date or June 30, 2004.

As collateral security for Majesco's obligations to Atari, Majesco granted Atari a continuing security interest in all of its assets, to the extent permitted under the Company's existing or future indebtedness.

Consistent with the security interest granted to Atari, Majesco also agreed to assign to Atari its right to receive all revenue under certain of its distribution agreements, which assignment will be released under certain circumstances.

Such revenues are payable to Atari in order to satisfy Majesco's obligations described in (c) above and thereafter to satisfy the obligations in (b) above; provided that regardless of the revenue received under these agreements, Majesco is obligated to pay Atari, no later than March 31, 2004, on account of the obligations described in (c) above, $500,000.

9.	Loan Payable — Shareholders

During the years ended October 31, 2003 and 2002, two of the Company's shareholders advanced the Company approximately $2,295,000 and $36,000, net of loan repayments. The outstanding loans bear interest at the rate 10% per annum with interest payable monthly. The loans are due on demand except for $3,000,000, which subsequent to October 31, 2003 the shareholders agreed to convert into an equity security of ConnectivCorp (see note 14). At October 31, 2003 and 2002, there was approximately $24,000 and $36,000, respectively, of accrued interest outstanding. During the year ended October 31, 2003, approximately $2,485,000 of the proceeds was used to repay the then outstanding amounts under a line of credit agreement with a bank. During the years ended October 31, 2003, 2002 and 2001, the Company charged operations for interest expense related to this obligation for approximately $276,000, $240,000 and $153,000, respectively.

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Loan Payable — Bank

The Company had a $2,500,000 line of credit with a bank that was to expire on February 28, 2004. Borrowings under the line of credit bore interest at the bank's prime rate plus 1% with interest payable monthly. The loan payable-bank was repaid by the proceeds from shareholder advances (see Note 9).

11.	Employee Retirement Plans

During 2003, the Company merged its existing defined contribution pension plan and a money purchase pension plan which covered all eligible employees. Contributions are funded as accrued, not to exceed 25% of each eligible employee's compensation, as defined.

During October 2003, the Company adopted a defined contribution 401(k) plan covering all eligible employees.

The Company charged to operations approximately $69,000, $162,000 and $160,000 for contributions to retirement plans for the years ended October 31, 2003, 2002 and 2001, respectively.

Certain shareholders and key employees of the Company serve as trustees of plans.

12.	Major Customers

Sales to Toys "R" Us Inc. represented approximately 32%, 19% and 31% of net revenues in 2003, 2002 and 2001, respectively. Sales to Wal-Mart, Inc. represented approximately 12% and 25% of net revenues in 2002 and 2001, respectively. In 2003, sales to Jack of All Games, Inc., a subsidiary of Take-Two Interactive Software, Inc. represented 14 % of net revenues and sales to Electronics Boutique Inc. represented 10 % of net revenues in 2002.

13.	Commitments and Contingencies

The Company is obligated under noncancelable operating leases for administrative offices, automobiles, and other equipment expiring at various dates through 2009. The future aggregate minimum rental commitments exclusive of required payments for operating expenses are as follows:

Year Ending October 31,
2004	$461,000
2005	378,000
2006	342,000
2007	334,000
2008	333,000
2009	251,000
$2,099,000

Rent expense amounted to approximately $536,000, $466,000 and $405,000 for the years ended October 31, 2003, 2002 and 2001, respectively.

At October 31, 2003, the Company is committed under its agreements with certain developers for milestone payments and for acquisition of intellectual property rights aggregating $4,100,000 through October 31, 2004.

At October 31, 2003, the Company had open letters of credit aggregating approximately $3,656,000.

In September 2002, Rage Games Limited ("Rage") filed a complaint against the Company in the United States District Court for the District of New Jersey alleging the Company breached its two

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

agreements with Rage and alleged claims based on an unjust enrichment theory, among other matters. Rage has, however, demanded full payment of "all amounts due and owing" under the agreements aggregating $6,000,000, and royalties based on retail sales. The Company has asserted substantial defenses that the product was not fit for use and has asserted counterclaims for damages, including unjust enrichment in connection with the second agreement.

The National Association of Securities Dealers ("NASD") is conducting a review of certain unusual trading activity in the common stock of ConnectivCorp between the time of the signing of the letter of intent with respect to the merger of the Company and ConnectivCorp (see Note 14) and the date that ConnectivCorp announced that a letter of intent was signed. There also appears to be unusual trading activity around the time of the signing of the definitive agreement for the merger and prior to the announcement of such signing.

Depending upon the outcome of the review by the NASD, the matter could be referred to the Securities and Exchange Commission for further action. If the Company is sanctioned or otherwise held liable for this trading, such sanctions could have a material adverse effect on the Company's reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.

In the opinion of management and the advice of counsel, the Company has made adequate provision for potential liabilities, if any, arising from the above matters. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.

14.	Subsequent Events

On December 5, 2003, the Company consummated a merger with ConnectivCorp, a substantially inactive company, in which ConnectivCorp exchanged 15,325,000 shares of its Common Stock and 925,000 shares of its Series A convertible preferred stock for all of the issued and outstanding common stock of the Company. The Series A Preferred Stock is convertible into 65,675,000 shares of ConnectivCorp's common stock at anytime after ConnectivCorp amends its Certificate of Incorporation to increase its authorized common stock to allow for such conversion. As a result of the Merger, the Company became a wholly owned subsidiary of ConnectivCorp and its sole operating business. Pursuant to certain settlement agreements between ConnectivCorp and its creditors which were entered into prior to the merger with the Company, ConnectivCorp is obligated to pay these creditors $750,000 upon the sale of at least $10,000,000 of equity securities or convertible debt, if the sale occurs within one year of the closing of the merger. This transaction has been accounted for as a reverse acquisition whereby ConnectivCorp is treated as being acquired in a purchase transaction by the Company, as control rests with the former shareholders of the Company.

In November 2003, in connection with the settlement with Atari, the Company borrowed $1,000,000 from the father-in-law of the Company's President. The loan is convertible into 2,000,000 shares of ConnectivCorp's common stock.

Effective February 17, 2004, in order to assist the Company in its financing efforts, Jesse Sutton, Joseph Sutton, Adam Sutton and Morris Sutton, on behalf of Sarah Sutton, agreed to place an aggregate of 1 million shares (250,000 each) of common stock received in the merger into escrow for five years to satisfy any possible claims that may arise in the future against Majesco or ConnectivCorp in connection with the issuance of securities by ConnectivCorp from October 1, 2003 through December 31, 2003, and any trading in the securities of ConnectivCorp from October 1, 2003 through December 31, 2003.

As of February 17, 2004, ConnectivCorp has received subscriptions for 1,337 units, each unit consisting of (i) a share of 7% convertible preferred stock which is convertible into 10,000 shares of

MAJESCO SALES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

common stock and (ii) warrants to purchase, at an exercise price of $1 per share, 10,000 shares of common stock pursuant to a private placement memorandum with accredited investors. In connection with the private placement, the subscribers deposited $13,370,000 into escrow which will be released to ConnectivCorp upon the filing of Majesco's audited consolidated financial statements as of October 31, 2003 and 2002 and for each of the three years in the period ended October 31, 2003, along with certain pro forma information with the Securities and Exchange Commission. The release of the escrow to ConnectivCorp is also subject to customary closing conditions

15.	Related Party Transactions

The Company uses the services of a company in which the brother of the Chairman is an officer and co-owner for printing and packaging of the Company's products. During the years ended October 31, 2003 and 2002, the Company was charged approximately $1,922,000 and $672,000, respectively, for services provided which is included in the caption product costs in the accompanying consolidated statement of operations. At October 31, 2003 and 2002, the amounts due to this vendor are approximately $876,000 and $219,000, respectively, which are included in accounts payable and accrued expenses in the accompanying consolidated balance sheet. During the year ended October 31, 2001, this vendor was not used.

In addition, the father of the four principal shareholders who is also the Chairman advanced the Company $200,000 during the year ended October 31, 2003. The amount was repaid in December 2003.

MAJESCO HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands, except share data)

July 31, 2004
(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$336
Due from factor – net	7,499
Inventory of finished goods	4,751
Capitalized software development costs and prepaid license fees – current portion	10,221
Prepaid expenses	1,298
Total current assets	24,105
Property and equipment – net	768
Capitalized software development costs and prepaid license fees	1,000
Other assets	286
Total assets	$26,159
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Accounts payable and accrued expenses	$7,080
Accrued royalties payable	5,599
Accrued taxes	968
Advances from customers	1,931
Total current liabilities	15,578
Warrant liability	51,081
Commitments and contingencies
Stockholders' deficiency:
Common stock - $.001 par value; 250,000,000 shares authorized; 80,995,930 shares issued and outstanding; (40,000,000 shares authorized, 15,325,000 issued and outstanding at October 31, 2003)	81
Series A Convertible Preferred stock - $.001 par value; 1,000,000 shares authorized; 925,000 shares issued and outstanding at October 31, 2003	—
7% Convertible Preferred Stock - $.001 par value; 3,000 shares authorized; 2,683 issued and outstanding at July 31, 2004	—
Additional paid in capital	(12,361)
Accumulated deficit	(28,174)
Accumulated other comprehensive (loss)	(46)
Total stockholders' deficiency	(40,500)
Total liabilities and stockholders' deficiency	$26,159

See notes to consolidated financial statements.

MAJESCO HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except for share and per share amounts)

	Nine Months Ended July 31
	2004	2003
	(unaudited)
Net revenues	$75,639	$31,139
Cost of sales
Product costs	44,542	15,059
Software development costs and licenses fees	11,086	4,604
	55,628	19,663
Gross profit	20,011	11,476
Operating expenses
Product research and development	1,959	1,861
Selling and marketing	7,992	7,709
General and administrative	3,824	2,840
Bad debt expense	577	—
Gain on settlement renegotiation	(1,200)	—
Depreciation and amortization	311	267
	13,463	12,677
Operating income (loss)	6,548	(1,201)
Other (income) and expenses
Unrealized loss on foreign exchange contract	95	—
Merger costs	342	—
Interest and financing costs, net	1,927	1,423
Change in fair value of warrants	30,351	—
(Loss) before provision for income taxes	(26,167)	(2,624)
Provision for income taxes	1,248	—
Net (Loss)	(27,415)	(2,624)
Deemed dividend – beneficial conversion charge	759	—
Preferred stock dividend	809	—
Net (Loss) attributable to common stock	$(28,983)	$(2,624)
Net (Loss) attributable to common stockholders per share:
Basic	$(.57)	$(.17)
Diluted	$(.57)	$(.17)
Weighted average shares outstanding:
Basic	50,919,485	15,325,000
Diluted	50,919,485	15,325,000
Net (Loss)	$(27,415)	$(2,624)
Other comprehensive (Loss)
Foreign currency translation adjustments	$(28)	$(33)
Comprehensive (Loss)	$(27,443)	$(2,657)

See notes to consolidated financial statements.

MAJESCO HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
(in thousands of dollars)
(unaudited)

	Common stock - $.001 par value		Series A Preferred Stock - $.001 par value		7% Preferred Stock - $.001 par value		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Deficiency
	Number	Amount	Number	Amount	Number	Amount
Balance - October 31, 2003	15,325,000	$15	925,000	$1			$284	$(16,012)	$(18)	$(15,730)
Reclassification of accumulated deficit as a result of revocation of S Corporation election							(16,012)	16,012		—
Common stock issued by Majesco Sales Inc to acquire ConnectivCorp	22,853,392	23					(23)			—
Issuance of units pursuant to private placement memorandum, net of related expenses of $4,453					2,583		647			647
Deemed dividend - beneficial conversion charge							759	(759)		—
Surrender of Series A preferred stock with equivalent voting rights of 24,999,952 votes			(352,112)	—						—
Issuance of common stock:
Upon conversion of Series A preferred stock	40,675,048	41	(572,888)	(1)		—	(40)			—
Upon conversion of loans payable - related party	2,000,000	2					998			1,000
Upon exercise of warrants	142,490	—
Issuance of units in connection with settlement of loans payable - stockholders					100		1,000			1,000
Issuance of stock options for services rendered							26			26
Net loss								(27,415)		(27,415)
Foreign currency translation adjustment									(28)	(28)
Total comprehensive loss										(27,443)
Balance - July 31, 2004	80,995,930	$81	—	$—	2,683	$—	(12,361)	$(28,174)	$(46)	$(40,500)

See notes to consolidated financial statements

MAJESCO HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Nine Months Ended July 31,
	2004	2003
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,415)	$(2,624)
Adjustments to reconcile net loss to net cash used in operating activities
Change in fair value of warrants	30,351	—
Gain on settlement renegotiation	(1,200)
Depreciation and amortization	311	265
Issuance of stock options for services	26	—
Changes in operating assets and liabilities
(Increase) decrease in due from factor – net	(6,903)	1,553
Decrease in inventory	6,244	584
(Increase) in capitalized software development costs and prepaid license fees	(7,427)	(1,298)
(Increase) decrease in prepaid expenses	(317)	671
(Increase) decrease in other assets	(210)	27
(Decrease) in accounts payable and accrued expenses	(1,075)	(2,215)
Increase in royalties payable	5,599	—
Increase in taxes payable	968	—
(Decrease) increase in advances from customers	(9,693)	1,910
Payment of settlement obligations	(5,510)	—
Net cash used in operating activities	(16,251)	(1,127)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(224)	(125)
Net cash used in investing activities	(224)	(125)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings – bank	—	110
(Repayments) borrowings – finance company – net	(3,066)	257
(Repayments) borrowings – loans from shareholders – net	(2,562)	437
Principal payments on capital lease obligations	(24)	(32)
Repayment of officer's advances – net	(200)	—
Proceeds from private placement, net of expenses	21,377	—
Loan from related party	1,000	—
Distribution to shareholders	—	(103)
Net cash provided by financing activities	16,525	669
Effect of exchange rates on cash and cash equivalents	(28)	11
Net increase in cash	22	(570)
Cash — beginning of period	314	692
Cash — end of period	$336	$122
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$1,927	$1,397
Cash paid for income taxes	$171
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Fair value of warrants issued in connection with sale of units	$20,730
Issuance of 100 Units of 7% preferred stock and warrants in connection with settlement of loans from shareholders	$1,000
Issuance of 2,000,000 shares of common stock as repayment of loan from related party	$1,000
Deemed dividend arising from beneficial conversion feature of the preferred stock	$759

See notes to consolidated financial statements

MAJESCO HOLDINGS INC. AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.    Basis of Presentation and Principal Business Activity

On December 5, 2003, Majesco Holdings Inc. (formerly ConnectivCorp) ("MHI") consummated a merger with Majesco Sales Inc. ("MSI") (the "Merger"). As a result of the Merger, MSI became a wholly-owned subsidiary and the sole operating business of MHI (See Note 2). All financial information presented reflects the results of MSI as if MSI had acquired MHI on December 5, 2003.

Majesco Holdings Inc. and subsidiaries ("Majesco" or "Company") is a developer, publisher and marketer of interactive entertainment software. Majesco has released titles for all major video game platforms and handhelds, including Sony's PlayStation and PlayStationTM 2, Nintendo's N64, Super Nintendo Entertainment System (SNES), Game BoyTM , Game BoyTM Color, Game BoyTM Advance and GameCubeTM , Microsoft's XboxTM , Sega's Dreamcast, Genesis and Game Gear, and the personal computer ("PC"). Additionally, Majesco is a manufacturer of a number of accessories licensed by Nintendo. The Company's target audiences range from game enthusiasts and children to mass-market consumers and "value-priced" buyers. Majesco's customers include Wal-Mart, Target, Toys "R" Us, Best Buy, Electronics Boutique, Gamestop and other national and regional retailers, discount store chains and specialty retailers. Internationally, Majesco's products are published through licensing agreements with other publishers.

The accompanying interim consolidated financial statements of the Company are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the interim period. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements. The results of operations for interim periods are not necessarily indicative of results to be expected for the entire fiscal year or any other period. These interim consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included herein elsewhere in this prospectus.

2.    The Merger

On December 5, 2003, MHI consummated a merger with MSI whereby CTTV Merger Corp., a wholly-owned subsidiary, merged with and into MSI and MHI exchanged 15,325,000 shares of common stock and 925,000 shares of Series A preferred stock for all of the issued and outstanding common stock of MSI. The 925,000 shares of Series A preferred stock that were issued in the Merger were convertible into 65,675,000 shares of common stock at any time after MHI amended its certificate of incorporation to increase the authorized common stock to allow for such conversion. Pursuant to the merger agreement, MSI became a wholly-owned subsidiary of MHI. For accounting purposes, this merger has been accounted for as a reverse merger with MSI as the accounting acquirer. Costs incurred by the Company, principally professional fees in connection with the Merger, amounting to approximately $342,000, were charged to operations during the nine months ended July 31, 2004.

MHI amended its Certificate of Incorporation on April 13, 2004 to increase its authorized common stock to 250,000,000 shares. In connection with the private placement of securities in February 2004, the holders of the Series A preferred stock surrendered to the Company for cancellation 352,112 shares of Series A preferred stock that were convertible into 24,999,952 shares of common stock. Also, on April 23, 2004, the holders converted their remaining 572,888 shares of Series A preferred stock into 40,675,048 shares of common stock.

3.    Summary of Significant Accounting Policies

Revenue Recognition.    The Company recognizes revenue upon shipment of its product when title and risk of loss are transferred. In order to recognize revenue, the Company must not have any continuing obligations and it must also be probable that the Company will collect the accounts receivable. Revenue, including sales to resellers and distributors, is recognized when these conditions are met.

For those agreements, which provide customers with the right to multiple copies in exchange for guaranteed minimum royalty amounts (such as under the Company's international distribution agreements), revenue is recognized at delivery of the product master or the first copy, since the Company has no continuing obligations including requirements for duplication. Royalties on sales that exceed the guaranteed minimum are recognized as earned.

The Company generally sells its products on a no-return basis, although in certain instances, the Company may provide price protection or other allowances on certain unsold products. Price protection, when granted and applicable, allows customers a credit against amounts they owe the Company with respect to merchandise unsold by them. Revenue is recognized net of estimates of these allowances.

The Company estimates potential future product price protection and other allowances related to current period product revenue. The Company analyzes historical experience, current sell through of retailer inventory of the Company's products, current trends in the videogame market, the overall economy, changes in customer demand and acceptance of the Company's products and other related factors when evaluating the adequacy of price protection and other allowances.

The following table sets forth the adjustments to price protection and other customer sales incentive allowances:

	Nine months ended July 31,
	2004	2003
	(in thousands)
Balance at — beginning of period	$2,173	$4,666
Add: provision	2,174	4,521
Less: amounts charged against allowance	(3,206)	(7,034
Balance — end of period	$1,141	$2,153

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as rebates and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company's products in a customer's national circular advertisement, are reflected as selling and marketing expenses.

Software Development Costs and Intellectual Property Licenses.    Software development costs include milestone payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable against future revenues. For products where proven game engine technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to development costs. Intellectual property license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of the Company's products. Minimum guaranteed royalty payments for intellectual property licenses are initially recorded as an asset (prepaid license fees) and a liability, (accrued royalties payable) at the contractual amount upon execution of the contract when no significant performance remains with the licensor.

Commencing upon the related product's release, capitalized software development and property licenses costs are amortized to cost of sales based upon the higher of (i) the ratio of current revenue to total projected revenue or (ii) the straight-line method. The amortization period is usually no longer than one year from the initial release of the product. The recoverability of capitalized software development costs and intellectual property licenses is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology;

orders for the product prior to its release; and estimated performance of a sequel product based on the performance of the product on which the sequel is based.

Stock Based Compensation.    On March 25, 2004, the Board of Directors granted 3,948,000 options to purchase common stock to officers and employees at an exercise price of $1.90 per share. On April 30, 2004 and June 3, 2004, the Board granted 100,000 options to each of the 2 newly elected member of the Board of Directors at exercise prices of $3.63 and $3.00, respectively. In addition on May 13, 2004, 50,000 options were granted to a consultant at an exercise price of $4.00 per share. The options vest over a three year period and have a ten year term.

The Company accounts for the above mentioned stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123". Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company's stock over the exercise price.

If the Company had recognized compensation expense, in accordance with SFAS No. 123 and 148, based upon the fair value at the grant date for options granted to employees, officers and directors during the nine-month period ended July 31, 2004, the pro forma effect on net (loss) and net (loss) per share would have been as follows:

Nine Months Ended July 31, 2004
(in thousands of dollars, except per share amounts)
Net (loss) attributable to common stock, as reported	($28,983)
Stock-based employee compensation expense determined under fair value-based method – net of income tax effect	185
Pro forma net (loss)	$(29,168)
(Loss) per share -
Basic - as reported	$(.57)
Diluted - as reported	$(.57)
Basic - proforma	$(.57)
Diluted - proforma	$(.57)

The assumptions used for the stock option grants include:

Risk free interest rate (annual)	2.71%
Expected volatility	30%
Expected life	5 Years
Assumed dividends	none

Loss per share.    Basic (loss) per share is computed by dividing net (loss) by the weighted-average number of common shares outstanding in the applicable period. Diluted (loss) per share has not been presented because the impact of the conversion or exercise, as applicable, of the 7% preferred stock (26,580,000); stock options (4,050,000); warrants (26,580,000) and placement agent warrants (5,360,000) would be antidilutive.

4.    Settlement Obligation

In August 2003, the U.S. District Court of Massachusetts, in Infogrames Interactive, Inc. v. Majesco Sales Inc., entered judgment against MSI in the approximate amount of $6.7 million pursuant to a breach of contract action. In December 2003, the Company settled the case by agreeing to pay

Atari Interactive, Inc. (formerly Infogrames Interactive, Inc.) ("Atari") $6.7 million as follows: (a) $1 million no later than two weeks after signing of the settlement agreement (the "Effective Date"), which amount was borrowed and paid (See Note 5 – Related Party Transactions); (b) $2.5 million upon the first to occur of (1) the Company receiving a total of $15 million or more in third party financing (subject to various terms and conditions) (the "Financing Date") or (2) June 30, 2004; (c) $1 million on the earlier of one year from the Financing Date or June 30, 2005, with interest at 5% per annum; and (d) $2.2 million on a date which is 42 months from the Effective Date, such payment accruing interest at the rate of 5% per annum from the earlier of the Financing Date or June 30, 2004. As a result of the Preferred Stock Offering (See Note 7 – Preferred Stock Offering) the Company paid $2.5 million to Atari on March 9, 2004 and in addition paid $500,000 in accordance with the terms of the settlement.

As more fully described in "Legal Proceedings" all further obligations to Atari were satisfied by the payment of $1,500,000 in May 2004 resulting in a gain on the settlement renegotiation of $1.2 million recorded in the nine month period ended July 31, 2004.

5.    Related Party Transactions

In November 2003, in connection with the settlement with Atari, MSI borrowed $1 million from the father-in-law of MSI's then Chief Executive Officer and President. The loan was convertible into 2,000,000 shares of MHI's common stock at the time there was a sufficient number of authorized shares of common stock to allow for the conversion of the loan. The loan was converted into common stock in April 2004.

The Company utilized approximately $2.5 million from the proceeds of the preferred stock offering (see Note 7) to repay portions of loans previously made to the Company by two of the Company's executive officers. In order to satisfy the remaining balance of the loans previously provided by the two executive officers, the Company agreed to issue to them, in the aggregate, 100 units.

6.    Commitments and Contingencies

The Company may utilize forward contracts in order to reduce financial market risks. These instruments are used to hedge foreign currency exposures of underlying assets, liabilities, or certain forecasted foreign currency denominated transactions. The Company does not use forward exchange contracts for speculative or trading purposes. The Company's accounting policies for these instruments are based on whether they meet the criteria for designation as hedging transactions. The fair value of foreign currency contracts is estimated based on the spot rate of the hedged currency as of the end of the period. As of July 31, 2004, the fair value of the contract outstanding was approximately $2.9 million, which required the Company to record an unrealized loss of $95,000 during the nine-month period ended July 31, 2004. The risk of counter party nonperformance associated with this contract was not considered to be material. Notwithstanding the Company's efforts to manage foreign exchange risk, there can be no assurance that the Company's hedging activities will adequately protect against the risks associated with foreign currency fluctuations.

At July 31, 2004 the Company was committed under agreements with certain developers for future milestone and license fee payments aggregating $27.9 million and $5.5 million, respectively, which are principally payable ratably over the next two years. Milestone payments represent scheduled installments due to the Company's developers based upon the developers providing the Company certain deliverables, as predetermined in the Company's contracts. These payments will be used to reduce future royalties due to the developers from sales of the Company's videogames.

At July 31, 2004, the Company had open letters of credit aggregating $5.9 million under the Company's purchase order assignment arrangements for inventory to be delivered during the subsequent quarter.

In September 2002, Rage Games Limited ("Rage") filed a complaint against MSI in the United States District Court for the District of New Jersey alleging the Company breached its two agreements with Rage and alleged claims based on an unjust enrichment theory, among other claims. Rage has, however, demanded full payment of "all amounts due and owing" under the agreements aggregating $6 million, and royalties based on retail sales. MSI has asserted substantial defenses that the products were not fit for use and has asserted counterclaims for damages, including unjust enrichment in connection with the second agreement. In July 2004, the Company was granted a partial summary judgment, as to advances of $77,000 paid for three titles that never received platform approval. The Court denied the plaintiff's motion for partial summary judgment as well as the Company's motion for partial summary judgment as to its remaining claims. A trial date has not been set.

In December 2003, the Company was notified by the interactive game publisher that distributes the Company's videogames in Europe that it was terminating the license and distribution agreement as a result of the Company's failure to obtain such party's consent to the assignment of such agreement in connection with the Merger. The Company is in discussion with the publisher who has indicated an interest in entering into a new contract under revised terms, however, there can be no assurance that the Company will be successful in negotiating a new contract on acceptable terms, or at all.

On December 17, 2003 the Company received a letter from the NASD's Market Regulation Department stating that the NASD was conducting a review of unusual trading activity in the Company's common stock between the time of the signing of the letter of intent with respect to the Merger and the date that the Company announced that a letter of intent was signed. There also appeared to have been unusual trading activity around the time of the signing of the definitive agreement for the Merger and prior to the announcement of such signing.

By letter dated April 22, 2004, the NASD indicated that it had concluded its review and thanked the Company for its cooperation in the review. The letter indicated that the NASD referred the matter to the Securities and Exchange Commission ("SEC") for action, if any, the SEC deems appropriate. The letter concluded that "This referral should not be construed as indicating that any violations of the federal securities laws or the NASD Conduct Rules have occurred, or as a reflection upon the merits of the security involved or upon any person who effected transactions in such security." If the Company is sanctioned or otherwise held liable for this trading any such sanctions could have a material adverse effect on the Company's reputation, listing, financial condition, results of operations and liquidity. In addition, it is possible that such matters may give rise to civil or criminal actions.

On September 1, 2004, Entertainment Finance International, LLC (EFI) commenced a breach of contract action relating to an outstanding warrant held by EFI, issued by ConnectivCorp prior to the Merger. EFI alleges that pursuant to the terms of the warrant, the Company is obligated to pay $1,750,000 for the repurchase of the shares underlying the warrant. The Company believes that this alleged repurchase obligation is not a valid claim and intends to vigorously defend against this action. The liability, if any, will be recorded as an adjustment to "paid in capital" since the alleged obligation arose prior to the Merger.

In the opinion of management, upon the advice of counsel, the Company has made adequate provision for the potential liability, if any, arising from the above mentioned matters. However, the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results.

7.    Preferred Stock Offering

On February 26, 2004, the Company completed a private placement of securities in which the Company raised approximately $25.8 million in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds of approximately $21.3 million after deducting the placement agent fees and other expenses related to the private placement. In addition, the placement agent received warrants to purchase up to 268 units, exercisable for five years from the date of issuance.

Pursuant to the terms of the private placement, the Company issued 2,583 units, each unit consisting of (i) one share of 7% convertible preferred stock, convertible into 10,000 shares of common stock and (ii) a three year warrant to purchase 10,000 shares of common stock at an exercise price of $1.00 per share.

Each share of 7% preferred stock entitles the holder to receive a 7% cumulative dividend payable solely in shares of common stock, on an annual basis. In addition, the holders of the 7% preferred stock are entitled to share in any dividends paid on the common stock on an "as converted" basis. The holders of the 7% preferred stock are entitled to a liquidation preference equal to the amount invested per share, plus any accrued and unpaid dividends. The 7% preferred stock has voting rights on an "as-converted" basis and votes together with the common stock as one class, except as otherwise required by law. In addition, so long as 51% of the currently outstanding 7% preferred stock remains outstanding, the Company will not issue any capital stock, or securities convertible into capital stock, that is senior to the 7% preferred stock. The Company recorded a deemed dividend of $759,000 in the nine months ended July 31, 2004, relating to the beneficial conversion feature attributable to the 7% preferred stock, after taking into account the value of the warrants issued. The deemed dividend increases the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share.

Each share of 7% preferred stock will automatically convert into common stock at a conversion price of $1.00 per share at such time as the closing price of the common stock is equal to or greater than $2.50 per share for a 60 consecutive calendar day period, provided that during such 60 consecutive calendar day period, the average daily trading volume for each day is equal to or greater than 75,000 shares, and that the registration statement as to the resale of the common stock underlying the 7% preferred stock and the warrants is in effect. The Company may call the warrants issued in the private placement for $.001 per share of common stock underlying the warrants upon achievement of similar conditions as identified in the preceding sentence.

Pursuant to the terms of the 7% preferred stock, the Company agreed to allow the holders of the 7% preferred stock to nominate two members, who shall be "independent" to the Board of Directors so long as 51% of the currently outstanding 7% preferred stock remains outstanding.

The Company used $3.3 million of the net proceeds to pay certain creditors, including $2.5 million for a previously negotiated settlement amount to Atari Interactive, Inc. and approximately $2.5 million to repay portions of loans previously made to the Company by two of the Company's executive officers. In order to satisfy the remaining balance of the loans previously provided by the two executive officers, the Company agreed to issue to them, in the aggregate, 100 units. The Company used the remaining balance of the proceeds for working capital purposes. In connection with the private placement, the holders of the Series A preferred stock surrendered an aggregate of 352,112 shares of their Series A convertible preferred stock, which were convertible into 24,999,952 shares of common stock.

Effective February 17, 2004, in order to assist the Company in its financing efforts, all of the former holders of the Series A Preferred Stock agreed to place an aggregate of 1 million shares (250,000 each) of common stock received in the merger into escrow for five years to satisfy certain claims that may arise in the future against Majesco or ConnectivCorp in connection with the issuance of securities by ConnectivCorp from October 1, 2003 through December 31, 2003, and any trading in the securities of ConnectivCorp from October 1, 2003 through December 31, 2003.

All of the former holders of the Company's Series A convertible preferred stock have agreed not to sell or otherwise dispose of any of the Company's securities held by such persons, subject to certain exceptions and without the consent of the placement agent, for a period of one year commencing upon the effectiveness of the registration statement mentioned below.

The securities sold in the private placement or issuable upon exercise or conversion of securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The Company agreed to file a registration statement with the SEC, to register for resale the common stock underlying the 7% preferred stock, the warrants, and the securities underlying the placement agent's warrants, which was filed on May 25, 2004. In addition, in the event the registration statement is not declared effective by the SEC by August 24, 2004, the Company shall be obligated to pay liquidated damages to each investor, equal to 3.0% of such investor's initial investment for each 30 day period the registration statement is not declared effective.

In accordance with Emerging Issues Task Force Issue 00-19 ("EITF 00-19"), "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled in, a Company's Own Stock", the Company has initially accounted for the fair value of the warrants as a liability since the Company will incur a substantial penalty if we cannot comply with the warrantholders' registration rights. As of the closing date of the private placement the fair value of the warrants was approximately $21 million calculated utilizing the Black-Scholes option pricing model. In addition, changes in the market value of the Company's common stock from the closing date through the effective date of the registration statement will result in non-cash charges or credits to operations to reflect the change in fair value of the warrants during this period. The Company recorded a charge to operations of approximately $30.4 million during the nine-month period ended July 31, 2004 to reflect the change in market value of the warrants. Upon the declaration of an effective registration statement, the Company will have met the registration requirement and will no longer be subject to a penalty. Accordingly, the fair value of the warrants at that date will be reclassified to equity pursuant to paragraph 10 of EITF 00-19.

The assumptions used valuing the warrants include:

	February 26, 2004	July 31, 2004
Risk free interest rate (annual)	2.15%	3.05%
Expected volatility	30%	30%
Expected life	3 years	3 years
Assumed dividends	none	none

8.    Income Taxes

The provision for income taxes for the nine-month period ended July 31, 2004 is based on the Company's estimated annualized tax rate after giving effect to the utilization of available net operating loss carryforwards which arose prior to the Merger and are subject to annual limitations based on change of control and ownership changes, and temporary differences related to certain expenses which were recorded for financial statement purposes in the prior year and not then deductible for tax purposes.

Prior to November 1, 2003, the Company elected to be treated as an S Corporation under the provisions of the Internal Revenue Code and as a result, income taxes were the responsibility of the individual shareholders. Effective November 1, 2003, the Company revoked its S Corporation election, and accordingly, the Company reclassified approximately $16.0 million of undistributed losses from "accumulated deficit" to "additional paid in capital".

9.    Stock-Based Compensation Arrangements

On February 13, 2004, the stockholders approved a stock option plan that provides for the granting of options to purchase the Company's common stock. The plan covers employees, directors and consultants and provides for among other things, the issuance of non-qualified options and incentive stock options. As of July 31, 2004, the Company has reserved 10 million shares of common stock for issuance under the plan. Subsequent to July 31, 2004, the holders of a majority of the outstanding stock entitled to vote approved, by written consent, among other things, an increase in the amount of shares that may be awarded under the plan to 15,000,000.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur. Included in the stock option grant on March 25, 2004 (See Note 3—Significant Accounting Policies) were 50,000 options for services rendered for which the Company expensed as a non cash charge to operations approximately $26,000, which is included in selling and marketing expense in the nine-month period ended July 31, 2004.

10.    Subsequent Events

On August 24, 2004 the Company entered into an employment agreement and appointed Carl Yankowski as its Chief Executive Officer ("CEO") and Chairman of the Board of Directors. The employment agreement entitles the CEO to an annual base salary of $375,000 plus discretionary annual bonuses determined by the compensation committee of the Board. In addition, a total of 6,950,000 options were granted to the CEO with various exercise prices and vesting schedules, that expire ten (10) years from the grant date. The agreement also contains provisions related to severance terms and change of control provisions. In connection with the employment agreement the Company will record non-cash compensation charges of approximately $312,000 for the fourth quarter of fiscal year 2004 and $465,000 for each of the succeeding quarters through August 2006.

Subsequent to July 31, 2004, the Company received written consents from the holders of a majority of the outstanding stock entitled to vote for the Company to amend its certificate of incorporation to effectuate, at the discretion of the Board, a reverse stock split of up to one for five. As of September 14, 2004, the Company has not determined if and when it will effectuate a reverse stock split.

In September 2004 the purchasers of the units consisting of 7% convertible preferred stock and warrants sold in the February 2004 private placement have entered into agreements with the Company pursuant to which, in exchange for warrants to purchase an aggregate of 2,583,000 shares of common stock, exercisable at $3.00 per share and expiring on September 15, 2007, the purchasers have agreed to waive any penalties associated with this resale registration statement not having been declared effective by September 24, 2004. The Company has also agreed with the purchasers that if the registration statement is not effective by October 30, 2004, the Company will pay to the purchasers a penalty equal to 1.5% of their original investment (approximately $375,000) and will pay an additional 1.5% for each additional 30-day period thereafter until the registration statement becomes effective. The penalties are payable in common stock or cash, at the option of the Company.

The purchasers also agreed not to dispose of the securities comprising the units or the underlying common stock until December 15, 2004, subject to extension under certain circumstances. The purchasers have also consented to an increase in the size of the Company's Board of Directors from seven to nine members.

The Company also entered into similar lock-up agreements with the holders of an aggregate of approximately 9,578,441 shares of the Company's common stock, and a holder of 1,840,000 shares underlying warrants and convertible securities. Warrants issued to these holders are exercisable for an aggregate of 1,141,844 shares of common stock.

In connection with the lock-up agreements the Company will record as a dividend an amount equal to the fair value of such warrants, approximately $2.7 million in the fourth quarter.

On October 18, 2004, the Company was served with an order to show cause for preliminary injunction and temporary restraining order and a summons and complaint in action alleging trade dress infringement and unfair competition related to the Company's TV gaming products. The Company is investigating the facts alleged and intends to oppose the relief being sought.

[BACK COVER]

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with any information that is different. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document (or such other date as of which such information is purported to be given).

61,582,000

Shares of Common Stock

[LOGO OMITTED]

MAJESCO HOLDINGS INC.

The date of this prospectus is                              , 2004

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will bear all expenses, estimated at $300,000, incurred in connection with the registration of the shares offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered shares under state securities laws for the named selling stockholders. The selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of registered shares.

SEC registration fees	$31,795
Blue sky fees and expenses*	$5,000
Costs of printing and engraving*	$30,000
Legal fees and expenses*	$150,000
Accounting fees and expenses*	$75,000
Miscellaneous*	$8,205
TOTAL*	$300,000

*	Estimated

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities of our directors and officers that may occur in connection with their services to us, including matters arising under the Securities Act of 1933 (the "Securities Act"). Our certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the Delaware General Corporation Law, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

We believe that the sale and issuance of the securities described in paragraphs 1 - 9 below exempt from registration under the Securities Act by virtue of satisfaction of the conditions of Section 4(2). All of the issuances listed in paragraphs 1-10 below were made to accredited investors. No underwriter was involved with these transactions.

1.	On March 18, 2002, we issued 1,205,000 shares of common stock to our then officers and directors in exchange for services provided to the company, and in conjunction with such issuance, recognized $22,475 of compensation expense. During the same period, we issued 500,000 shares of common stock to satisfy $42,292 of accounts payable outstanding at December 31, 2001.

2.	During the quarter ended March 31, 2002, we issued 2,960,000 shares of our common stock to consultants as compensation for services rendered in connection with the letter of intent to acquire Aqua Development Corp. and in conjunction with such issuance, recognized consulting expense of $58,922.

3.	During the six months ended June 30, 2002, we raised $297,500 through the issuance of 2,975,000 shares of our common stock at $0.10 per share to four of our existing shareholders and consultants.

4.	During the nine months ended September 30, 2003, we raised $175,000 through the issuance of 1,750,000 shares of our common stock at $0.10 per share to various accredited investors. In addition, during such period, we issued 250,000 shares of common stock at $0.10 per share to satisfy a $25,000 loan payable.

5.	During the period from October 1, 2003 through December 5, 2003, we raised $507,200 through the sale of 5,072,000 shares of common stock at $0.10 per share.

6.	On December 5, 2003, we consummated a merger with Majesco Sales Inc. ("Majesco"), whereby CTTV Merger Corp., our wholly-owned subsidiary, merged with and into Majesco. Pursuant to the merger, the stockholders of Majesco received 15,325,000 shares of our common stock and 925,000 shares of series A convertible preferred stock in exchange for all of the issued and outstanding common stock of Majesco. On April 23, 2004, the holders of the series A convertible preferred stock converted, in the aggregate, 572,888 shares, representing all of the series A convertible preferred stock issued and outstanding immediately prior to their conversion, into 40,675,048 shares of our common stock.

7.	On February 26, 2004, we raised gross proceeds of approximately $25.8 million in a private placement in which we issued to accredited investors 2,583 units, each unit consisting of (i) one share of our 7% convertible preferred stock, convertible into 10,000 shares of our common stock and (ii) a three year warrant to purchase 10,000 shares of our common stock at an exercise price of $1.00 per share. The net proceeds of the private placement were used as follows: (i) approximately $3.3 million to pay certain creditors, including part of a previously negotiated settlement amount to Atari Interactive, Inc.; (ii) approximately $2.5 million to repay portions of loans previously made to us by Jesse Sutton, our President and Chief Executive Officer, and Joseph Sutton, our Executive Vice President of Research & Development; and (iii) the remainder for working capital purposes. In addition, JMP Securities LLC, the placement agent, in the private placement received a warrant to purchase up to 268 units, on the same terms as such were issued to the investors.

8.	During November 2003, we issued 302,000 shares of common stock to CEOcast, Inc. and 160,000 shares of common stock to Hayden Communications, Inc. at $.10 per share pursuant to consultation agreements with these firms, as compensation for services.

9.	During December 2003, we issued 100,000 shares of common stock to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., pursuant to a settlement agreement, as compensation for services.

10.	On October 1, 2004, we issued to (i) the purchasers of our units consisting of 7% convertible preferred stock and warrants sold in our February 2004 private placement (ii) the holders of an aggregate of 9,578,441 shares of common stock, and (iii) a holder of 1,840,000 shares underlying warrants and convertible securities, warrants to purchase an aggregate of 3,724,844 shares of common stock, exercisable at $3.00 per share and expiring on September 15, 2007. The consideration for the issuance of the warrants was a waiver and deferral of certain penalties owed to certain of such purchasers and an agreement by such purchasers restricting the disposition of such securities for a determined period of time "lock-up."

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    EXHIBITS

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of November 10, 2003 by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on December 22, 2003).
2.2	Amendment to Agreement and Plan of Merger, dated December 5, 2003, by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed on December 22, 2003).
3.1	Certificate of Incorporation of Majesco Holdings Inc. (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K filed on April 16, 2002).
3.2	Amendment to Certificate of Incorporation, dated September 11, 2000 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on September 13, 2000).
3.3	Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on April 27, 2004).
3.4	Bylaws of Majesco Holdings Inc., as amended (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on September 14, 2004).
4.1	Certificate of Designations, Preferences and Rights of 7% Cumulative Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on February 20, 2004 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 1, 2004).
4.2	Form of investor Subscription Agreement (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on March 1, 2004).
4.3	Form of warrant issued to investors (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on March 1, 2004).
4.4	Form of placement agent warrant (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on March 1, 2004).
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1	Lease Agreement, dated as of February 2, 1999, by and between 160 Raritan Center Parkway, L.L.C. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on August 11, 2004).
10.2	Xbox Publisher License Agreement, dated January 31, 2001, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.3	Amendment to the Xbox Publisher Licensing Agreement, dated April 4, 2002, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to a current report on Form 8-K filed on September 3, 2004).
10.4	Amendment to the Xbox Publisher Licensing Agreement (Xbox Live Distribution), dated March 17, 2003, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).

Exhibit Number	Description of Exhibit
10.5	Amendment to the Xbox Publisher License Agreement (Tiered Royalty Rate Structure and Xbox Platinum Hits Program), dated January 31, 2003, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to a current report on Form 8-K filed on September 3, 2004).
10.6	PlayStation 2 Licensed Publisher Agreement, dated April 1, 2000, by and between Sony Computer Entertainment America, Inc. and Majesco Sales Inc. (incorporated by reference to a current report on Form 8-K filed on September 3, 2004).
10.7	License Agreement for Game Boy Advance (Western Hemisphere), dated May 10, 2001, by and between Nintendo of America, Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.8	License Agreement for Gamecube, (Western Hemisphere), dated January 11, 2001, by and between Nintendo of America, Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.9	Software Distribution Agreement, dated April 8, 2002, by and between Konami of America, Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.10	Amendment to Software Distribution Agreement, dated April 25, 2002, by and between Konami of America, Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.11	License Agreement, dated April 30, 2002, by and between Namco Hometek Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.12	First Amendment to License Agreement, dated July 2, 2002, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 15, 2004).
10.13	Second Amendment to License Agreement, dated July 2, 2002, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 15, 2004).
10.14	Third Amendment to License Agreement, dated December 18, 2003, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.15	License Agreement, dated June 30, 2000, by and between Activision Publishing, Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.16	Third Amendment to License Agreement, dated September 22, 2002, by and between Majesco Sales Inc. Activision Publishing, Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.17	Escrow Agreement, dated February 19, 2004, by and among Majesco Holdings Inc., Jesse Sutton, Joseph Sutton, Adam Sutton, Morris Sutton, on behalf of Sarah Sutton and American Stock Transfer and Trust Company.
10.18	Employment Agreement, dated August 24, 2004, by and among Majesco Holdings Inc., Majesco Sales Inc. and Carl Yankowski (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on August 31, 2004).

Exhibit Number	Description of Exhibit
10.19	Factoring Agreement, dated April 24, 1999, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.20	Amendment to Factoring Agreement, dated March 18, 1999, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.21	Amendment to Factoring Agreement, dated September 30, 2004, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.22	Assignment of Monies Due Under Factoring Agreement, dated July 21, 2000, by and among Majesco Sales Inc., Rosenthal & Rosenthal, Inc. and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.23	Master Purchase Order Assignment Agreement, dated July 21, 2000, between Majesco Sales Inc. and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.24	Sixth Amendment to Master Purchase Order Assignment Agreement, dated September 12, 2003, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.25	Seventh Amendment to Master Purchase Order Assignment Agreement, dated October 16, 2003, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.26	Eighth Amendment to Master Purchase Order Assignment Agreement, dated April 14, 2004, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.27	Guaranty and Pledge Agreement, dated July 21, 2000, by and among Jesse Sutton, Joseph Sutton, Morris Sutton, Adam Sutton and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.28	Security Agreement and Financing Statement, dated July 21, 2000, by and among Majesco Sales Inc. and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.29	Employment Agreement, dated October 5, 2004, by and between Majesco Sales Inc., Majesco Holdings Inc. and Patrick Flaherty (incorporated by reference to a Current Report on Form 8-K filed on October 8, 2004).
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
24.1	Powers of Attorney (previously filed).

(b)    FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

ITEM 17.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Edison, New Jersey on October 26, 2004.

MAJESCO HOLDINGS INC.
By: /s/ Carl Yankowski

Carl Yankowski Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl Yankowski	Chief Executive Officer and Chairman (principal executive officer)	October 26, 2004

Carl Yankowski

/s/ Jan E. Chason	Chief Financial Officer (principal financial and accounting officer)	October 26, 2004

Jan E. Chason

/s/ *	President and Director	October 26, 2004

Jesse Sutton

/s/*	Director, Chairman Emeritus	October 26, 2004

Morris Sutton

/s/ *	Executive Vice President – Research and Development and Director	October 26, 2004

Joseph Sutton

/s/ *	Director	October 26, 2004

Louis Lipschitz

/s/ *	Director	October 26, 2004

Marc Weisman

/s/ *	Director	October 26, 2004

James Halpin

/s/ F. Peter Cuneo	Director	October 26, 2004

F. Peter Cuneo

By executing his name hereto, Jan E. Chason is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:   /s/ Jan E. Chason

  Jan E. Chason
  Atttorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of November 10, 2003 by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed on December 22, 2003).
2.2	Amendment to Agreement and Plan of Merger, dated December 5, 2003, by and among ConnectivCorp, CTTV Merger Corp. and Majesco Sales Inc. (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed on December 22, 2003).
3.1	Certificate of Incorporation of Majesco Holdings Inc. (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K filed on April 16, 2002).
3.2	Amendment to Certificate of Incorporation, dated September 11, 2000 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on September 13, 2000).
3.3	Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on April 27, 2004).
3.4	Bylaws of Majesco Holdings Inc., as amended (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q filed on September 14, 2004).
4.1	Certificate of Designations, Preferences and Rights of 7% Cumulative Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on February 20, 2004 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on March 1, 2004).
4.2	Form of investor Subscription Agreement (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on March 1, 2004).
4.3	Form of warrant issued to investors (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed on March 1, 2004).
4.4	Form of placement agent warrant (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed on March 1, 2004).
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1	Lease Agreement, dated as of February 2, 1999, by and between 160 Raritan Center Parkway, L.L.C. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on August 11, 2004).
10.2	Xbox Publisher License Agreement, dated January 31, 2001, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.3	Amendment to the Xbox Publisher Licensing Agreement, dated April 4, 2002, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to a current report on Form 8-K filed on September 3, 2004).
10.4	Amendment to the Xbox Publisher Licensing Agreement (Xbox Live Distribution), dated March 17, 2003, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.5	Amendment to the Xbox Publisher License Agreement (Tiered Royalty Rate Structure and Xbox Platinum Hits Program), dated January 31, 2003, by and between Microsoft Corporation and Majesco Sales Inc. (incorporated by reference to a current report on Form 8-K filed on September 3, 2004).

Exhibit Number	Description of Exhibit
10.6	PlayStation 2 Licensed Publisher Agreement, dated April 1, 2000, by and between Sony Computer Entertainment America, Inc. and Majesco Sales Inc. (incorporated by reference to a current report on Form 8-K filed on September 3, 2004).
10.7	License Agreement for Game Boy Advance (Western Hemisphere), dated May 10, 2001, by and between Nintendo of America, Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.8	License Agreement for Gamecube, (Western Hemisphere), dated January 11, 2001, by and between Nintendo of America, Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.9	Software Distribution Agreement, dated April 8, 2002, by and between Konami of America, Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.10	Amendment to Software Distribution Agreement, dated April 25, 2002, by and between Konami of America, Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.11	License Agreement, dated April 30, 2002, by and between Namco Hometek Inc. and Majesco Sales Inc. (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on October 22, 2004).
10.12	First Amendment to License Agreement, dated July 2, 2002, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 15, 2004).
10.13	Second Amendment to License Agreement, dated July 2, 2002, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 15, 2004).
10.14	Third Amendment to License Agreement, dated December 18, 2003, by and between NAMCO Hometek Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.15	License Agreement, dated June 30, 2000, by and between Activision Publishing, Inc. and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.16	Third Amendment to License Agreement, dated September 22, 2002, by and between Majesco Sales Inc. Activision Publishing, Inc. (incorporated by reference to a Current Report on Form 8-K filed on September 22, 2004).
10.17	Escrow Agreement, dated February 19, 2004, by and among Majesco Holdings Inc., Jesse Sutton, Joseph Sutton, Adam Sutton, Morris Sutton, on behalf of Sarah Sutton and American Stock Transfer and Trust Company.
10.18	Employment Agreement, dated August 24, 2004, by and among Majesco Holdings Inc., Majesco Sales Inc. and Carl Yankowski (incorporated by reference to an Amendment to our Current Report on Form 8-K filed on August 31, 2004).
10.19	Factoring Agreement, dated April 24, 1999, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).

Exhibit Number	Description of Exhibit
10.20	Amendment to Factoring Agreement, dated March 18, 1999, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.21	Amendment to Factoring Agreement, dated September 30, 2004, between Majesco Sales Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.22	Assignment of Monies Due Under Factoring Agreement, dated July 21, 2000, by and among Majesco Sales Inc., Rosenthal & Rosenthal, Inc. and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.23	Master Purchase Order Assignment Agreement, dated July 21, 2000, between Majesco Sales Inc. and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.24	Sixth Amendment to Master Purchase Order Assignment Agreement, dated September 12, 2003, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.25	Seventh Amendment to Master Purchase Order Assignment Agreement, dated October 16, 2003, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.26	Eighth Amendment to Master Purchase Order Assignment Agreement, dated April 14, 2004, by and between Transcap Trade Finance and Majesco Sales Inc. (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.27	Guaranty and Pledge Agreement, dated July 21, 2000, by and among Jesse Sutton, Joseph Sutton, Morris Sutton, Adam Sutton and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.28	Security Agreement and Financing Statement, dated July 21, 2000, by and among Majesco Sales Inc. and Transcap Trade Finance (incorporated by reference to a Current Report on Form 8-K filed on October 22, 2004).
10.29	Employment Agreement, dated October 5, 2004, by and between Majesco Sales Inc., Majesco Holdings Inc. and Patrick Flaherty (incorporated by reference to a Current Report on Form 8-K filed on October 8, 2004).
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).
24.1	Powers of Attorney (previously filed).